    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 9, 1998
                                                     Registration No. 333-38623
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------


                         Post-Effective Amendment No. 1
                                       to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------


                               MAXXIS GROUP, INC.
             (Exact Name of Registrant as Specified in its Charter)

           Georgia                                4813                            58-2278241
(State or Other Jurisdiction of        (Primary Standard Industrial            (I.R.S. Employer
 Incorporation or Organization)         Classification Code Number)         Identification Number)
                                       ----------------------------


                         1901 Montreal Road, Suite 108
                             Tucker, Georgia 30084
                                 (770) 696-6343
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                          ----------------------------

                                Thomas O. Cordy
                     Chief Executive Officer and President
                               Maxxis Group, Inc.
                         1901 Montreal Road, Suite 108
                             Tucker, Georgia 30084
                                 (770) 696-6343
                              (770) 552-8471 (Fax)
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                          ----------------------------


                        Copies of all correspondence to:

                              Glenn W. Sturm, Esq.
                             James Walker IV, Esq.
                   Nelson Mullins Riley & Scarborough, L.L.P.
                           999 Peachtree Street, N.E.
                             Atlanta, Georgia 30309
                                 (404) 817-6000
                              (404) 817-6050 (Fax)
                          ----------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
                                                            -------------------

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
                           ------------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|
                          ----------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission or any state securities commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy securities, in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED DECEMBER 9, 1998


PROSPECTUS

                                 450,000 SHARES


                                 [MAXXIS LOGO]


                                  COMMON STOCK



         Maxxis Group, Inc. is offering 450,000 shares of Common Stock at a price of $5.50 per share. There is currently no public market for the Common Stock, and it is unlikely that any trading market will develop in the future. Maxxis has arbitrarily established the offering price of the Common Stock. The offering price does not necessarily bear any relationship to our asset value, net worth or any other established criteria of value.


                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         We will offer the shares primarily to persons who are regional and executive directors in our marketing system. For persons who are regional or executive directors, the minimum purchase amount is 20 shares, and the maximum is 200 shares. We reserve the right not to sell shares to any particular regional or executive director, to waive the maximum subscription amount or to allocate additional shares to regional or executive directors. We may also offer shares to our strategic partners. There are no minimum or maximum subscription amounts for strategic partners.

         We expect to begin selling the Common Stock on or after January 25, 1999. The offering is scheduled to end on June 30, 1999, but we may extend the offering until December 31, 2000. We reserve the right to terminate the offering at any time. We have not established an escrow account. Purchasers will pay all subscription funds to us directly. Upon acceptance of a subscription, we will be able to use the proceeds immediately.




                                                                              PER SHARE             TOTAL
                                                                              ---------             -----


         Public Offering Price..............................................    $  5.50         $   2,475,000

         Sales Agency Commissions...........................................    $    --                    --

         Proceeds to Maxxis.................................................    $  5.50         $   2,475,000



         Maxxis will use its best efforts to sell the Common Stock. In Maryland, Virginia and other states where our directors and executive officers are not permitted to make offers and sales, we intend to engage broker/dealers who will use their best efforts to sell the Common Stock.


                                     , 1999

         In this prospectus, the "Company," "Maxxis," "we," "us" and "our" refer to Maxxis Group, Inc. and its subsidiaries (unless the context otherwise requires). We have applied for federal registration of the "MAXXIS" mark. This prospectus includes other trademarks, trade names and service marks of Maxxis and of other companies.

                          ----------------------------


         We have adjusted the Common Stock share numbers presented in the prospectus to reflect: (a) a 1-for-5 reverse split of the Common Stock on October 8, 1997; (b) a 1-for-11 reverse split of the Common Stock on February 17, 1998; and (c) the conversion of each share of Class A Common Stock and Class B Common Stock into one share of Common Stock on February 17, 1998. Our fiscal year ends on June 30 of each year.

                          ----------------------------


         This prospectus contains certain "forward-looking statements" concerning Maxxis' operations, performance and financial condition, including our future economic performance, plans and objectives and the likelihood of success in developing and expanding our business. We have based these statements upon a number of assumptions and estimates which are subject to significant uncertainties, many of which are beyond our control. The words "may," "would," "could," "should," "will," "expect," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions are meant to identify forward-looking statements. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those set forth in the "Risk Factors" section of this prospectus.

                          ----------------------------


         Our principal executive offices are located at 1901 Montreal Road, Suite 108, Tucker, Georgia 30084, and our telephone number is (770) 696-6343.

                                    SUMMARY

         This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus carefully, and you should consider the information set forth in "Risk Factors" and our Consolidated Financial Statements and Notes, before deciding to invest in our Common Stock.


                                     MAXXIS

         Our independent associates market communications and Internet services and nutritional and health enhancement products through our multi-level network marketing system. We believe that our marketing system allows us to obtain customers for our products and services in a cost effective manner. We believe that our marketing system also enhances customer retention because of the personal relationships between our independent associates and their customers. Maxxis was incorporated in January 1997 and began sponsoring independent associates and marketing telecommunications services in March 1997. We generated aggregate net revenues of $6,991,000 for our fiscal year ended June 30, 1998 and $5,103,000 for the three months ended September 30, 1998.


                           OUR PRODUCTS AND SERVICES

         We have built a customer base without committing capital or management resources to construct our own communications network. In February 1997, we contracted with Colorado River Communications Corp. to allow our independent associates to market long distance services provided by Colorado River Communications. In September 1998, we leased telecommunications switching equipment and ancillary hardware and software in order to create our own communications network. We will not be able to provide long distance services using this equipment until we have complied with various regulatory requirements. We are currently in the process of filing applications and tariffs to obtain the required regulatory approvals to offer long distance service throughout the United States. In 1999 we expect to receive regulatory approvals, and then we plan to market our long distance services to the subscriber base that is being developed under our agreement with Colorado River Communications and to other customers. To the extent available, we also intend to lease or sell excess switch capacity to third parties.

         We began marketing private label dietary supplements to our customers and independent associates in November 1997. Recently, we began marketing additional nutritional and health enhancement products. In September 1998, we began providing Internet access and Web-page development and hosting services. We believe that persons who purchase telecommunications services through our independent associates are also potential customers for our nutritional and health enhancement products and Internet-related services.


                              OUR MARKETING SYSTEM

         Our products and services are marketed exclusively by our network of independent associates. Our multi-level network marketing system and our reliance upon independent associates are intended to reduce marketing costs, customer acquisition costs and customer attrition. We believe that our multi-level network marketing system will continue to build a base of potential customers for additional services and products. We believe that independent associates are generally attracted to our multi-level network marketing system because of the potential for supplemental income and because they are not required to purchase inventory, have no monthly sales quotas or account collection issues, have minimal required paperwork and have a flexible work schedule. We encourage independent associates to market services and products to persons with whom the independent associates have an ongoing relationship, such as family members, friends, business associates and neighbors. We also sponsor meetings at which current independent associates are encouraged to bring in others for an introduction to our marketing system.

                                  OUR STRATEGY

         Our goal is to develop a national distribution system through which large volumes of communications and Internet services, nutritional and health enhancement products and other products and services may be sold. We intend to increase our revenues by expanding our marketing network, increasing the number of customers who purchase our products and services and providing additional products and services for sale through our independent associates. We intend to achieve our goals by:

         - Growing and Developing our Network of Independent Associates by enhancing our sponsoring and training services, continuing to support the marketing efforts of independent associates and introducing new income opportunities for independent associates.

         - Maintaining and Expanding the Number of Customers by offering high quality, competitively-priced products and services through a highly motivated network of independent associates.

         - Offering Additional Communications Services that meet the needs of subscribers, which may include, among other services, paging, conference calling, wireless cable, cellular and local phone service.

         - Improving and Expanding Our Product Lines by continuing to evaluate and offer products that are attractive to our independent associates and customers.

         - Obtaining Competitive Prices on products and services through the purchasing power of our nationwide network.


                                  THE OFFERING



Common Stock offered by Maxxis.....................    450,000 shares

Common Stock to be outstanding                         2,021,187 shares
   after this offering.............................

Offering price per share...........................    $5.50

Use of proceeds....................................    Expand our  communications  business,  develop  additional product lines,  develop  and/or acquire  internal  systems and for working capital and general corporate purposes.

Terms of the offering..............................    The offering is scheduled to end on June 30, 1999,  but we reserve the right to extend the offering until December 31, 2000.

Irrevocability of subscriptions....................    You must deliver to us or a  broker/dealer,  as the case may be, a
                                                       completed   and   executed   subscription   agreement.   A   blank
                                                       subscription  agreement is located at the end of this  prospectus.
                                                       The  executed  subscription   agreement  will  be  your  offer  to
                                                       purchase  shares of Common  Stock on the terms  contained  in this prospectus.  Once you have  submitted  a  subscription  agreement, you will not have the right to revoke or  withdraw  it without our prior written consent.

No minimum offering amount;
   no escrow.......................................    We do not have to sell a minimum  number of shares,  and we cannot guarantee  that any or all of the shares we are  offering  will be sold.  We have not  established  an escrow  account,  and you will pay your subscription  funds to us directly.  Upon acceptance of a subscription,  we will be  able to use the  proceeds  immediately.
                                                       Once  we  accept  a   subscription,   we  will  not   refund   the
                                                       subscription funds under any circumstance,  including in the event that we do not sell all 450,000  shares  prior to the  termination of the offering.

Transfer restrictions..............................    Each share certificate will have legends  restricting the transfer of the  shares.  One legend  will  restrict  the  transfer  to any person  in  any  jurisdiction  where  the  offer  or  sale  is not permitted.  In  addition,  in  the  subscription  agreement,  each purchaser  will  agree  not to  sell  or  otherwise  transfer  the shares, or any securities issued on account of the shares,  during the lock-up period that may be required by the  underwriters in an
                                                       underwritten  public  offering.   We  may  impose  these  transfer
                                                       restrictions  during a  lock-up  period  by  giving  notice to the holders of record of the shares.

Plan of distribution...............................    In certain  states,  some of our officers and  directors  will use their best  efforts to make offers and sales of the Common  Stock.
                                                       In Maryland,  Virginia and other  states where our  directors  and executive  officers are not permitted to make offers and sales, we intend to engage  broker/dealers  who will use their best  efforts to sell the Common Stock.

                      SUMMARY CONSOLIDATED FINANCIAL DATA



                                                                                              THREE MONTHS
                                                                                               ENDED
                                              INCEPTION PERIOD     YEAR ENDED              SEPTEMBER 30,
                                                   ENDED                           ------------------------------
                                              JUNE 30, 1997(1)    JUNE 30, 1998        1997             1998
                                              ----------------    -------------    -------------    -------------
                                                                                            (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues:
   Communications services....................$      2,322,000    $   5,293,000    $   1,465,000    $   3,686,000
   Nutritional products.......................             --           526,000              --           375,000
   Marketing services.........................         369,000        1,172,000          353,000        1,042,000
                                              ----------------    -------------    -------------    -------------
     Total net revenues.......................       2,691,000        6,991,000        1,818,000        5,103,000
                                              ----------------    -------------    -------------    -------------
Cost of services:
   Communications services....................         761,000        1,351,000          438,000          706,000
   Nutritional products.......................             --           294,000              --           202,000
   Marketing services.........................         255,000          431,000          101,000          552,000
                                              ----------------    -------------    -------------    -------------
     Total cost of services...................       1,016,000        2,076,000          539,000        1,460,000
                                              ----------------    -------------    -------------    -------------
Gross margin..................................       1,675,000        4,915,000        1,279,000        3,643,000
                                              ----------------    -------------    -------------    -------------
Operating expenses:
   Selling and marketing......................       1,089,000        2,665,000          716,000        2,005,000
   General and administrative.................         660,000        2,344,000          597,000          778,000
                                              ----------------    -------------    -------------    -------------
     Total operating expenses.................       1,749,000        5,009,000        1,313,000        2,783,000
                                              ----------------    -------------    -------------    -------------
Interest expense..............................             --             2,000              --                --
                                              ----------------    -------------    -------------    -------------
Income (loss) before income taxes.............         (74,000)         (96,000)         (34,000)         860,000
Provision for income taxes....................             --               --               --           280,000
                                              ----------------    -------------    -------------    -------------
Net (loss) income.............................$        (74,000)   $     (96,000)   $     (34,000)   $     580,000
                                              ================    =============    =============    =============
Net (loss) income per share:
   Basic......................................$           (.05)   $        (.06)   $       (0.02)   $        0.37
                                              ================    =============    =============    =============
   Diluted....................................$           (.05)   $        (.06)   $       (0.02)   $        0.36
                                              ================    =============    =============    =============
Weighted average number of shares outstanding:
   Basic......................................       1,571,187        1,571,187        1,571,187        1,571,187
                                              ================    =============    =============    =============
   Diluted....................................       1,571,187        1,571,187        1,571,187        1,607,546
                                              ================    =============    =============    =============




                                                                                                     AS OF
                                                                                              SEPTEMBER 30, 1998
                                                                                              ------------------
                                                                                                  (UNAUDITED)
BALANCE SHEET DATA:
Cash....................................................................................      $          803,000
Working capital(2)......................................................................                (448,000)
Property and equipment, net.............................................................               5,950,000
Total assets............................................................................               8,631,000
Long-term capital lease obligations.....................................................               4,866,000
Total shareholders' equity..............................................................               1,064,000


--------------------

(1) Maxxis was incorporated on January 24, 1997 and began operations in March 1997. The inception period is from January 24, 1997 to June 30, 1997.
(2) Negative working capital is due primarily to a cash payment of $501,000 for the leased telephone switch equipment and $392,000 of current maturities associated with this lease obligation.

                                  RISK FACTORS


         You should carefully consider the following risks before making an investment decision. Our business, financial condition and operating results could be adversely affected by any of the following risks, and you could lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently think are immaterial may also impair our business operations.

         This prospectus contains "forward-looking statements" which involve risks and uncertainties. The forward-looking statements are identified by words such as "expects," "intends," "estimates," "anticipates," "may," "could," "should," "would," "will," "plans," "believes" and similar expressions. Our actual results may differ materially from those discussed in the forward-looking statements because of factors such as the Risk Factors discussed below.

LIMITED OPERATING HISTORY

         Maxxis was incorporated on January 24, 1997 and has a limited operating history. We are subject to the risks and difficulties frequently encountered by early stage companies in rapidly evolving markets. These risks and difficulties include, among others, our:

         -        need to manage our changing operations;

         - need to expand our operations, including our independent associates network;

         -        dependence upon suppliers of services and products;

         -        exposure to competition; and

         -        dependence upon key personnel.

We cannot guarantee that we will successfully address these risks or that our business strategy will be successful.

NO MINIMUM OFFERING AMOUNT; NO ESCROW

         We do not have to sell a minimum number of shares, and we cannot guarantee that any or all of the shares we are offering will be sold. Once Maxxis or a broker/dealer, as the case may be, receives a subscription agreement, the subscriber cannot revoke or withdraw the subscription agreement without our consent. We also reserve the right to reject, in whole or in part and in our sole discretion, any subscription.

         We have not established an escrow account, and you will pay your subscription funds to us directly. Our receipt and/or deposit of any subscription funds shall not constitute acceptance of a subscription. We will only accept a subscription by countersigning the subscription agreement and issuing a share certificate to you. Upon acceptance of a subscription, we will be able to use the proceeds immediately. Once we accept a subscription, we will not refund the subscription funds under any circumstance, including in the event that we do not sell all 450,000 shares prior to the termination of the offering. If we reject all, or accept less than all, of a subscription, we will refund promptly an amount equal to $5.50 multiplied by the number of shares as to which the subscription is not accepted.

BROAD DISCRETION IN USE OF PROCEEDS; UNSPECIFIED ACQUISITIONS

         We intend to use the net proceeds of this offering (after deducting estimated offering expenses of $481,000, but not including any broker/dealer fees and expenses) in the following manner:



                                                                                         PERCENTAGE OF
                                                                             AMOUNT       NET PROCEEDS
                                                                         -------------   -------------

         Expansion of communications business.........................   $     720,000              36%
         Development of additional product lines......................         590,000              30
         Development and/or acquisition of internal systems...........         384,000              19
         Working capital and general corporate purposes...............         300,000              15
                                                                         -------------   -------------
                Total net proceeds....................................   $   1,994,000             100%
                                                                         =============   =============



         Our Board of Directors and management will have significant flexibility in applying the net proceeds from this offering. The failure of our management to apply the proceeds effectively could have a material adverse effect on our business, financial condition and operating results.

         Although we currently have no agreements or understandings to engage in any acquisitions, we may also use a portion of the net proceeds to acquire complementary services or businesses. In addition to using the net proceeds from the offering, future acquisitions might involve additional issuances of our equity securities, which could be dilutive to our shareholders, the incurrence of additional debt and the write-off of costs and the amortization of expenses related to intangible assets. Future acquisitions may have a material adverse effect on our business, financial condition or operating results, and shareholders may not have the opportunity to review or vote on any potential acquisition. See "Use of Proceeds."

POTENTIAL NEED FOR ADDITIONAL CAPITAL

         We anticipate that we will require approximately $2.0 million in capital to fund our ongoing operations through June 30, 1999. We anticipate that the proceeds of this offering, together with cash generated from operations, will be sufficient to meet our capital requirements through June 30, 1999. However, we cannot guarantee that we will receive enough proceeds from the offering to fund any of the proposed uses of proceeds, including raising enough proceeds to fund our operations or to cover the estimated offering expenses. If we do not receive sufficient funds from these sources to fund our operations, we may need to raise additional capital. Sources of additional capital may include venture capital financing, lines of credit and private equity and debt financings. We may also require additional financing in the event we decide to develop additional product lines or to engage in acquisitions. The extent of additional financing required will depend partially on the success of our business. We cannot guarantee that additional financing will be available to us or, if available, that it can be obtained on terms acceptable to us. Our inability to obtain additional capital on favorable terms could have a material adverse effect on our business, financial condition and operating results.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

         We expect our quarterly operating results to fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. These factors include:

         - the extent to which new independent associates are being sponsored and recruited;

         - the timing and market acceptance of new products and services;

         - the loss of key employees and independent sales representatives and the time required to train replacements;

         - delivery interruptions relating to products and services purchased from third-party suppliers; and

         - technical difficulties or telecommunications regulatory issues in transferring long distance customers to our telecommunications network (the "Maxxis Switch").

         We have historically experienced, and expect to continue to experience, significant seasonal fluctuations in the recruitment of our independent associates and the sale of our products and services. Our annual summit occurs in the first quarter of our fiscal year, which has historically caused an increase in the number of independent associates and sales of our products and services. We expect revenues to be lower in the second quarter than in other quarters of a given year because, in the direct selling business, the number of new independent associates added and product and service sales generally decline during the holiday season. Our operating results may vary significantly in the future, partly due to such seasonal fluctuations. We believe that recruitment of our independent associates and sales of our products and services will continue to follow this seasonal cycle. Because of the potential quarterly fluctuations in our revenue and operating results, results for any particular quarter may not be indicative of future quarterly or annual results.

NEGATIVE WORKING CAPITAL

          As of September 30, 1998, we had negative working capital of $448,000 due primarily to a cash payment of $501,000 for the leased telephone switch equipment and $392,000 of current maturities associated with this lease obligation. Our operating expenses have increased as our business has grown, and they will continue to increase significantly if we continue to grow. Although we generated net income of $580,000 for the three months ended September 30, 1998, we cannot guarantee that future operating results will generate positive working capital or will be profitable.

DEPENDENCE ON INDEPENDENT ASSOCIATES

         Our success depends heavily upon our ability to attract, maintain and motivate a large base of independent associates who, in turn, sponsor subscribers, customers and other independent associates. We anticipate a significant turnover among independent associates, which we believe is typical of businesses involved in direct selling. We encourage existing independent associates to sponsor new independent associates and procure new customers for our products and services. Independent associate motivation is influenced by general economic conditions, modifications in commission and training fees, modifications in our marketing plan, the prices and competitive positions of our products and services and a number of other intangible factors. Our ability to attract and retain independent associates could be negatively affected by adverse publicity relating to us, our products and services or our operations, including our multi-level network marketing system or by administrative or technological problems, such as malfunctions in accounting systems or computer information systems. The number of independent associates as a percentage of the population could reach levels that become difficult to exceed due to the finite number of persons inclined to pursue an independent direct selling business opportunity. Because of the number of factors that affect our ability to attract and retain independent associates, we cannot predict changes in the level of independent associate retention or attrition. We cannot guarantee that the number, or productivity of, independent associates will be sufficient to allow us to achieve our objectives.

RELATIONSHIP WITH INDEPENDENT ASSOCIATES

         Our independent associates are independent contractors. We are unable to provide them the same level of direction and oversight as our employees. While we have policies and rules in place governing the conduct of the independent associates and we review periodically the sales practices of the independent associates, it is difficult to enforce such policies and rules. If our independent associates violate our policies and rules, we could be the subject of complaints to or by various federal and state regulatory authorities, including regulators of network marketing, securities or telecommunications. Such complaints could have a material adverse effect on our business, financial condition and operating results.

REGULATION OF NETWORK MARKETING; EFFECT OF STATE SECURITIES LAWS

        Our multi-level network marketing system is subject to extensive government regulation, including, without limitation, federal and state regulations governing the offer and sale of business franchises, business opportunities and securities. Various governmental agencies monitor direct selling activities, and they could require us to supply information regarding our marketing plan at any time. Although we believe that our multi-level network marketing system is in material compliance with the laws and regulations relating to direct selling activities, we cannot guarantee that future legislation and regulations adopted in particular jurisdictions will not adversely affect our business, financial condition and operating results. We have not obtained no-action letters or advance rulings from any federal or state securities regulator or other governmental agency concerning the legality of our operations. Federal and state regulators may find our multi-level network marketing system to be in noncompliance with existing statutes or regulations as a result of, among other things, misconduct by our independent associates, over whom we have limited control, the ambiguous nature of certain of the regulations and the considerable interpretive and enforcement discretion given to regulators. Any assertion or determination that we or our independent associates are not in compliance with existing statutes or regulations could require us to modify our multi-level network marketing system, create negative publicity, affect distributor moral and loyalty and have a material adverse effect on our business, financial condition and operating results.

         The primary goal of the offering is to increase the motivation of regional and executive directors by allowing them to purchase an equity interest in Maxxis. Accordingly, because we want the ability to offer our Common Stock to regional and executive directors in Alabama, California, Colorado, Florida, Georgia, Hawaii, Illinois, Louisiana, Maryland, New York, North Carolina, South Carolina, Texas, Virginia, Washington and Wyoming, we have filed the registration statement of which this prospectus forms a part with the state securities regulators for such states in order to apply for registration or qualification of the offering in such states. Due to the varying nature of state securities regulations and the considerable discretion given to state securities regulators, we anticipate that we will be unable to register or qualify the offering in certain of these states, and we cannot guarantee that we will be able to register or qualify the offering in any of these states. Certain of these states require us to sell our securities exclusively through broker-dealers that are registered in such states. We cannot guarantee that we will be successful in engaging registered broker-dealers to sell our Common Stock in such states upon terms acceptable to us or at all. Our inability to offer and sell the shares to residents of certain states may limit our ability to attract independent associates in such states and may have a material adverse effect on our business, prospects, financial condition and operating results.

         An adverse determination by any one state regulator on a regulatory matter could influence the decisions of regulatory authorities in other jurisdictions.

INTENSE COMPETITION

         We face competition for our products and services and for independent associates. Currently, we compete with:

         - long distance providers, such as AT&T Corp., MCI/WorldCom, Inc., Sprint Corporation, Bell operating companies, local exchange carriers and other telecommunications service providers;

         -        Internet access and service providers;

         - catalog companies, retailers and distributors of dietary supplements and health enhancement products; and

         -        other network marketing companies.

         Each of the communications services, Internet services and dietary supplements markets is extremely competitive and highly fragmented. We expect competition in each of these markets to increase as new companies enter the markets and current competitors expand their product lines and services. Many of these competitors are likely to enjoy substantial competitive advantages, including:

         - longer operating histories, greater name recognition and larger customer bases; and

         - greater financial, personnel, marketing and technical resources.



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



We may not be able to effectively compete with current and future competitors for our products and services. Increased competition may result in price reductions of our products and services and reduced revenues and gross margins, any one of which could have a material adverse effect on our business, financial condition and operating results.

         We also compete for independent associates with other direct selling organizations, some of which have longer operating histories and greater name recognition and financial resources. The largest network marketing companies in our markets are EXCEL Communications, Inc., American Communications Network and Amway Corporation. We compete for independent associates on the basis of our reputation, perceived opportunity for financial success and quality and range of products and services. We also compete for the time, attention and commitment of our independent associates. Given that the number of individuals interested in the business opportunities presented by direct selling is limited in each market, the potential pool of independent associates for our products and services is reduced to the extent other network marketing companies successfully attract these individuals. We cannot guarantee that other network marketing companies will not convince our existing independent associates to join their organizations.

UNCERTAINTY OF SWITCH IMPLEMENTATION

         We recently entered into an agreement to lease a telecommunications switch formerly owned by Cherry Communications, Inc. Our lease requires us to make payments of approximately $118,000 per month. However, we will not be able to use or otherwise derive any revenue from the operation of the Maxxis Switch until we have obtained required regulatory approvals necessary for such operation. Currently, we are in the process of seeking the required regulatory approvals in approximately 38 states. However, we cannot guarantee that we will obtain the necessary regulatory approvals in a timely manner or at all. Until we receive all necessary regulatory approvals, we must bear the expenses associated with the Maxxis Switch without any offsetting revenues, which could have a material adverse effect on our business, financial condition and operating results.

          If we receive the required regulatory approvals, we intend to market services provided through the Maxxis Switch to the subscriber base that is being developed under our agreement with Colorado River Communications Corp. ("CRC"). We will be required to obtain the consent of customers before changing their long distance service. This process could be difficult, time consuming and expensive, and customers may choose not to subscribe to our services. Because we derive a significant portion of our revenues from these customers, problems associated with the transition of these customers from CRC's network to our network could have a material adverse effect on our business, financial condition and operating results.

DEPENDENCE UPON CRC

         We historically have not owned a long distance network. As a result, Maxxis Communications entered into an agreement (the "1-Plus Agreement") with CRC to allow our independent associates to market CRC's telecommunications services. Subscribers that are gathered by our independent associates are long distance customers on CRC's network, and CRC provides subscriber support. Subscribers have the right to change their service at any time. The 1-Plus Agreement, which expires on February 20, 2000, provides that we will have certain rights to the subscriber base developed under the agreement only upon generating certain minimum levels of monthly revenues for CRC. We have reached these minimum levels, and we have the right to market other carriers to the subscriber base in the event we contract with such carriers.

         CRC is responsible for the accurate and prompt billing of these subscribers. The failure of CRC to accurately and promptly bill subscribers could lead to a loss of subscribers and could have a material adverse effect on our business, financial condition and operating results. CRC is currently the only provider of long distance services marketed through our independent associates. We would be required to contract with other carriers if the 1-Plus Agreement were terminated, the usage or number of subscribers originated by our independent associates exceeded the capacity of CRC or CRC failed to provide quality services. In such event, or in the event we otherwise elected to use other carriers, the cost paid by us for such long distance services might exceed that paid under the 1-Plus Agreement. If the 1-Plus Agreement is terminated, there can be no assurance that we could enter into new contracts with other


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



providers on terms favorable to us or at all. Further, the termination of the 1-Plus Agreement or the failure of CRC to provide quality services, quality customer support or accurate and timely billing could have a material adverse effect on our business, financial condition and operating results.

DEPENDENCE UPON OTHER SUPPLIERS

         In November 1997, we began marketing a line of private label nutritional products. All of the nutritional products offered and distributed by us are developed and manufactured by third-party suppliers. Certain of the nutritional products offered by us are proprietary to such suppliers. We do not have any written contracts with or commitments from any of our suppliers or manufacturers to continue to sell nutritional products to us. We believe that our relationships with our suppliers are satisfactory; however, there can be no assurance that any or all of these suppliers will continue to be reliable suppliers to us. Accordingly, there is a risk that any or all of our suppliers or manufacturers, including suppliers which provide proprietary products to us, could discontinue selling their nutritional products to us. In the event any third-party manufacturer becomes unable or unwilling to continue to provide the nutritional products in required volumes, we would be required to identify and obtain acceptable replacement sources, which may not be available to us on a timely basis or at all.

MANAGEMENT WILL MAINTAIN CONTROL

         Following the offering, assuming the sale of the maximum of 450,000 shares, the directors and executive officers and relatives and affiliates of directors and executive officers will beneficially own, in the aggregate, 994,088 shares of Common Stock which collectively represents approximately 49.0% of the total outstanding shares of Common Stock, and investors purchasing in this offering would own 22.3% of the total outstanding shares of Common Stock. Accordingly, our directors and executive officers and relatives and affiliates of directors and executive officers, acting as a group, will have the ability to elect all of our directors and control our management, operations and affairs for the foreseeable future.


ABILITY TO MANAGE GROWTH


         Our goal is to develop a nationwide network of independent associates to offer communications and Internet services, nutritional products and other products and services throughout the United States. Our strategy of growth and expansion will place substantial demands upon current management and may require additional management, operational and financial resources. Our success will depend on various factors, including, among others, federal and state regulation of the telecommunications industry and dietary supplement industry, competition and the deployment of the Maxxis Switch and communications network and the ability to sell our long distance services to the subscriber base that our independent associates developed for CRC. Not all of these factors are within our control. Our ability to manage growth successfully will require us to develop strong operational, management, financial and information systems and controls. We cannot guarantee that we will experience growth or that, if we do, that management will be able to manage growth effectively.


DEPENDENCE ON KEY PERSONNEL


         We believe that our success depends to a significant extent upon the abilities and efforts of our senior management, particularly Ivey J. Stokes, our Chairman of the Board, and Thomas O. Cordy, our Chief Executive Officer and President. We do not maintain key man life insurance on Mr. Stokes, Mr. Cordy or any other person. Many of our executive officers and other key employees have only recently joined us. The loss of the services of any of such individuals could have a material adverse effect on our business, financial condition and operating results. Our success also depends, in part, upon our ability to find, hire and retain additional key management personnel. Our inability to find, hire and retain such personnel could have a material adverse effect upon our business, financial condition and operating results.


SUBSCRIBER ATTRITION


         We believe that a high level of subscriber attrition is a characteristic of the domestic residential long distance industry. Attrition is attributable to a variety of factors, including the termination of subscribers for non-payment and the initiatives of existing and new competitors as they engage in, among other things, national advertising campaigns, telemarketing programs and the issuance of cash or other forms of incentives. Such attrition could have a material adverse effect upon our business, financial condition and operating results.


REGULATION OF LONG DISTANCE TELEPHONE SERVICES


         Various regulatory factors affect our financial performance and our ability to compete. We are not a telecommunications carrier and, therefore, are not directly regulated by federal or state telecommunications authorities. However, through our wholly owned subsidiary, we are currently in the process of filing the applications and tariffs to obtain the necessary regulatory approvals to become a telecommunications carrier. If we are granted such regulatory approvals, our services will be subject to varying degrees of federal, state and local regulation.

         CRC is a telecommunications carrier, and its services are currently subject to federal, state and local regulation. Pursuant to the Communications Act of 1934, as amended (the "Communications Act"), the Federal Communications Commission (the "FCC") generally exercises jurisdiction over the facilities of, and services offered by, telecommunications common carriers that provide interstate or international communications services. State regulatory authorities retain jurisdiction over the same facilities and services to the extent that they are used to provide intrastate communications services. Various international authorities may also seek to regulate the provision of certain services.

         Federal Regulation. The FCC does not require long distance telecommunications carriers to obtain prior authorization to provide domestic interstate services, including operator services, although such carriers currently must file tariffs at the FCC setting forth the rates, terms and conditions for such services. FCC regulations require telecommunications carriers to apply for and to obtain certification from the FCC prior to offering international services, and to file international tariffs with the FCC. We believe that CRC has made all filings with the FCC that are necessary for CRC to provide domestic interstate and international long distance services. Our subsidiary intends to file the necessary applications and tariffs with the FCC in order to provide domestic interstate, operator and international services prior to offering such services to customers.

         CRC and our subsidiary, once our subsidiary is authorized by the FCC, must comply with the requirements applicable to common carriers under the Communications Act, which include a duty to offer services upon request at reasonable rates and on nondiscriminatory terms and conditions. Long distance telecommunications carriers also are subject to a variety of miscellaneous regulations that, for example, govern the documentation and verifications necessary to change a consumer's long distance carrier, require the filing of periodic reports and the payment of regulatory fees. Currently, FCC regulations also require long distance telecommunications carriers to permit resale of their transmission services, and local exchange carriers to provide all long distance carriers with equal access to local exchange facilities for purposes of origination and termination of long distance calls. If either or both of these requirements were eliminated, CRC and, therefore, us could be adversely affected.

         The FCC generally has the authority to condition, modify, cancel, terminate or revoke a carrier's authority to operate for failure to comply with federal laws or FCC orders, rules, regulations or policies. Fines or other penalties also may be imposed by such violations. The FCC has jurisdiction to act upon complaints against any telecommunications carrier for failure to comply with its statutory obligations. We cannot guarantee that the FCC or third parties will not raise issues with regarding CRC's or our compliance with applicable laws and regulations, which could have a material adverse effect on our business, financial condition and operating results.

         The enactment of the Telecommunications Act of 1996 (the "Telecommunications Act") served to increase competition in the long distance market. The Telecommunications Act, among other things, allowed the Bell operating companies to provide long distance service outside of their local service territories, but barred them from immediately offering in-region, interLATA long distance services until they had satisfied certain conditions. A Bell operating company must apply to the FCC to provide in-region, interLATA long distance services and must satisfy a set of pro-competitive criteria intended to ensure that Bell operating companies open their own local markets to competition before the FCC will approve such application. We are unable to determine how the FCC will rule on any such applications. As a result of the Telecommunications Act, CRC and our subsidiary, once our subsidiary is authorized to provide long distance services, may experience increased competition from others, including the Bell operating companies. In addition, both CRC and our subsidiary may be subject to additional regulatory requirements and fees, including, without limitation, universal service assessments, additional access charge assessments, and payphone compensation surcharges resulting from the implementation of the Telecommunications Act.

         State Regulation. CRC is, and if it is authorized to provide intrastate long distance services, our subsidiary would be, subject to varying levels of regulation in states in which each company provides long distance services. The vast majority of states require long distance carriers to apply for certificates to provide telecommunications services, or at least to register or to be found exempt from regulation, before they may commence providing intrastate long distance services. This authorization process generally requires the carrier to demonstrate that it has sufficient financial, technical and managerial capabilities and that granting the authorization will serve the public interest. Also, a majority of states require long distance carriers to file and to maintain detailed tariffs listing rates for intrastate services. Many states also impose various reporting and fee requirements, including, without limitation, state universal service requirements. State regulatory agencies also generally require prior notice or approval for (i) transfers of control of certificated carriers, (ii) sales or transfers of carrier assets, including customer bases, (iii) carrier stock offerings and
(iv) a carrier's incurrence of significant debt obligations. Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state telecommunications regulatory agencies for failure to comply with state laws and rules, regulations and regulatory policies. Fines and other penalties may be imposed for such violations.

         We believe that CRC has made the necessary filings with the various state telecommunications regulatory agencies to provide intrastate long distance services in the states where CRC currently conducts its operations. Our subsidiary intends to file the necessary applications and tariffs with the states in order to provide intrastate long distance services prior to offering such services to its customers. We cannot guarantee that our subsidiary will obtain all necessary authorizations, that CRC will maintain its necessary authorizations or that CRC will not provide services in a state where it is not properly certificate or terrified. The occurrence of any or all of the foregoing could have a material adverse effect on our business, financial condition or operating results.


REGULATION AFFECTING NUTRITIONAL PRODUCTS


         The formulation, manufacturing, packaging, labeling, advertising, distribution and sale of our nutritional products are subject to regulation by a number of governmental agencies, the most active of which is the Food and Drug Administration (the "FDA"), which regulates our products under the Federal Food, Drug, and Cosmetic Act (the "FDCA") and regulations promulgated thereunder. Our products are also subject to regulation by the Federal Trade Commission (the "FTC"), the Consumer Product Safety Commission (the "CPSC"), the United States Department of Agriculture (the "USDA") and the Environmental Protection Agency (the "EPA"). The FDCA has been amended several times with respect to dietary supplements, most recently by the Nutrition Labeling and Education Act of 1990 (the "NLEA") and the Dietary Supplement Health and Education Act of 1994 (the "DSHEA"). Our nutritional products are generally classified and regulated as dietary supplements under the FDCA, as amended, and therefore are not subject to pre-market approval by the FDA. However, these products are subject to extensive labeling regulation by the FDA and can be removed from the market if shown to be unsafe. Moreover, if the FDA determines on the basis of our labeling or advertising claims, that the "intended use" of any of our nutritional products is for the diagnosis, cure, mitigation, treatment or prevention of disease, the FDA can regulate those products as drugs and require pre-market clearance for safety and effectiveness. In addition, if the FDA determines that we have made claims regarding the effect of dietary supplements on the "structure or function" of the body, such claims could result in the regulation of such products as drugs.

         The FTC and certain states regulate advertising, product claims and other consumer matters, including advertising of our products. In the past several years, the FTC has instituted enforcement actions against several dietary supplement companies for false and misleading advertising of certain products. In addition, the FTC has increased its scrutiny of the use of testimonials. We cannot guarantee that the FTC will not question our advertising or other operations. Moreover, we cannot guarantee that a state will not interpret product claims presumptively valid under federal law as illegal under that state's regulations. Furthermore, our independent associates and customers may file actions on their own behalf, as a class or otherwise, and may file complaints with the FTC or state or local consumer affairs offices. These agencies may take action on their own initiative or on a referral from independent associates, customers or others, including actions resulting in entries of consent decrees and the refund of amounts paid by the complaining independent associate or customer, refunds to an entire class of independent associates or customers, or other damages, as well as changes in our method of doing business. A complaint because of a practice of one independent associate, whether or not that practice was authorized by us, could result in an order affecting some or all independent associates in a particular state. In addition, an order in one state could influence courts or government agencies in other states. Proceedings resulting from these complaints may result in significant defense costs, settlement payments or judgments and could have a material adverse effect on our business, financial condition and operating results.


OFFERING ADDITIONAL PRODUCTS AND SERVICES


         Our strategy includes offering additional products and services in the future, which may include, among others, paging, wireless cable, conference calling, cellular phone service and local phone service, additional nutritional products and other consumer products. When we enter new markets, we face risks associated with intense competition from companies already operating in those markets, including ones with greater financial resources and experience, increased selling and marketing expenses and regulatory issues. We may not be successful in developing and marketing new products and services that respond to the needs of a particular market. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of new products or services. Also, new products and services may not meet the requirements of the marketplace and may never achieve market acceptance. Any of these failures could have a material adverse effect on our business, financial condition or operating results.


EFFECT OF UNFAVORABLE PUBLICITY


         Reports by national media affect the consumption of dietary supplement products. Future scientific research or publicity may be unfavorable to the dietary supplement market or a particular product, or be inconsistent with earlier favorable research or publicity. Because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from the consumption of our nutritional products, or any similar products distributed by other companies, could have a material adverse effect on our business, financial condition or operating results. The adverse publicity could arise even if the adverse effects associated with such products result from failure to consume such nutritional products as directed. In addition, we may not be able to counter the effects of negative publicity concerning the efficacy of our nutritional products.


ABSENCE OF CLINICAL STUDIES


         Although many of the ingredients in our nutritional products are vitamins, minerals, herbs and other substances for which there is a long history of human consumption, some of our nutritional products contain ingredients as to which there is little history of human consumption. We have not tested, and have not engaged any independent third party to test, any of our nutritional products. Accordingly, we cannot guarantee that our nutritional products, even when used as directed, will have the effects intended. Although we believe that our nutritional products are safe when consumed as directed, we have not sponsored clinical studies on the long-term effect of human consumption.

YEAR 2000 COMPLIANCE

         Our business and customer relationships rely on computer software programs, internal operating systems and telephone and other network communications connections. If any of these programs, systems or network communications are not programmed to recognize and properly process dates after December 31, 1999 (the "Year 2000" issue), we could experience significant system failures or errors, which could have a material adverse effect on our business, financial condition or operating results.

         We have begun to review our computerized information and non-information systems to identify internal accounting programs and operating systems (collectively, "Systems") that might malfunction due to a misidentification of the Year 2000. Although we are only in the early stages of our review, we believe that our Systems are adequately programmed to address the Year 2000 issue or can be modified or replaced to address the Year 2000 issue without material costs or delays. However, we cannot guarantee that our Systems are Year 2000 compliant. In addition, we cannot predict whether we will identify significant problems with our Systems. Therefore, we have not yet determined the extent of contingency planning that may be required. We may not be able to develop, implement or test remediation or contingency plans for such Year 2000 problems or may find that the costs of these plans exceed current expectations. If we fail to satisfactorily resolve Year 2000 issues related to our services in a timely manner, we could be exposed to liability from third parties.

         Furthermore, we have only made limited inquiries of third party providers of products and systems used in our business and at our offices or on the systems used by our independent associates or other third parties. We have contacted the provider of our commissions accounting software and have received written assurances that the provider's software is capable of addressing the Year 2000 issue. There can be no assurance, however, that any or all of the products and services that we rely on are Year 2000 compliant. We believe that if our providers, independent associates or other third parties do not successfully address Year 2000 issues in their operations, our operations may be interrupted, hindered or delayed which could cause a material adverse effect on our business, financial condition and operating results. We further believe that our independent associates and other third parties may be in the preliminary stages of analyzing their software and systems to address the Year 2000 issue. Therefore, we do not believe it is possible to accurately analyze or predict possible "worst-case" scenarios related to the Year 2000 issue and the potential impact on our business if any of these parties fail to adequately address the Year 2000 issue. We have not developed a contingency plan for Year 2000 problems experienced by our independent associates or other third parties. Thus, we believe it is impossible to estimate the potential expenses involved with a large scale failure of our independent associates or other third parties to resolve their Year 2000 issues. We may suffer business interruptions, either because of our own Year 2000 problems or those of our independent associates and other third parties whose Year 2000 problems may make it difficult or impossible for them to fulfill their commitments to us.


POSSIBLE CLAIMS RELATING TO OWNERSHIP OF PROPRIETARY RIGHTS


         We have applied for a federal registration for the mark "MAXXIS." In addition, we rely upon common law rights to protect other marks used by us and other rights that we consider to be our intellectual property. We cannot guarantee that our measures to protect our intellectual property will prevent or deter the use or misappropriation of our intellectual property by other parties. Our inability to protect our intellectual property from use or misappropriation from others could have a material adverse effect upon our business, financial condition and operating results. From time to time, companies may assert other trademark, service mark or intellectual property rights in marks (including the mark "MAXXIS") or other intellectual property used by us. We could incur substantial costs to defend any legal action taken against us. Our use of our trademarks, service marks or other rights could be found to infringe upon intellectual property rights of other parties. We could be enjoined from further infringement and required to pay damages. In the event a third party were to sustain a valid claim against us, and in the event any required license were not available on commercially reasonable terms, our business, financial condition and operating results could be materially adversely affected. Litigation, which could result in substantial cost to and diversion of our resources, may also be necessary to enforce our intellectual property rights or to defend us against claimed infringement of the rights of others.


TRANSACTIONS WITH RELATED PARTIES


         We have entered into agreements and arrangements with certain of our officers, directors and principal shareholders. Certain of these transactions may have been made on terms more favorable to such officers, directors and principal shareholders than could have been obtained from an unaffiliated third party. We have adopted a policy requiring that all material transactions between Maxxis and our officers, directors or other affiliates must be approved by a majority of the disinterested members of the Board of Directors and be on terms no less favorable to us than could be obtained from unaffiliated third parties.


ARBITRARY DETERMINATION OF OFFERING PRICE


         We arbitrarily determined the offering price of the Common Stock, and the offering price does not necessarily bear any relationship to our asset value, net worth or other established criteria of value. Each prospective investor should make an independent evaluation of the fairness of such price. We cannot guarantee that any of the shares will be able to be resold for the offering price or for any other amount.

ABSENCE OF TRADING MARKET

         There is currently no market for the shares, and it is unlikely that any trading market will develop for the shares in the future. We have no present plans for the shares to be traded on any stock exchange or in the over-the-counter market. The shares will be subject to certain restrictions which will be referenced on legends set forth on the certificates representing the shares. These restrictions will limit the ability of holders to dispose of the shares in the over-the-counter market. As a result, investors who may need or wish to dispose of all or part of their shares may be unable to do so. In addition, sales of substantial amounts of the shares after the offering could adversely affect prevailing market prices, if any.

ANTI-TAKEOVER PROVISIONS

         Incumbent management and our Board of Directors could use certain provisions of our Articles of Incorporation and Bylaws and Georgia law to make it more difficult for a third party to acquire control of us, even if the change in control might be beneficial to our shareholders. This could discourage potential takeover attempts and could adversely affect the market value of our Common Stock.


DILUTION TO NEW INVESTORS


         Investors purchasing shares of Common Stock in the offering will experience immediate and substantial dilution of $3.99 per share in net tangible book value, or 73% of the initial public offering price of $5.50 per share. In addition, assuming the sale of 450,000 shares, the Board of Directors has the authority to issue up to approximately 17,980,000 additional shares of Common Stock, and such amount may be increased and new securities may be authorized in the future upon the determination of the Board of Directors with the consent of the shareholders.

         The Board of Directors has adopted a stock option plan which permits Maxxis to grant options to purchase up to 300,000 shares of Common Stock to our officers, directors, key employees, advisors and consultants. Exercise of these options could have a dilutive effect on the shareholders' interest in our earnings and on net tangible book value per share.


APPLICATION OF THE PENNY STOCK RULES


         Our Common Stock may be considered "penny stock." The Securities and Exchange Commission (the "Commission") has adopted rules that regulate broker/dealer practices in connection with transactions in "penny stocks." The Commission defines a "broker" as any person engaged in the business of effecting transactions in securities for the account of others, but does not include a bank, and a "dealer" as any person engaged in the business of buying and selling securities for his own account, through a broker or otherwise, but does not include a bank, or any person insofar as he buys or sells securities for his own account, either individually or in some fiduciary capacity, but not as part of a regular business. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market's National Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. If our Common Stock is considered penny stock, these disclosure requirements imposed on broker-dealers may discourage them from effecting transactions in our Common Stock, thereby severely limiting the market liquidity of our Common Stock and the ability of purchasers in the offering to sell our Common Stock in the secondary market.

                                  THE OFFERING

GENERAL


         Maxxis is offering for sale 450,000 shares of our Common Stock at a price of $5.50 per share. We will offer the shares primarily to persons who are regional and executive directors in our marketing system. For persons who are regional or executive directors, the minimum purchase amount is 20 shares, and the maximum is 200 shares. However, the aggregate number of shares sold in this offering shall not exceed 450,000. We reserve the right not to sell shares to any particular regional or executive director, to waive the maximum subscription amount or to allocate additional shares to regional or executive directors without notifying any purchaser or prospective purchaser. We may also offer shares to our strategic partners. There are no minimum or maximum subscription amounts for strategic partners.

         Subscriptions to purchase shares may be delivered to Maxxis or a broker/dealer, as the case may be, until 12:00 p.m., E.S.T., on June 30, 1999, unless we earlier terminate or extend the offering. Maxxis reserves the right to terminate the offering at any time or to extend the expiration date for additional periods not to extend beyond December 31, 2000. The date the offering terminates is referred to as the "Expiration Date." We do not have to give any notice of an extension of the offering period prior to the extension. An extension will not alter the binding nature of subscriptions we have already received. Maxxis intends to provide quarterly communications to all purchasers which will include information concerning any extensions of the offering. Extension of the Expiration Date might cause an increase in our organizational and pre-opening expenses and in the expenses incurred in connection with the offering.

         You must deliver to Maxxis or a broker/dealer, as the case may be, a completed and executed subscription agreement. A blank subscription agreement is located at the end of this prospectus. The executed subscription agreement will be your offer to purchase shares of Common Stock on the terms in this prospectus. You must warrant in the subscription agreement that you have received a copy of this prospectus, as amended or supplemented. Once Maxxis or a broker/dealer, as the case may be, receives your subscription agreement, you may not revoke or withdraw your subscription agreement except with our consent. We reserve the right to reject, in whole or in part and in our sole discretion, any subscription for any reason or no reason whatsoever. Our acceptance of any particular subscription agreement shall in no case require us to accept any other subscription agreement. We may, in our sole discretion, allocate shares among prospective purchasers in the event of an oversubscription for the shares. In determining which subscriptions to accept, in whole or in part, we may take into account any factors we consider relevant, including, without limitation, the order in which subscriptions are received and a prospective purchaser's perceived potential to do business with or to direct customers or independent associates to us. We will issue certificates representing shares duly subscribed and paid for promptly after we accept a subscription.


NO ESCROW


         We do not have to sell a minimum number of shares, and we cannot guarantee that any or all of the shares we are offering will be sold. We have not established an escrow account, and you will pay your subscription funds to us directly. Our receipt and/or deposit of any subscription funds shall not constitute acceptance of a subscription. We will only accept a subscription by countersigning the subscription agreement and issuing a share certificate to you. Upon acceptance of a subscription, we will be able to use the proceeds immediately. Once we accept a subscription, we will not refund the subscription funds under any circumstance, including in the event that we do not sell all 450,000 shares prior to the termination of the offering. If we reject all, or accept less than all, of a subscription, we will refund promptly an amount equal to $5.50 multiplied by the number of shares as to which the subscription is not accepted.


TRANSFER RESTRICTIONS


         Maxxis has filed or intends to file this Registration Statement of which this prospectus forms a part with the state securities commissions of 16 states in order to apply for registration or qualification of the offering in such states. Due to the varying nature of state securities regulations and the considerable discretion given to state securities regulators, we anticipate that we will be unable to register or qualify the offering in some of these states. See "Risk

Factors -- Regulation of Network Marketing; Effect of State
Securities Laws." Each certificate evidencing the shares will bear a legend restricting the transfer of the shares to individuals in any jurisdiction where the offer or sale of the shares would be unlawful prior to registration or qualification of such offer or sale under the laws of any such jurisdiction.

         Pursuant to the subscription agreement, each purchaser: (i) agrees during the Lock-up Period (as defined below) not to (x) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the shares or
(y) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares (regardless of whether any of the transactions described in clause (x) or (y) is to be settled by the delivery of shares, or such other securities, in cash or otherwise); (ii) authorizes Maxxis to cause the transfer agent during the Lock-up Period to decline to transfer any shares and/or to note stop transfer restrictions on the transfer books and records of Maxxis with respect to any shares; (iii) agrees that any attempted or purported transfer not made in accordance with the terms of the subscription agreement shall be void and of no force and effect, and Maxxis shall have no obligation whatsoever to recognize any such attempted or purported transfer; and (iv) agrees that a legend in substantially the following form will be placed on certificates representing the shares:


       "THE SHARES REPRESENTED BY THIS CERTIFICATE (THE "SHARES") ARE SUBJECT TO CONDITIONS THAT MAY LIMIT THEIR TRANSFERABILITY. SUCH CONDITIONS ARE SET FORTH IN A SUBSCRIPTION AGREEMENT (THE "SUBSCRIPTION AGREEMENT") BY AND BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES. ANY TRANSFEREE OF THESE SHARES TAKES SUCH SHARES SUBJECT TO THE CONDITIONS SET FORTH IN THE SUBSCRIPTION AGREEMENT. ANY ATTEMPTED OR PURPORTED TRANSFER OF THESE SHARES THAT IS NOT MADE IN ACCORDANCE WITH THE TERMS OF THE SUBSCRIPTION AGREEMENT SHALL BE VOID AND OF NO FORCE OR EFFECT, AND THE ISSUER SHALL HAVE NO OBLIGATION WHATSOEVER TO RECOGNIZE ANY SUCH ATTEMPTED OR PURPORTED TRANSFER.

       IN SUMMARY, THESE CONDITIONS PROVIDE THAT THESE SHARES MAY NOT BE SOLD OR TRANSFERRED IN ANY JURISDICTION WHERE THE OFFER OR SALE OF SUCH SHARES WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION OF SUCH OFFER AND SALE UNDER THE LAWS OF SUCH JURISDICTION UNLESS: (I) SUCH REGISTRATION OR QUALIFICATION IS THEN EFFECTIVE IN SUCH JURISDICTION AND SETS FORTH SUCH INFORMATION AS IS IN THE COMPANY'S SOLE JUDGMENT THEN REQUIRED TO BE DISCLOSED PURSUANT TO THE LAWS AND REGULATIONS OF SUCH JURISDICTION; OR (II) REGISTRATION AND QUALIFICATION ARE NOT REQUIRED IN SUCH JURISDICTION AND, IN SUCH CASE, THE PROSPECTIVE TRANSFEROR, AS A CONDITION TO EFFECTING THE TRANSFER OF THE SHARES, PROVIDES TO THE COMPANY AT SUCH TRANSFEROR'S EXPENSE A LEGAL OPINION, WHICH MUST BE SATISFACTORY TO THE COMPANY AND THE COMPANY'S LEGAL COUNSEL IN THEIR SOLE DISCRETION, STATING THAT THE OFFER AND SALE OF SUCH SHARES IN SUCH JURISDICTION MAY BE ACCOMPLISHED WITHOUT REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH JURISDICTION.

       IN ADDITION, THE ISSUER MAY ELECT TO IMPOSE A PROHIBITION ON THE SALE OR TRANSFER OF THESE SHARES IN THE EVENT THE ISSUER DETERMINES TO FILE A REGISTRATION STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION THAT SEEKS TO REGISTER SECURITIES OF THE ISSUER IN AN INITIAL PUBLIC OFFERING THAT IS FIRMLY UNDERWRITTEN. SUCH RESTRICTION MAY REMAIN IN EFFECT FOR A PERIOD ENDING 180 DAYS FOLLOWING THE EFFECTIVENESS OF SUCH REGISTRATION STATEMENT. THE ISSUER MAY IMPOSE THESE CONDITIONS BY GIVING WRITTEN NOTICE TO THE HOLDER OF RECORD OF THESE SHARES. THE FOREGOING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE SUBSCRIPTION AGREEMENT, A COPY OF WHICH WILL BE PROVIDED FREE OF CHARGE BY THE ISSUER TO ANY HOLDER, PROSPECTIVE PURCHASER OR TRANSFEREE OF THESE SHARES UPON THEIR REQUEST."


         The transfer restrictions may be imposed and terminated by Maxxis by giving notice of the imposition or termination of such restriction (the "Lock-up Notice") to holders of record of the shares by first class mail, postage prepaid (or, at Maxxis' option, certified mail, return receipt requested), at the address of the holders of record of the shares on a date chosen by Maxxis that is at least one but no more than 15 days prior to such mailing. The restrictions and the termination of such restrictions shall be effective upon receipt of such notice, which date of receipt shall be deemed to be three days following such mailing. The Lock-up Notice may be given by Maxxis such that it is received during the period beginning 15 days prior to the filing by Maxxis of a registration statement with the Commission whereby Maxxis first seeks to register our securities for sale to the public in a firmly underwritten public offering (the "IPO Registration Statement"), and ending upon the date that the IPO Registration Statement is declared effective by the Commission (the "Effective Date").

         The transfer restrictions shall be effective on the date of receipt of the Lock-up Notice and shall remain in force and effect until 180 days following the Effective Date (such period being referred to as the "Lock-up Period") at which time such Lock-up Period shall automatically terminate; provided, however, that Maxxis, in its sole discretion, may elect to terminate the Lock-up Period from time to time prior to the expiration of such 180-day period with respect to an identical specified percentage of each holder's shares by giving notice of such earlier termination. The Lock-up Period shall terminate if Maxxis files an IPO Registration Statement but such registration statement is subsequently withdrawn or is not declared effective within 120 days of filing with the Commission, or if Maxxis transmits a Lock-up Notice prior to the filing of an IPO Registration Statement but the IPO Registration Statement is not filed within 15 days of receipt of such notice; provided, however, that in any such event the restrictions set forth in the subscription agreement shall survive and shall be applicable to each subsequent filing of an IPO Registration Statement by Maxxis until an IPO Registration Statement is first declared effective by the Commission.


PLAN OF DISTRIBUTION


         In certain states, offers and sales of the Common Stock will be made on behalf of Maxxis by certain of our executive officers and directors. These executive officers and directors will receive no commissions or other remuneration in connection with such activities, but they will be reimbursed for reasonable expenses incurred in connection with the offering.

         In the states of Maryland and Virginia and other states where our directors and executive officers are not permitted to effect offers and sales, we intend to offer shares of Common Stock through broker/dealers who are licensed to effect sales. We do not currently have an agreement with a registered broker-dealer in any state, and we cannot guarantee that we will be able to engage a broker-dealer in any such state on terms acceptable to us or at all. We will amend the registration statement to set forth the terms of any agreement with any broker-dealer.


HOW TO SUBSCRIBE


         If you want to purchase shares of Common Stock, you should:

         1. Complete, date and execute the subscription agreement which is located at the end of this prospectus;

         2. Make a check, bank draft or money order payable to Maxxis Group, Inc., in the amount of $5.50 multiplied by the number of shares subscribed for; and

         3. Deliver the completed subscription agreement and check to Maxxis at the following address:

                             Mr. Thomas O. Cordy
                             Maxxis Group, Inc.
                             1901 Montreal Road, Suite 108
                             Tucker, Georgia 30084

         If you have any questions about the offering or how to subscribe, please call Mr. Cordy at (770) 696-6343. Subscribers should retain a copy of the completed subscription agreement for their records. The subscription price is due and payable when the subscription agreement is delivered.

                                USE OF PROCEEDS


         The following table sets forth our anticipated uses of proceeds and the estimated net proceeds (after deducting estimated offering expenses, but not including any broker/dealer fees and expenses) based on the sale of 450,000 shares in this offering:



                                                                                        PERCENTAGE OF
                                                                              AMOUNT      NET PROCEEDS
                                                                            -----------  -------------

         Expansion of communications business(1).........................   $   720,000             36%
         Development of additional product lines(2)......................       590,000             30
         Development and/or acquisition of internal systems..............       384,000             19
         Working capital and general corporate purposes(3)...............       300,000             15
                                                                            -----------  -------------

                Total net proceeds(4)....................................   $ 1,994,000            100%
                                                                            ===========  =============


--------------------

(1) Maxxis is currently in the process of filing tariffs and applying for the required regulatory approvals to offer long distance service throughout the United States on the Maxxis Switch. Following our anticipated receipt of regulatory approvals, we intend to migrate our long distance customers from CRC's network to our own. In connection with this migration, we will have to incur significant expenditures for office equipment, recruiting and training qualified technical and customer service personnel and regulatory compliance matters.
(2) Maxxis intends to develop additional product and services to be marketed through our independent associates.
(3) Such purposes may include general and administrative expenses, capital expenditures, payment of accounts payable and accrued expenses, marketing expenses, payment of organizational expenses and satisfaction of certain corporate obligations.
(4)      Proceeds are net of an estimated $481,000 in offering expenses.

         Our Board of Directors and management will have significant flexibility in applying the net proceeds from this offering. The failure of our management to apply the proceeds effectively could have a material adverse effect on our business, financial condition and operating results.

         Although we currently have no agreements or understandings to engage in any acquisitions, we may also use a portion of the net proceeds to acquire complementary services or businesses. In addition to using the net proceeds from the offering, future acquisitions might involve additional issuances of our equity securities, which could be dilutive to our shareholders, the incurrence of additional debt and the write-off of costs and the amortization of expenses related to intangible assets. Future acquisitions may have a material adverse effect on our business, financial condition or operating results, and shareholders may not have the opportunity to review or vote on any potential acquisition.

         We anticipate that we will require approximately $2.0 million in capital to fund our ongoing operations through June 30, 1999. We anticipate that the proceeds of this offering, together with borrowings and cash generated from operations, will be sufficient to meet our capital requirements through June 30, 1999. The foregoing allocation of proceeds is based upon the current status of our business operations, our current plans and current economic and industry conditions. Future events, as well as changes in the economic or competitive conditions of our business, may make different uses of funds necessary or desirable. In addition, we cannot guarantee that we will receive enough proceeds from the offering to fund any of the uses of proceeds, including raising enough proceeds to fund our operations or to cover the estimated offering expenses. If we do not receive sufficient funds from our operations, our borrowings and the offering to fund our operations, we may need to raise additional capital. See "Risk Factors -- Broad Discretion in Application of Proceeds; Unspecified Acquisitions" and "-- Potential Need for Additional Capital." Pending application of the net proceeds as described above, we will invest the proceeds in short-term, interest-bearing instruments and investment grade securities.


                                DIVIDEND POLICY


         We currently intend to use retained earnings, if any, to fund the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our Board of Directors will determine our dividend policy in the future based upon, among other things, our operating results, financial condition, business opportunities, capital requirements and contractual restrictions.

                                 CAPITALIZATION


         The following table sets forth the capitalization of Maxxis as of September 30, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."



                                                                                         SEPTEMBER 30,
                                                                                             1998
                                                                                         -------------

          Long-term capital lease obligations..........................................  $   4,866,000
                                                                                         -------------

         Shareholders' equity:
            Preferred stock, no par value; 10,000,000 shares authorized; 100,000 shares  $     200,000
              designated as Series A Convertible Preferred Stock of which 36,359 shares are issued and outstanding...............................................
            Common Stock, no par value; 20,000,000 shares authorized;                          574,000
              1,571,187 shares issued and outstanding..................................
            Shareholder notes receivable...............................................       (120,000)
            Accumulated earnings.......................................................        410,000
                                                                                         -------------
                 Total shareholders' equity............................................      1,064,000
                                                                                         -------------
                      Total capitalization.............................................  $   5,930,000
                                                                                         =============


                                    DILUTION


         The net tangible book value of Maxxis as of September 30, 1998 was $1,064,000, or $0.68 per share of Common Stock outstanding. Net tangible book value per share represents the amount of Maxxis' total assets less total liabilities, divided by the total number of outstanding shares of Common Stock. After giving effect to the sale of 450,000 shares and the receipt and application of the estimated proceeds therefrom (at a public offering price of $5.50 per share and after deducting estimated expenses of the offering), the following table sets forth the pro forma net tangible book value of Maxxis at September 30, 1998:



       Initial offering price per share of Common Stock..................                    $   5.50
            Net tangible book value per share of
              Common Stock before the offering...........................
              Common Stock before the offering...........................           0.68
            Increase per share attributable to new investors ............           0.83
                                                                                  ------
       Pro forma net tangible book value per share of Common
            Stock after the offering.....................................
              Stock after the offering...................................                        1.51
                                                                                             --------
       Dilution per share to new investors...............................                    $   3.99
                                                                                             ========



         The following table sets forth as of September 30, 1998, after giving effect to the offering, the difference between existing shareholders and the new investors purchasing shares of Common Stock in the offering with respect to the number of shares of Common Stock purchased from Maxxis, the total consideration paid therefor and the average price per share paid to Maxxis on an as adjusted basis:



                                                  SHARES PURCHASED          TOTAL CONSIDERATION
                                               ----------------------    -------------------------       AVERAGE
                                                 NUMBER      PERCENT        AMOUNT        PERCENT       PER SHARE
                                               ---------   ----------    -----------    ----------      ---------

Existing shareholders.......................   1,571,187         77.7%   $   574,000          18.8%     $    0.37
New investors...............................     450,000         22.3      2,475,000          81.2           5.50
                                               ---------   ----------    -----------
      Total.................................   2,021,187        100.0%   $ 3,049,000         100.0%
                                               =========   ==========    ===========    ==========



         In addition, on September 16, 1998, the Board of Directors adopted a stock option plan which permits Maxxis to grant options to purchase up to 300,000 shares of Common Stock to our officers, directors, key employees, advisors and consultants. On October 13, 1998, Maxxis granted an option to purchase 6,818 shares of Common Stock to Daniel McDonough, the Chief Financial Officer of the Company, with an exercise price of $0 per share. Exercise of these options or any additional options could have a dilutive effect on the shareholders' and the new investors' interest in the Company's earnings and on net tangible book value per share. See "Risk Factors -- Dilution to New Investors."

                      SELECTED CONSOLIDATED FINANCIAL DATA


         The following table sets forth selected consolidated financial data for the periods presented. Maxxis was incorporated on January 24, 1997 and began operations in March 1997. The statement of operations data for the period from January 24, 1997 to June 30, 1997 (the "Inception Period") and the year ended June 30, 1998 and the balance sheet data as of June 30, 1997 and 1998 are derived from the audited consolidated financial statements of Maxxis. The consolidated financial statements for the Inception Period and the year ended June 30, 1998 were audited by Arthur Andersen LLP, independent public accountants. The statement of operations data for the three months ended September 30, 1998 and the balance sheet data as of September 30, 1998 are derived from the unaudited condensed consolidated financial statements of Maxxis which include all adjustments, consisting of only normal recurring adjustments, which Maxxis considers necessary for a fair presentation of the operating results for the period. All numbers have been rounded. Results for interim periods are not necessarily indicative of the results to be expected for a full fiscal year. The Selected Consolidated Financial Data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Notes thereto appearing elsewhere in this prospectus.



                                                                                     THREE MONTHS
                                                                                              ENDED
                                                INCEPTION PERIOD                          SEPTEMBER 30,
                                                      ENDED          YEAR ENDED     -------------------------
                                                JUNE 30, 1997(1)   JUNE 30, 1998      1997          1998
                                                ----------------   -------------    -----------   -----------
                                                                                           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues:
   Communications services...................   $      2,322,000   $   5,293,000    $ 1,465,000   $ 3,686,000
   Nutritional products......................                --          526,000            --        375,000
   Marketing services........................            369,000       1,172,000        353,000     1,042,000
                                                ----------------   -------------    -----------   -----------
     Total net revenues......................          2,691,000       6,991,000      1,818,000     5,103,000
                                                ----------------   -------------    -----------   -----------
Cost of services:
   Communications services...................            761,000       1,351,000        438,000       706,000
   Nutritional products......................                --          294,000            --        202,000
   Marketing services........................            255,000         431,000        101,000       552,000
                                                ----------------   -------------    -----------   -----------
     Total cost of services..................          1,016,000       2,076,000        539,000     1,460,000
                                                ----------------   -------------    -----------   -----------
Gross margin.................................          1,675,000       4,915,000      1,279,000     3,643,000
                                                ----------------   -------------    -----------   -----------
Operating expenses:
   Selling and marketing.....................          1,089,000       2,665,000        716,000     2,005,000
   General and administrative................            660,000       2,344,000        597,000       778,000
                                                ----------------   -------------    -----------   -----------
     Total operating expenses................          1,749,000       5,009,000      1,313,000     2,783,000
                                                ----------------   -------------    -----------   -----------
Interest expense.............................                --            2,000            --            --
                                                ----------------   -------------    -----------   -----------
Income (loss) before income taxes............            (74,000)        (96,000)       (34,000)      860,000
Provision for income taxes...................                --              --             --        280,000
                                                ----------------   -------------    -----------   -----------
Net (loss) income............................   $        (74,000)  $     (96,000)   $   (34,000)  $   580,000
                                                ================   =============    ===========   ===========
Net (loss) income per share:
   Basic.....................................   $           (.05)  $        (.06)   $     (0.02)  $      0.37
                                                ================   =============    ===========   ===========
   Diluted...................................   $           (.05)  $        (.06)   $     (0.02)  $      0.36
                                                ================   =============    ===========   ===========
Weighted average number of shares outstanding:
   Basic.....................................          1,571,187       1,571,187      1,571,187     1,571,187
                                                ================   =============    ===========   ===========
   Diluted...................................          1,571,187       1,571,187      1,571,187     1,607,546
                                                ================   =============    ===========   ===========

                                                             AS OF JUNE 30,
                                                        ------------------------              AS OF
                                                           1997          1998          SEPTEMBER 30, 1998
                                                        ---------     ----------       ------------------
                                                                                           (UNAUDITED)
BALANCE SHEET DATA:
Cash.................................................   $  35,000     $  372,000       $          803,000
Working capital(1)...................................     (13,000)       180,000                 (448,000)
Property and equipment, net..........................      92,000        169,000                5,950,000
Total assets.........................................     596,000      1,263,000                8,631,000
Long-term capital lease obligations..................          --             --                4,866,000
Total shareholders' equity...........................     293,000        484,000                1,064,000


-------------------

(1) Negative working capital as of September 30, 1998 is due primarily to a cash payment of $501,000 for the leased telephone switch equipment and $392,000 of current maturities associated with this lease obligation.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The following discussion and analysis should be read in conjunction with the "Selected Consolidated Financial Data" and the Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those in such forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

         We market communications and Internet services and nutritional and health enhancement products through our multi-level network marketing system of independent associates. We operate through our subsidiaries: Maxxis 2000, Inc. ("Maxxis 2000"); Maxxis Communications, Inc. ("Maxxis Communications"); and Maxxis Nutritionals, Inc. ("Maxxis Nutritionals").

         Maxxis 2000 is a network marketing company that currently markets 1-Plus long distance service, prepaid phone cards, 800 service and international telecommunications services, Internet access and Web-page development and hosting services, and nutritional and health enhancement products. We believe that our marketing system allows us to obtain customers for our products and services in a cost effective manner. We believe that our marketing system also enhances customer retention because of the personal relationships between our independent associates and their customers. We believe that the telecommunications customers obtained by our independent associates are also potential customers for our nutritional and health enhancement products and Internet-related services.

         We have built a customer base without committing capital or management resources to construct our own communications network. In February 1997, Maxxis Communications contracted with CRC to allow our independent associates to market long distance services provided by CRC. Maxxis Communications also obtains telecommunications services and purchases time for its prepaid 1 hour and 30 minute phone cards from other providers. In September 1998, we leased the Maxxis Switch and ancillary hardware and software in order to create our own communications network. We will not be able to provide long distance services using this equipment until we have complied with various regulatory requirements. We are currently in the process of filing applications and tariffs to obtain the required regulatory approvals to offer long distance service throughout the United States. In 1999 we expect to receive regulatory approvals, and then we plan to market our long distance services to the subscriber base that is being developed under our agreement with Colorado River Communications and to other customers. To the extent available, we also intend to lease or sell excess switch capacity to third parties.

         In November 1997, we began marketing private label dietary supplements to our customers and independent associates. Recently, we began marketing additional nutritional and health enhancement products that are manufactured by various suppliers. In September 1998, we began providing Internet access and Web-page development and hosting services. Internet access is provided by Maxxis Communications through its agreement with InteReach Internet Services, LLC. Maxxis Communications provides Web-page development and hosting services directly.

         Our products and services are marketed exclusively by our network of independent associates. Our multi-level network marketing system and our reliance upon independent associates are intended to reduce marketing costs, customer acquisition costs and customer attrition. We believe that our multi-level network marketing system will continue to build a base of potential customers for additional services and products. We believe that independent associates are generally attracted to our multi-level network marketing system because of the potential for supplemental income and because they are not required to purchase any inventory, have no monthly sales quotas or account collection issues, have minimal required paperwork and have a flexible work schedule. We encourage independent associates to market services and products to persons with whom the independent associates have an ongoing relationship, such as family members, friends, business associates and neighbors. We also sponsor meetings at which current independent associates are encouraged to bring in others for an introduction to our marketing system.

         Maxxis derives revenues from communications services, nutritional products and marketing services. Communications services revenues are comprised of: (i) sales of prepaid phone cards to our independent associates; (ii) commissions from our agreement with CRC whereby we receive a percentage of the long distance billings received by CRC from the customers originated by our independent associates, net of allowances for bad debts and billing adjustments; and (iii) subscription fees from our Internet subscribers. Because of the administrative procedures that must be complied with in order to establish 1-Plus customers and to collect the usage and access fees from the local exchange carriers, there is generally a delay of up to three to four months from the time a prospective customer indicates a desire to become a 1-Plus customer and the time that we begin to receive commissions from such customer's usage. In the future, we believe that commissions generated on the sales of 1-Plus long distance services will constitute an increasing percentage of our total revenues.

         Nutritional products revenues include sales of private-label nutritional products to our independent associates. Recently, we began marketing new health enhancement products and additional nutritional products, including a weight management program and skin care system. Marketing services revenues include application fees from independent associates and purchases of sales aids by independent associates, including distributor kits which consist of forms, promotional brochures, audio and video tapes, marketing materials and presentation materials. Marketing services revenues also include training fees paid by senior associates and "managing directors" or "MDs." To become an independent associate, individuals (other than individuals in North Dakota) must complete an application and purchase a distributor kit. Independent associates also pay an annual non-refundable fee, which we amortize over the renewal period, in order to maintain their status as an independent associate. To become an MD, a senior associate, director or regional director must also attend a Maxxis approved training school for a fee. MDs must attend continuing education training schools each year which also are subject to a fee. The training fees are recognized at the time the training is received. We do not receive any fees from independent associates for the training provided by MDs or national training directors.

         Cost of services consists of communications services cost, nutritional products cost and marketing services cost. Communications services cost consists primarily of the cost of purchasing activated prepaid phone cards. Nutritional products cost consists of the cost of purchasing private label nutritional products. Marketing services cost includes the costs of purchasing independent associate distributor kits, sales aids and promotional materials and training costs. Operating expenses consist of selling and marketing expenses and general and administrative expenses. Selling and marketing expenses include commissions paid to independent associates based on: (i) sales of products to new independent associates sponsored into Maxxis; (ii) usage of long distance services by customers; and (iii) sales of additional products and services to customers. General and administrative expenses include costs for independent associate support services, information systems services and administrative personnel to support our operations and growth.

         Maxxis has a limited operating history, and our operations are subject to the risks inherent in the establishment of any new business. We expect that we will incur substantial initial expenses, and there can be no assurance that we will maintain profitability. If we continue to grow rapidly, we will be required to continually expand and modify our operational and financial systems, add additional independent associates and new customers, and train and manage both current and new employees and independent associates. Such rapid growth would place a significant strain on our operational resources and systems, and the failure to effectively manage any such growth could have a material adverse effect on our business, financial condition and operating results.

RESULTS OF OPERATIONS


         The following table sets forth the percentage of total net revenues attributable to each category for the periods shown.



                                                                                  THREE MONTHS ENDED
                                         JANUARY 24, 1997                           SEPTEMBER 30,
                                            (INCEPTION)          YEAR ENDED       -----------------
                                         TO JUNE 30, 1997     JUNE 30, 1998        1997       1998
                                         ----------------     -------------       ------     ------
Net revenues:
   Communications services............                 86%               76%          81%        72%
   Nutritional products...............                 --                 7           --          7
                                                                                      --
   Marketing services.................                 14                17           19         21
                                         ----------------    --------------       ------     ------
     Total net revenues...............                100%              100%         100%       100%
                                         ================    ==============       ======     ======
Cost of services:
   Communications services............                 28%               20%          24%        14%
   Nutritional products...............                 --                 4          --           4
   Marketing services.................                 10                 6            6         11
                                         ----------------     -------------       ------     ------
     Total cost of services...........                 38                30           30         29
Operating expenses:
   Selling and marketing..............                 41                38           39         39
   General and administrative.........                 24                34           33         15
                                       ------------------     -------------       ------
                                                                                             ------
     Total operating expenses.........                 65%               72%          72%        54%
                                       ==================     =============       ======     ======




      Three Months Ended September 30, 1998 Compared to Three Months Ended
                              September 30, 1997

         Net Revenues. Total net revenues are derived from sales of communications services, nutritional products and marketing services net of any returns of prepaid phone cards, distributor kits or other products. Total net revenues increased $3.3 million, or 181%, to $5.1 million for the three months ended September 30, 1998 from $1.8 million for the same period in 1997. The increase in total net revenues was primarily due to the growth in the number of independent associates enrolled in the Maxxis marketing network.

         Communications services revenues consist of sales of prepaid phone cards by and to independent associates and commissions and fees generated from long distance customers. Communications services revenues increased $2.2 million, or 152%, to $3.7 million for the three months ended September 30, 1998 from $1.5 million for the same period in 1997. This increase was primarily due to increased phone card sales to our independent associates and increased long distance telephone commissions resulting from our larger communications customer base.

         Nutritional products revenues consist of sales of private label nutritional products. Nutritional products revenues were $375,000 for the three months ended September 30, 1998. Because we did not begin selling nutritional products until November 1997, we did not generate any nutritional products revenues for the three months ended September 30, 1997.

         Marketing services revenues consist of application fees paid by independent associates, purchases of sales aids by independent associates and training fees paid to become a MD. Marketing services revenues increased $689,000, or 195%, to $1.0 million for the three months ended September 30, 1998 from $353,000 for the same period in 1997. This increase was due to the growth in the numbers of independent associates, the increased attendance of the independent associates at our training schools and the increased sales of promotional items and sales aids.

         Cost of Services. Cost of services includes communications services cost, nutritional products cost and marketing services cost. Total cost of services for the three months ended September 30, 1998 was $1.5 million, or 29% of total net revenues, as compared to $539,000, or 30% of total net revenues, for the same period in 1997. The decline in total cost of services as a percentage of total net revenues resulted from the improvement in communications services margins which was partially offset by declines in marketing services margins.

         Communications services cost consists primarily of the cost of purchasing activated prepaid phone cards from CRC. Communications services cost also includes, as a minor component, the costs of materials that are used to package the phone cards. Communications services cost was $706,000, or 14% of total net revenues, for the three months ended September 30, 1998, as compared to $438,000, or 24% of total net revenues, for the same period in 1997. This decrease as a percentage of total net revenues was due mainly to the increase in long distance usage commissions and access fees. Nutritional products cost consists of the cost of purchasing private label nutritional products. Nutritional products cost was $202,000, or 4% of total net revenues, for the three months ended September 30, 1998. Marketing services cost primarily consists of the costs of purchasing application kits, sales aids and promotional materials and training costs. Marketing services cost was $552,000, or 11% of total net revenues, for the three months ended September 30, 1998 as compared to $101,000, or 6% of total net revenues, for the same period in 1997. The increase as a percentage of total net revenues was primarily due to higher costs associated with our 1998 annual summit meeting.

         Gross Margin. Gross margin increased to $3.6 million for the three months ended September 30, 1998 from $1.3 million for the same period in 1997. As a percentage of total net revenues, gross margin improved to 71% from 70% over those respective periods.

         Operating Expenses. Selling and marketing expenses consist of commissions paid to independent associates based on (i) sales of products to new independent associates sponsored into Maxxis, (ii) usage of long distance services by customers, and (iii) sales of additional products and services to customers. For the three months ended September 30, 1998, selling and marketing expenses were $2.0 million, or 39% of total net revenues, as compared with $716,000, or 39% of total net revenues, for the same period in 1997. General and administrative expenses consist of salary expense for our customer service personnel, office staff and executive personnel and the cost of independent associate support services and information systems services. General and administrative expenses were $778,000, or 15% of total net revenues, for the three months ended September 30, 1998, as compared to $597,000, or 33% of total net revenues, for the same period in 1997. The decrease in general and administrative expenses as a percentage of total net revenues reflects economies of scale in connection with our growth. Primarily as a result of our lower general and administrative expenses as a percentage of net revenues, total operating expenses declined to 54% of net revenues for the three months ended September 30, 1998 from 72% for the same period in 1997.

         Net Income. Net income for the three months ended September 30, 1998 was $582,000 for the three months ended September 30, 1998 as compared to a net loss of $34,000 for the same period in 1997. The increase in net income reflects an increase in total net revenues, improved margins on communications services and a decline in general and administrative expenses relative to total net revenues.

         Income Taxes. As a result of our recent profitability, provision for income taxes was $280,000 for the three months ended September 30, 1998.

    Year Ended June 30, 1998

         Maxxis was incorporated in January 1997 and commenced operations in March 1997. No comparisons are presented for the year ended June 30, 1998 compared to the Inception Period because Maxxis commenced operations in March 1997, and we believe the comparisons would not be meaningful. Similarly, no comparisons are presented for the Inception Period because Maxxis was not in existence for the corresponding period in 1996.

         Net Revenues. Total net revenues were $6,991,000 for the year ended June 30, 1998. For the year ended June 30, 1998, communications services revenues were $5,293,000, or 76% of total revenues. For the year ended June 30, 1998, nutritional products revenues were $526,000, or 7% of total net revenues. For the year ended June 30, 1998, marketing services revenues were $1,172,000, or 17% of total revenues.

         Cost of Services. Total cost of services for the year ended June 30, 1998 was $2,076,000, or 30% of total revenues. For the year ended June 30, 1998, communications services cost was $1,351,000, or 20% of total revenues. For the year ended June 30, 1998, nutritional products cost was $294,000, or 4% of total revenues. Marketing services cost was $431,000, or 6% of total revenues, for the year ended June 30, 1998.

         Gross Margin. Gross margin was $4,915,000 for the year ended June 30, 1998.

         Operating Expenses. For the year ended June 30, 1998, selling and marketing expenses were $2,665,000, or 38% of total revenues. General and administrative expenses were $2,344,000, or 34% of total revenues, for the year ended June 30, 1998.

     Inception Period (January 24, 1997 to June 30, 1997)

         Net Revenues. For the Inception Period, communications services revenues were $2,322,000, or 86% of total revenues, and marketing services revenues were $369,000, or 14% of total revenues. The amount of revenue generated from long distance usage was minimal for the Inception Period because no customers were utilizing long distance services until May 1997.

         Cost of Services. Communications services cost was $761,000, or 28% of total revenues, for the Inception Period. Marketing services cost was $255,000, or 10% of total revenues, for the Inception Period.

         Gross Margin.  Gross margin was $1,675,000 for the Inception Period.

         Operating Expenses. Selling and marketing expenses were $1,089,000, or 41% of total revenues, for the Inception Period. General and administrative expenses were $660,000, or 24% of total revenues, for the Inception Period.

SEASONALITY AND UNAUDITED QUARTERLY FINANCIAL INFORMATION

         Maxxis has historically experienced, and expects to continue to experience, significant seasonal fluctuations in the recruitment of our independent associates and the sale of our products and services. Our annual summit occurs in the first quarter of our fiscal year, which has historically caused an increase in the number of our independent associates and sales of our products and services. We expect revenues will be lower in the second quarter than in other quarters of a given year because, in the direct selling business, the number of new independent associates added and product and service sales generally decline during the holiday season. We believe that recruitment of our independent associates and sales of our products and services will continue to follow this seasonal cycle. Our quarterly results may fluctuate significantly as a result of such seasonality. Because of the potential quarterly fluctuations in our revenue and operating results, results for any particular quarter may not be indicative of future quarterly or annual results.



                                                                                   THREE MONTHS ENDED
                                        INCEPTION   -------------------------------------------------------------------------------
                                         PERIOD     SEPT. 30, 1997   DEC. 31, 1997   MAR. 31, 1998   JUNE 30, 1998   SEPT. 30, 1998
                                       ----------   --------------   -------------   -------------   -------------   --------------
STATEMENT OF OPERATIONS DATA:
Net revenues:
    Communications services..........  $2,322,000    $   1,465,000   $  1,122,000    $   1,352,000   $   1,354,000    $   3,686,000
    Nutritional products.............          --               --        186,000          155,000         185,000          375,000
    Marketing services...............     369,000          353,000        318,000          224,000         277,000        1,042,000
                                       ----------    -------------   ------------    -------------   -------------    -------------
        Total net revenues...........   2,691,000        1,818,000      1,626,000        1,731,000       1,816,000        5,103,000
                                       ----------    -------------   ------------    -------------   -------------    -------------
Cost of services:
  Communications services............     761,000          438,000        430,000          213,000         270,000          706,000
  Nutritional products...............          --               --         77,000          146,000          71,000          202,000
  Marketing services.................     255,000          101,000        127,000          111,000          92,000          552,000
                                       ----------    -------------   ------------    -------------   -------------    -------------
        Total cost of services.......   1,016,000          539,000        634,000          470,000         433,000        1,460,000
                                       ----------    -------------   ------------    -------------   -------------    -------------
Gross margin.........................   1,675,000        1,279,000        992,000        1,261,000       1,383,000        3,643,000
                                       ----------    -------------   ------------    -------------   -------------    -------------
Operating Expenses:
  Selling and marketing..............   1,089,000          716,000        610,000          668,000         671,000        2,005,000
  General and administrative.........     660,000          597,000        514,000          542,000         691,000          778,000
                                       ----------    -------------   ------------    -------------   -------------    -------------
        Total operating expenses.....   1,749,000        1,313,000      1,124,000        1,210,000       1,362,000        2,783,000
                                       ----------    -------------   ------------    -------------   -------------    -------------
Interest (income) expense............          --               --          2,000           (2,000)          2,000               --
                                       ----------    -------------   ------------    -------------   -------------    -------------
Income (loss) before income
  tax benefit........................     (74,000)         (34,000)      (134,000)          53,000          19,000          860,000
Income tax benefit...................          --               --             --               --              --          280,000
                                       ----------    -------------   ------------    -------------   -------------    -------------
Net (loss) income....................  $  (74,000)   $     (34,000)  $   (134,000)   $      53,000   $      19,000    $     580,000
                                       ==========    =============   ============    =============   =============    =============
Net (loss) income per share:
  Basic..............................  $    (0.05)   $       (0.02)  $       (0.08)   $     0.03     $        0.01    $        0.37
                                       ==========    =============   =============    ==========     =============    =============
  Diluted............................  $    (0.05)   $       (0.02)  $       (0.08)   $     0.03     $        0.01    $        0.36
                                       ==========    =============   =============    ==========     =============    =============

LIQUIDITY AND CAPITAL RESOURCES


         On September 29, 1998, Maxxis entered into a long-term lease commitment for the exclusive use of the Maxxis Switch and certain ancillary computer hardware and software required to operate the Maxxis Switch. In connection with the lease of the Maxxis Switch, Maxxis made an initial payment of $501,000. Monthly payments of $118,000 begin in January 1999 and will continue for a period of five years.

         During the three months ended September 30, 1998, cash provided by operating activities was $1.4 million, as compared to $70,000 for the same period in 1997. Operating activities for the three months ended September 30, 1998 included $580,000 of net income, $107,000 of depreciation and amortization and $774,000 related to changes in assets and liabilities.

         Cash used in investing activities was $194,000 for the three months ended September 30, 1998, as compared to $123,000 for the same period in 1997. Investing activities for the three months ended September 30, 1998 consisted primarily of capital expenditures totaling $41,000 and software development costs of $153,000.

         Cash used by financing activities was $729,000 for the three months ended September 30, 1998, as compared to cash provided by financing activities of $87,000 for the same period in 1997. Financing activities for the three months ended September 30, 1998 consisted of $228,000 paid by Maxxis to third parties in connection with the preparation of Maxxis' registration statement on Form S-1 and payments on capital lease obligations of $501,000.

         As of September 30, 1998, the Company had cash of $803,000 and a working capital deficit of $448,000 as compared to cash of $372,000 and working capital of $180,000 as of June 30, 1998. Negative working capital as of September 30, 1998 is due primarily to a cash payment of $501,000 for the Maxxis Switch and $392,000 of current maturities associated with our lease obligation.

         We anticipate that cash generated from operations, together with proceeds from our ongoing equity offering, will be sufficient to meet our capital requirements until June 30, 1999. However, if we do not receive sufficient funds from our operations and equity offering to fund our operations, we may need to raise additional capital. In addition, any increases in our growth rate, shortfalls in anticipated revenues, increases in expenses or significant acquisitions could have a material adverse effect on our liquidity and capital resources and could require us to raise additional capital. We may also need to raise additional funds in order to take advantage of unanticipated opportunities, such as acquisitions of complementary businesses or the development of new products, or otherwise respond to unanticipated competitive pressures. Sources of additional capital may include venture capital financing, lines of credit and private equity and debt financings. Our cash and financing needs for fiscal 1999 and beyond will depend on our level of independent associate and customer growth and the related capital expenditures, advertising costs and working capital needs necessary to support such growth. We believe that major capital expenditures may be necessary over the next few years to develop additional product lines to sell through our independent associates and to develop and/or acquire information, accounting and/or inventory control systems to monitor and analyze our growing multi-level network marketing system. We have not identified financing sources to fund such cash needs in fiscal 1999 and beyond. We cannot guarantee that we will be able to raise any such capital on terms acceptable to us, or at all.

YEAR 2000 COMPLIANCE

         Our business and customer relationships rely on computer software programs, internal operating systems and telephone and other network communications connections. If any of these programs, systems or network communications are not programmed to recognize and properly process dates after December 31, 1999, we could experience significant system failures or errors, which could have a material adverse effect on our business, financial condition or operating results.

         We have begun to review our computerized information and non-information systems to identify Systems that might malfunction due to a misidentification of the Year 2000. Although we are only in the early stages of our review, we believe that our Systems are adequately programmed to address the Year 2000 issue or can be modified or replaced to address the Year 2000 issue without material costs or delays. However, we cannot guarantee that our Systems are Year 2000 compliant. In addition, we cannot predict whether we will identify significant problems with our Systems. Therefore, we have not yet determined the extent of contingency planning that may be required. We may not be able to develop, implement or test remediation or contingency plans for such Year 2000 problems or may find that the costs of these plans exceed current expectations. If we fail to satisfactorily resolve Year 2000 issues related to our services in a timely manner, we could be exposed to liability from third parties.

         Furthermore, we have only made limited inquiries of third party providers of products and systems used in our business and at our offices or on the systems used by our independent associates or other third parties. We have contacted the provider of our commissions accounting software and have received written assurances that the provider's software is capable of addressing the Year 2000 issue. There can be no assurance, however, that any or all of the products and services that we rely on are Year 2000 compliant. We believe that if our providers, independent associates or other third parties do not successfully address Year 2000 issues in their operations, our operations may be interrupted, hindered or delayed which could cause a material adverse effect on our business, financial condition and operating results. We further believe that our independent associates and other third parties may be in the preliminary stages of analyzing their software and systems to address the Year 2000 issue. Therefore, we do not believe it is possible to accurately analyze or predict possible "worst-case" scenarios related to the Year 2000 issue and the potential impact on our business if any of these parties fail to adequately address the Year 2000 issue. We have not developed a contingency plan for Year 2000 problems experienced by our independent associates or other third parties. Thus, we believe it is impossible to estimate the potential expenses involved with a large scale failure of our independent associates or other third parties to resolve their Year 2000 issues. We may suffer business interruptions, either because of our own Year 2000 problems or those of our independent associates and other third parties whose Year 2000 problems may make it difficult or impossible for them to fulfill their commitments to us.

                                    BUSINESS


         Our independent associates market communications and Internet services and nutritional and health enhancement products through our multi-level network marketing system. We believe that our marketing system allows us to obtain customers for our products and services in a cost effective manner. We believe that our marketing system also enhances customer retention because of the personal relationships between our independent associates and their customers. Maxxis was incorporated in January 1997 and began sponsoring independent associates and marketing telecommunications services in March 1997. We generated aggregate net revenues of $6,991,000 for our fiscal year ended June 30, 1998 and $5,103,000 for the three months ended September 30, 1998.

         We have built a customer base without committing capital or management resources to construct our own communications network. In February 1997, we contracted with CRC to allow our independent associates to market long distance services provided by CRC. In September 1998, we leased the Maxxis Switch and ancillary hardware and software in order to create our own communications network. We will not be able to provide long distance services using this equipment until we have complied with various regulatory requirements. We are currently in the process of filing applications and tariffs to obtain the required regulatory approvals to offer long distance service throughout the United States. In 1999 we expect to receive regulatory approvals, and then we plan to market our long distance services to the subscriber base that is being developed under our agreement with CRC and to other customers. To the extent available, we also intend to lease or sell excess switch capacity to third parties.

         We began marketing private label dietary supplements to our customers and independent associates in November 1997. Recently, we began marketing additional nutritional and health enhancement products. In September 1998, we began providing Internet access and Web-page development and hosting services. We believe that the persons who purchase telecommunications services through our independent associates are also potential customers for our nutritional and health enhancement products and Internet-related services.

         Our products and services are marketed exclusively by our network of independent associates. Our multi-level network marketing system and our reliance upon independent associates are intended to reduce marketing costs, customer acquisition costs and customer attrition. We believe that our multi-level network marketing system will continue to build a base of potential customers for additional services and products. We believe that independent associates are generally attracted to our multi-level network marketing system because of the potential for supplemental income and because they are not required to purchase inventory, have no monthly sales quotas or account collection issues, have minimal required paperwork and have a flexible work schedule. We encourage independent associates to market services and products to persons with whom the independent associates have an ongoing relationship, such as family members, friends, business associates and neighbors. We also sponsor meetings at which current independent associates are encouraged to bring in others for an introduction to our marketing system.


STRATEGY


         Our goal is to develop a national distribution system through which large volumes of communications and Internet services, nutritional and health enhancement products and other products and services may be sold. We intend to increase our revenues by expanding our marketing network, increasing the number of customers who purchase our products and services and providing additional products and services for sale through our independent associates. We intend to achieve our goals by:

         - Growing and Developing our Network of Independent Associates by enhancing our sponsoring and training services, continuing to support the marketing efforts of independent associates and introducing new income opportunities for independent associates.

         - Maintaining and Expanding the Number of Customers by offering high quality, competitively-priced products and services through a highly motivated network of independent associates.

         - Offering Additional Communications Services that meet the needs of subscribers, which may include, among other services, paging, conference calling, wireless cable, cellular and local phone service.

         - Improving and Expanding Our Product Lines by continuing to evaluate and offer products that are attractive to our independent associates and customers.

         - Obtaining Competitive Prices on products and services through the purchasing power of our nationwide network.

MAXXIS SWITCH

         We recently entered into an agreement to lease a telecommunications switch formerly owned by Cherry Communications, Inc. Our lease requires us to make payments of approximately $118,000 per month. However, we will not be able to use or otherwise derive any revenue from the operation of the Maxxis Switch until we have obtained required regulatory approvals necessary for such operation. Currently, we are in the process of seeking the required regulatory approvals in approximately 38 states. However, we cannot guarantee that we will obtain the necessary regulatory approvals in a timely manner or at all. Until we receive all necessary regulatory approvals, we must bear the expenses associated with the Maxxis Switch without any offsetting revenues, which could have a material adverse effect on our business, financial condition and operating results.

         If we receive the required regulatory approvals, we intend to market services provided through the Maxxis Switch to the subscriber base that is being developed under our agreement with CRC. We will be required to obtain the consent of customers before changing their long distance service. This process could be difficult, time consuming and expensive, and customers may choose not to subscribe to our services. Because we derive a significant portion of our revenues from these customers, problems associated with the transition of these customers from CRC's network to our network could have a material adverse effect on our business, financial condition and operating results.


MARKETING


         We market products and services exclusively through our network of independent associates. Currently, we have five independent associate positions in our marketing system: associate; senior associate; director; regional director; and executive director. Independent associates are paid only by commissions, and we do not pay them any salary. Independent associate commissions are a specified percentage or a designated amount of the gross proceeds received by us on the sale of our services and products. We designate a portion of our gross commissions as "commission value," or "CV," and allocate the CV among eligible participants in our marketing system. Currently, 20% of the CV earned with respect to a long distance subscriber is paid monthly to the independent associate who sponsored such subscriber, 75% of the CV is paid monthly to eligible directors who have the independent associate who sponsored the subscriber in their downline and the remaining 5% is retained by us to be paid out to directors, regional directors and executive directors in our performance bonus programs. All directors, executive directors and regional directors who meet certain performance criteria are eligible to receive additional performance bonuses.

         To become an associate, individuals (other than individuals in North Dakota) must complete an application and purchase a distributor kit. Independent associates also pay an annual fee in order to maintain their status as independent associates. The distributor kit is a package of basic materials which assists an associate in beginning his or her business. Associates may gather long distance customers and receive 20% of the CV generated by such customers. Associates are also entitled to purchase products from us at discounted prices for retail sales. An associate becomes a senior associate when the associate sells $100 of bonus-eligible products. Senior associates continue to receive a percentage of CV with regard to all subscribers personally gathered by them and are also entitled to purchase products from us at discounted prices for retail sales.


         To become a director, a senior associate must sponsor two additional senior associate positions. A director increases the size of the director's sales organization by sponsoring additional persons to become senior associates. These senior associates, and all senior associates that they, in turn, sponsor, become part of the sales organization of the director who sponsored them. Senior associates, through the growth of their sales organizations, may become directors, regional directors or executive directors and thereby increase the size of the sales organization of the person who was their original sponsor. The organization that grows below each director through this process is called a "downline." Directors are eligible to receive the same commissions as senior associates and, if they directly gather and maintain a minimum of four customers, are eligible to receive a percentage of the CV produced by each independent associate that is within 15 levels below them in their downline. In order to encourage the growth of our marketing system, we also pay eligible directors a bonus amount, which is designated as "bonus value," or "BV," for each sale of bonus-eligible products. We primarily designate retail priced phone cards, nutritional paks and Web-page development and hosting services as bonus-eligible products. Directors become regional directors and executive directors upon the achievement of certain independent associate sales goals. Regional directors and executive directors are eligible to receive the same commissions as directors and, if they qualify, share in performance bonuses. Regional directors and executive directors are eligible to serve on the Maxxis 2000 Advisory Board, which advises management on issues regarding field leadership.

         The maximum aggregate long distance usage commissions we may be required to pay with respect to a single subscriber's long distance usage are approximately 40% of the gross commissions payable to us with respect to such usage, but we anticipate that the actual amounts paid will be less than 40% as the usage increases. We expect the difference between actual commission payments and the maximum payment to occur because certain independent associates fail to maintain active status necessary to receive commissions from sales made by persons in their downline.

RELATIONSHIP WITH INDEPENDENT ASSOCIATES

         We seek to contractually limit the statements that independent associates make about our business. Each independent associate must also agree to policies and procedures to be followed in order to maintain the independent associate's status in our organization. We expressly forbid independent associates from making any representation as to the possible earnings of any independent associate or from making any representation with regard to this offering of our Common Stock. We also prohibit independent associates from creating any marketing literature that we have not pre-approved. While we have these policies and procedures in place governing the conduct of the independent associates, it is difficult to enforce such policies and procedures. Because the independent associates are classified as independent contractors, we are unable to provide them the same level of direction and oversight as our employees. Violations of our policies and procedures may reflect negatively on us and could have a material adverse effect on our business, financial condition and operating results. See "Risk Factors -- Dependence on Independent Associates" and "-- Relationship with Independent Associates."


TRAINING AND MARKETING SUPPORT


         We offer our independent associates a number of support services. We currently provide to each independent associate without charge one printed report describing such independent associate's downline and provide additional reports for a fee. In addition, we offer training, information and motivational support to the independent associate network through our training program and regional meetings.

         We provide all independent associates with the opportunity to receive training through our training program. National training directors conduct the training program, and the training program includes a detailed explanation of our products, the independent associate compensation plan and the use of the various marketing tools available to independent associates. In addition, we encourage senior associates, directors and regional directors to become MDs. MDs provide personal training to independent associates. To become a MD, a senior associate, director or regional director must attend a Maxxis-approved training school for a fee. MDs must also attend continuing education training schools each year which also are subject to a fee. National training directors that are selected by us are paid a fee by us for training MDs. We do not receive any fees from independent associates for the training provided by MDs.

         Our second annual convention was held in September 1998, and we intend to continue to hold additional annual conventions for independent associates. This event provides recognition to the top performers, direct access to senior management and a chance for independent associates to share experiences and develop support systems.

We intend to organize additional conventions throughout the country that current independent associates and potential independent associates can attend to learn more about us. We also intend to publish a newsletter for the independent associates containing informative and motivational articles and recognizing independent associate achievements.


PRODUCTS AND SERVICES


         Following is a summary of the various services and products we currently provide to independent associates and customers.

         Communications Services and Products. Our independent associates market a variety of long distance and other communications services and products, which currently include 1-Plus long distance service, prepaid phone cards and Internet-related services.

         - 1-Plus Long Distance. Our 1-Plus long distance service serves as a replacement for a customer's former long distance service (such as the long distance services provided by AT&T Corporation ("AT&T"), MCI WorldCom, Inc. ("MCI WorldCom") and Sprint Corporation ("Sprint")). Our 1-Plus services are billed on a flat rate basis, where the cost of a call does not vary depending upon the distance of a call or the time of day or day of week when the call is originated or terminated. Our residential 1-Plus services are billed based on one minute increments, and business 1-Plus service is billed based on 6-second increments with a 30-second minimum.

         - Prepaid Phone Cards. We offer prepaid phone cards in domestic time increments of 1 hour and 30 minutes. These cards may be used for domestic and international calls. We also offer international prepaid phone cards that are denominated in dollar amounts. Charges are deducted from these cards based upon the rates applicable to the calls placed by cardholders.

         - MAXXCONNECT. In September 1998, we began providing Internet access through InteReach and also began providing Web-page development and hosting services for independent associates.

We may add and remove services and products from our communications services and product lines from time to time.

         Nutritional and Health Enhancement Products. We market a line of private label nutritional and health enhancement products to our independent associates and customers. Representative products include:


         - 40/30/30 Maxxis Bar is an energy bar intended as a meal replacement which contains approximately 40% carbohydrates, 30% protein, 30% dietary fat and various vitamins and minerals.

         - Maxx-A-Chol is a dietary supplement which is a specialized combination of six herbs.

         - MAXXIS MSM is a dietary supplement consisting of methylsulfonylmethane, vitamin C, citrus bioflavonoid complex and ginseng.

         - MAXXIS Multivitamin is a multivitamin nutritional supplement which is delivered by means of a spray.

         - MAXXIS 02 is a nutritional supplement that contains electrolytes, oxygen, trace elements, enzymes and amino acids.


         - BetaShield is a nutritional product containing an extract from the cell walls of baker's yeast.

         - Maxx-Life is a dietary supplement containing amino acids and other ingredients, including lysine, arginine, GABA, glutamine and ornithine.

         - Weight-Ideal is a dietary supplement in capsule and spray forms which contains a blend of nutrients, including chromium picolinate, magnesium acetate and niacin.

         - Maxxis Skin Care System consists of the following health and beauty products: shampoo; conditioner; body wash; hand and body conditioner; face wash; skin toner; and moisturizer.

Certain nutritional products are sold as a nutritional pak, and the skin care products are sold as a complete system or individually. We anticipate adding products to and may remove products from our nutritional and health enhancement product lines from time to time.

         Promotional Materials. We also derive revenues from the sale of various educational and promotional materials designed to aid our independent associates in maintaining and building their businesses. Such materials include various sales aids, informational videotapes and cassette recordings and product and marketing brochures.

INDEPENDENT ASSOCIATE SUPPORT AND INFORMATION SYSTEMS

         We operate a call center where advisors answer independent associate questions and provide information to independent associates. The call center maintains a system that includes a current database of all independent associates, their downlines and their long distance customers. We believe that maintaining sophisticated and reliable transaction processing systems is essential for multi-level network marketing companies. We use a commission processing software system that incorporates the provisions of our marketing program for purposes of processing detailed and customized independent associate commission payments, monitoring and analyzing financial and operating trends and tracking each independent associate's downline. We also maintain transaction processing systems that facilitate the shipment of independent associate training and marketing materials. In addition, our order processing system tracks the receipt, storage, shipment and sale of our sales aid products.


SUPPLIERS


         We historically have not owned a long distance network. As a result, Maxxis Communications entered into the 1-Plus Agreement with CRC to allow our independent associates to market CRC's telecommunications services. Subscribers that are gathered by our independent associates are long distance customers on CRC's network, and CRC provides subscriber support. Subscribers have the right to change their service at any time. The 1-Plus Agreement, which expires on February 20, 2000, provides that we will have certain rights to the subscriber base developed under the agreement only upon generating certain minimum levels of monthly revenues for CRC. We have reached these minimum levels, and we have the right to market other carriers to the subscriber base in the event we contract with such carriers.

         CRC is responsible for the accurate and prompt billing of these subscribers. The failure of CRC to accurately and promptly bill subscribers could lead to a loss of subscribers and could have a material adverse effect on our business, financial condition and operating results. CRC is currently the only provider of long distance services marketed through our independent associates. We would be required to contract with other carriers if the 1-Plus Agreement were terminated, the usage or number of subscribers originated by our independent associates exceeded the capacity of CRC or CRC failed to provide quality services. In such event, or in the event we otherwise elected to use other carriers, the cost paid by us for such long distance services might exceed that paid under the 1-Plus Agreement. If the 1-Plus Agreement is terminated, there can be no assurance that we could enter into new contracts with other

         In November 1997, we began marketing a line of private label nutritional products. All of the nutritional products offered and distributed by us are developed and manufactured by third-party suppliers. Certain of the nutritional products offered by us are proprietary to such suppliers. We do not have any written contracts with or commitments from any of our suppliers or manufacturers to continue to sell nutritional products to us. We believe that our relationships with our suppliers are satisfactory; however, there can be no assurance that any or all of these suppliers will continue to be reliable suppliers to us. Accordingly, there is a risk that any or all of our suppliers or manufacturers, including suppliers which provide proprietary products to us, could discontinue selling their nutritional products to us. In the event any of the third-party manufacturers become unable or unwilling to continue to provide the nutritional products in required volumes, we would be required to identify and obtain acceptable replacement sources, and we cannot guarantee that any alternative replacement sources would become available to us on a timely basis. See "Risk Factors -- Dependence Upon CRC" and "-- Dependence Upon Suppliers."

CUSTOMER SUPPORT

         CRC is responsible for the billing of long distance customers and for providing customer service. Certain of our communications services, including 1-Plus long distance and prepaid phone cards, are provided under CRC's state, national and international tariffs. We have been informed that CRC possesses all tariffs necessary to offer such services. We provide our Internet access services through InteReach, which is responsible for billing certain Internet access customers and for providing customer support. We provide all of the software necessary to automatically sign up for our Internet access services through UsefulWare Incorporated.


COMPETITION


         We face competition for our products and services and for independent associates.

         Communications Services. The United States long distance communications industry is intensely competitive, rapidly evolving and subject to rapid technological change. In addition, the industry is significantly influenced by the marketing and pricing practices of the major industry participants. AT&T, MCI WorldCom and Sprint are the dominant competitors in the domestic long distance communications industry. All of these companies are significantly larger than we are and have substantially greater resources. Many of our current and potential competitors have longer operating histories, greater name recognition, larger customer bases and substantially greater financial, personnel, marketing, technical and other resources than us. These competitors employ various means to attract new customers, including television and other advertising campaigns, telemarketing programs, network marketing and cash payments and other incentives to new customers. Our ability to compete effectively depends upon, among other factors, our ability to offer high quality products and services at competitive prices. There can be no assurance that we will be able to compete successfully.

         Nutritional and Health Enhancement Products. We also compete in the highly competitive market of dietary supplements and health enhancement products. This market segment includes numerous manufacturers, other network marketing companies, catalog companies, distributors, marketers, retailers and physicians that actively compete for the business of consumers. We compete with other providers of such nutritional and health enhancement products, especially retail outlets, based upon convenience of purchase, price and immediate availability of the purchased product. For the most part, our competitors offering comparable products are substantially larger and have available considerably greater financial resources. The market is highly sensitive to the introduction of new products (including various prescription drugs) that may rapidly capture a significant share of the market. As a result, our ability to remain competitive depends in part upon the successful introduction of new products at competitive prices.

         Internet Access and Internet-Related Services. The market for the provision of Internet access and Internet-related services is extremely competitive and highly fragmented. There are no substantial barriers to entry, and we expect that competition will continue to intensify. We cannot guarantee that we will be able to compete successfully against current or future competitors or that competitive pressures faced by us will not materially adversely affect our business, financial condition and operating results. Our current and future competitors include, without limitation, the following types of Internet access providers: (i) national commercial Internet service providers ("ISPs"); (ii) numerous regional and local commercial ISPs; (iii) established on-line commercial information service providers; (iv) national long distance carriers; (v) regional telephone companies; and (vi) cable operators.

         Independent Associates. We compete for independent associates with other direct selling organizations, some of which have longer operating histories and greater visibility, name recognition and financial resources. The largest network marketing companies in our markets are: EXCEL Communications, Inc.; American Communications Network; BeautiControl Cosmetics, Inc.; HerbalLife International, Inc.; and Mary Kay, Inc. We compete for new independent associates on the basis of our reputation, perceived opportunity for financial success and quality and range of products offered for sale. Management envisions the entry of many more direct selling organizations into the marketplace. We cannot guarantee that we will be able to successfully meet the challenges posed by this increased competition. We also compete for the time, attention and commitment of our independent associates. Given that the pool of individuals interested in the business opportunities presented by direct selling is limited in each market, the potential pool of independent associates for our products and services is reduced to the extent other network marketing companies successfully attract these individuals. There can be no assurance that other network marketing companies will not convince our existing independent associates to join their organizations. In such event, our business, financial condition and operating results could be materially adversely affected.


PROPRIETARY RIGHTS


         We have applied for a federal registration for the mark "MAXXIS." In addition, we rely upon common law rights to protect other marks used by us and other rights that we consider to be our intellectual property. We cannot guarantee that our measures to protect our intellectual property will prevent or deter the use or misappropriation of our intellectual property by other parties. Our inability to protect our intellectual property from use or misappropriation from others could have a material adverse effect upon our business, financial condition and operating results. From time to time, companies may assert other trademark, service mark or intellectual property rights in marks (including the mark "MAXXIS") or other intellectual property used by us. We could incur substantial costs to defend any legal action taken against us. Our use of our trademarks, service marks or other rights could be found to infringe upon intellectual property rights of other parties. We could be enjoined from further infringement and required to pay damages. In the event a third party were to sustain a valid claim against us, and in the event any required license were not available on commercially reasonable terms, our business, financial condition and operating results could be materially adversely affected. Litigation, which could result in substantial cost to and diversion of our resources, may also be necessary to enforce our intellectual property rights or to defend us against claimed infringement of the rights of others.


REGULATION


         Regulation of Long Distance Telephone Services. Various regulatory factors affect our financial performance and our ability to compete. We are not a telecommunications carrier and, therefore, are not directly regulated by federal or state telecommunications authorities. However, through our wholly owned subsidiary, we are currently in the process of filing the applications and tariffs to obtain the necessary regulatory approvals to become a telecommunications carrier. If we are granted such regulatory approvals, our services will be subject to varying degrees of federal, state and local regulation.

         CRC is a telecommunications carrier, and its services are currently subject to federal, state and local regulation. Pursuant to the Communications Act , the FCC generally exercises jurisdiction over the facilities of, and services offered by, telecommunications common carriers that provide interstate or international communications services. State regulatory authorities retain jurisdiction over the same facilities and services to the extent that they are used to provide intrastate communications services. Various international authorities may also seek to regulate the provision of certain services.

         Federal Regulation. The FCC does not require long distance telecommunications carriers to obtain prior authorization to provide domestic interstate services, including operator services, although such carriers currently must file tariffs at the FCC setting forth the rates, terms and conditions for such services. FCC regulations require telecommunications carriers to apply for and to obtain certification from the FCC prior to offering international services, and to file international tariffs with the FCC. We believe that CRC has made all filings with the FCC that are necessary for CRC to provide domestic interstate and international long distance services. Our subsidiary intends to file the necessary applications and tariffs with the FCC in order to provide domestic interstate, operator and international services prior to offering such services to customers.

         CRC and our subsidiary, once our subsidiary is authorized by the FCC, must comply with the requirements applicable to common carriers under the Communications Act, which include a duty to offer services upon request at reasonable rates and on nondiscriminatory terms and conditions. Long distance telecommunications carriers also are subject to a variety of miscellaneous regulations that, for example, govern the documentation and verifications necessary to change a consumer's long distance carrier, require the filing of periodic reports and the payment of regulatory fees. Currently, FCC regulations also require long distance telecommunications carriers to permit resale of their transmission services, and local exchange carriers to provide all long distance carriers with equal access to local exchange facilities for purposes of origination and termination of long distance calls. If either or both of these requirements were eliminated, CRC and, therefore, us could be adversely affected.

         The FCC generally has the authority to condition, modify, cancel, terminate or revoke a carrier's authority to operate for failure to comply with federal laws or FCC orders, rules, regulations or policies. Fines or other penalties also may be imposed by such violations. The FCC has jurisdiction to act upon complaints against any telecommunications carrier for failure to comply with its statutory obligations. We cannot guarantee that the FCC or third parties will not raise issues with regarding CRC's or our compliance with applicable laws and regulations, which could have a material adverse effect on our business, financial condition and operating results.

         The enactment of the Telecommunications Act served to increase competition in the long distance market. The Telecommunications Act, among other things, allowed the Bell operating companies to provide long distance service outside of their local service territories, but barred them from immediately offering in-region, interLATA long distance services until they had satisfied certain conditions. A Bell operating company must apply to the FCC to provide in-region, interLATA long distance services and must satisfy a set of pro-competitive criteria intended to ensure that Bell operating companies open their own local markets to competition before the FCC will approve such application. We are unable to determine how the FCC will rule on any such applications. As a result of the Telecommunications Act, CRC and our subsidiary, once our subsidiary is authorized to provide long distance services, may experience increased competition from others, including the Bell operating companies. In addition, both CRC and our subsidiary may be subject to additional regulatory requirements and fees, including, without limitation, universal service assessments, additional access charge assessments, and payphone compensation surcharges resulting from the implementation of the Telecommunications Act.

         State Regulation. CRC is, and if it is authorized to provide intrastate long distance services, our subsidiary would be, subject to varying levels of regulation in states in which each company provides long distance services. The vast majority of states require long distance carriers to apply for certificates to provide telecommunications services, or at least to register or to be found exempt from regulation, before they may commence providing intrastate long distance services. This authorization process generally requires the carrier to demonstrate that it has sufficient financial, technical and managerial capabilities and that granting the authorization will serve the public interest. Also, a majority of states require long distance carriers to file and to maintain detailed tariffs listing rates for intrastate services. Many states also impose various reporting and fee requirements, including, without limitation, state universal service requirements. State regulatory agencies also generally require prior notice or approval for (i) transfers of control of certificated carriers, (ii) sales or transfers of carrier assets, including customer bases, (iii) carrier stock offerings and
(iv) a carrier's incurrence of significant debt obligations. Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state telecommunications regulatory agencies for failure to comply with state laws and rules, regulations and regulatory policies. Fines and other penalties may be imposed for such violations.

         We believe that CRC has made the necessary filings with the various state telecommunications regulatory agencies to provide intrastate long distance services in the states where CRC currently conducts its operations. Our subsidiary intends to file the necessary applications and tariffs with the states in order to provide intrastate long distance services prior to offering such services to its customers. We cannot guarantee that our subsidiary will obtain all necessary authorizations, that CRC will maintain its necessary authorizations or that CRC will not provide services in a state where it is not properly certificate or terrified. The occurrence of any or all of the foregoing could have a material adverse effect on our business, financial condition or operating results.

         Regulation Affecting Nutritional and Health Enhancement Products. The formulation, manufacturing, packaging, labeling, advertising, distribution and sale of our nutritional products are subject to regulation by a number of governmental agencies, the most active of which is the FDA, which regulates our products under the FDCA and regulations promulgated thereunder. Our products are also subject to regulation by the FTC, the CPSC, the USDA and the EPA. The FDCA has been amended several times with respect to dietary supplements, most recently by the NLEA and the DSHEA. Our nutritional products are generally classified and regulated as dietary supplements under the FDCA, as amended, and therefore are not subject to pre-market approval by the FDA. However, these products are subject to extensive labeling regulation by the FDA and can be removed from the market if shown to be unsafe.

Moreover, if the FDA determines on the basis of our labeling or advertising claims, that the "intended use" of any of our nutritional products is for the diagnosis, cure, mitigation, treatment or prevention of disease, the FDA can regulate those products as drugs and require pre-market clearance for safety and effectiveness. In addition, if the FDA determines that we have made claims regarding the effect of dietary supplements on the "structure or function" of the body, such claims could result in the regulation of such products as drugs.

         The FTC and certain states regulate advertising, product claims and other consumer matters, including advertising of our products. In the past several years, the FTC has instituted enforcement actions against several dietary supplement companies for false and misleading advertising of certain products. In addition, the FTC has increased its scrutiny of the use of testimonials. We cannot guarantee that the FTC will not question our advertising or other operations. Moreover, we cannot guarantee that a state will not interpret product claims presumptively valid under federal law as illegal under that state's regulations. Furthermore, our independent associates and customers may file actions on their own behalf, as a class or otherwise, and may file complaints with the FTC or state or local consumer affairs offices. These agencies may take action on their own initiative or on a referral from independent associates, customers or others, including actions resulting in entries of consent decrees and the refund of amounts paid by the complaining independent associate or customer, refunds to an entire class of independent associates or customers, or other damages, as well as changes in our method of doing business. A complaint because of a practice of one independent associate, whether or not that practice was authorized by us, could result in an order affecting some or all independent associates in a particular state. In addition, an order in one state could influence courts or government agencies in other states. Proceedings resulting from these complaints may result in significant defense costs, settlement payments or judgments and could have a material adverse effect on our business, financial condition or operating results.

         Although many of the ingredients in our nutritional products are vitamins, minerals, herbs and other substances for which there is a long history of human consumption, some of our nutritional products contain ingredients as to which there is little history of human consumption. We have not tested, and have not engaged any independent third party to test, any of our nutritional products. Accordingly, we cannot guarantee that our nutritional products, even when used as directed, will have the effects intended. Although we believe that our nutritional products are safe when consumed as directed, we have not sponsored clinical studies on the long-term effect of human consumption.

         Regulation of Network Marketing. Our multi-level network marketing system is subject to extensive government regulation, including, without limitation, federal and state regulations governing the offer and sale of business franchises, business opportunities and securities. Various governmental agencies monitor direct selling activities, and they could require us to supply information regarding our marketing plan at any time. Although we believe that our multi-level network marketing system is in material compliance with the laws and regulations relating to direct selling activities, we cannot guarantee that future legislation and regulations adopted in particular jurisdictions will not adversely affect our business, financial condition and operating results. We have not obtained no-action letters or advance rulings from any federal or state securities regulator or other governmental agency concerning the legality of our operations. Federal and state regulators may find our multi-level network marketing system to be in noncompliance with existing statutes or regulations as a result of, among other things, misconduct by our independent associates, over whom we have limited control, the ambiguous nature of certain of the regulations and the considerable interpretive and enforcement discretion given to regulators. Any assertion or determination that we or our independent associates are not in compliance with existing statutes or regulations could require us to modify our multi-level network marketing system, create negative publicity, affect distributor moral and loyalty and have a material adverse effect on our business, financial condition and operating results. An adverse determination by any one state regulator on a regulatory matter could influence the decisions of regulatory authorities in other jurisdictions.

         Effect of State Securities Laws. The primary goal of the offering is to increase the motivation of regional and executive directors by allowing them to purchase an equity interest in Maxxis. Accordingly, because we want the ability to offer our Common Stock to regional and executive directors in Alabama, California, Colorado, Florida, Georgia, Hawaii, Illinois, Louisiana, Maryland, New York, North Carolina, South Carolina, Texas, Virginia, Washington and Wyoming, we have filed the registration statement of which this prospectus forms a part with the state securities regulators for such states in order to apply for registration or qualification of the offering in such states. Due to the varying nature of state securities regulations and the considerable discretion given to state securities regulators, we anticipate that we will be unable to register or qualify the offering in certain of these states, and we cannot guarantee that we will be able to register or qualify the offering in any of these states. Certain of these states require us to sell our securities exclusively through broker-dealers that are registered in such states. We cannot guarantee that we will be successful in engaging registered broker-dealers to sell our Common Stock in such states upon terms acceptable to us or at all. Our inability to offer and sell the shares to residents of certain states may limit our ability to attract independent associates in such states and may have a material adverse effect on our business, prospects, financial condition and operating results. An adverse determination by any one state regulator on a regulatory matter could influence the decisions of regulatory authorities in other jurisdictions.


FACILITIES


         We operate out of offices in Tucker, Georgia, which is in metro-Atlanta. Our offices consist of approximately 24,600 square feet for general and administrative office space, warehouse space and training space. We may be required to lease or build additional facilities, including at least one additional call center and new corporate headquarters, in order to meet our needs in the future. We believe that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.


EMPLOYEES


         As of September 30, 1998, the Company employed approximately 37 people. Our independent associates are classified by us as independent contractors. Our employees are not unionized, and we believe our relationship with our employees is good.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


         The directors and executive officers of the Company are set forth below. The Company's Board of Directors consists of eight directors divided into three classes of directors, serving staggered three-year terms. Directors and executive officers of the Company are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. Directors of the Company are elected at the annual meeting of shareholders. Officers of the Company are appointed at the Board's first meeting after each annual meeting of shareholders. The ages of the persons set forth below are as of September 30, 1998.



                                                                                                             TERM AS
                                                                                                             DIRECTOR
NAME                                      AGE                           POSITION                             EXPIRES
----                                      ---                           --------                             -------

Ivey J. Stokes........................     39    Chairman of the Board of Directors                            2001
Thomas O. Cordy.......................     57    Chief Executive Officer, President and Director               2001
Alvin Curry...........................     41    Chief Operating Officer and Director                          2001
Daniel McDonough......................     51    Chief Financial Officer and Secretary                           --
Larry W. Gates, II....................     35    Vice President and Director                                   1999
Charles P. Bernstein..................     47    Director                                                      2000
Robert James Glover, Jr...............     37    Director                                                      1999
Terry Harris..........................     43    Director                                                      2000
Philip E. Lundquist...................     62    Director                                                      2000


         The Company has adopted a policy requiring that any material transactions between the Company and persons or entities affiliated with officers, directors or principal shareholders of the Company be on terms no less favorable to the Company than reasonably could have been obtained in arm's length transactions with independent third parties. Any other matters involving potential conflicts of interests are to be resolved on a case-by-case basis. See "Certain Transactions."

         IVERY J. STOKES has served as Chairman of the Board of Directors of the Company since its inception. Mr. Stokes started his marketing career in 1982 at A.L. Williams Corporation ("A.L. Williams") where he became one of less than 400 National Sales Directors out of 1.3 million insurance agents. In March 1991, Mr. Stokes left the financial services industry to launch his own independent marketing firm, Global Marketing Alliance ("Global Alliance"). Over the next five years, Mr. Stokes became one of the leading money earners in several national network marketing firms. Mr. Stokes' marketing firm, Global Alliance, has sponsored and trained over 150,000 distributors since 1991. Mr. Stokes has a bachelors degree in industrial management from the Georgia Institute of Technology.

         THOMAS O. CORDY has served as Chief Executive Officer, President and a Director of the Company since May 1997. Prior to that time, he served as President and Chief Executive Officer of CI Cascade Corp. Mr. Cordy currently serves as Vice Chairman of the Board of Trustees for Clark Atlanta University, Chairman of the Board of Renaissance Capital Corporation and a Director of Cox Enterprises. Mr. Cordy has a bachelors degree from Morehouse College and a masters degree from Atlanta University. Mr. Cordy has attended the Stanford Executive Program at the Stanford School of Business and the University of Oklahoma National Lending School.


         ALVIN CURRY has served as the Chief Operating Officer of the Company since October 1998 and as a Director of the Company since its inception. He also serves as Executive Vice President and Chief Operating Officer of Maxxis 2000. Mr. Curry started his marketing career in 1986 with A.L. Williams, where he attained the position of Senior Vice President in less than three years with A.L. Williams. In March 1991, Mr. Curry left the financial services industry to join Mr. Stokes in Global Alliance. Mr. Curry attended Northwest Mississippi Junior College and Tacoma Community College, and he received a degree from the Knapp College of Business.

         DANIEL MCDONOUGH has served as Chief Financial Officer of the Company since October 1997. Prior to his employment with the Company, Mr. McDonough provided financial consulting services to a number of start up companies at Creative Benefits, Inc. In addition, from 1992 to 1994, Mr. McDonough was the controller of Jostens Learning Corporation, a $75 million technology company specializing in educational software. Prior to his employment with Jostens, Mr. McDonough served as assistant controller to Alumax, Inc., a $2.5 billion integrated aluminum company with over 100 manufacturing operations throughout the United States. From 1973 to 1980, Mr. McDonough was employed by Price Waterhouse & Co. Mr. McDonough is a licensed CPA and also holds a masters of business administration degree from the University of Buffalo.


         LARRY W. GATES, II has served as Vice President of Human Resources since the Company's inception and a Director of the Company since May 1997. Mr. Gates became a part-time independent insurance agent for A.L. Williams in 1989 while serving in the U.S. Army. In 1993, he left the financial services industry and became a full-time independent marketer of telecommunications services through his own independent marketing firm, Classic Enterprises. Mr. Gates built a downline of over 10,000 distributors between 1993 and 1996. Mr. Gates has an associates degree from Pierce College.


         CHARLES P. BERSTEIN has served as a Director of the Company since May 1997. Since 1992, Mr. Bernstein has also served as President of Harvest Mortgage Co. From 1989 to 1992, Mr. Bernstein was the Vice President of Nationwide Mortgage Resources, an underwriter and servicer of loans on residential and commercial real estate. Mr. Bernstein holds an associates degree from the University of South Carolina.

         ROBERT JAMES GLOVER, JR. has served as a Director of the Company since its inception. Mr. Glover started his marketing career as an independent insurance agent with A.L. Williams in 1985, where he attained the sales position of Senior Vice President. In December 1993, Mr. Glover left the financial services industry and became an independent marketer of telecommunications services through his own independent marketing firm, Glover Enterprises. Mr. Glover's network marketing firm has sponsored and trained over 10,000 distributors. Mr. Glover attended Maryland University.

         TERRY HARRIS has served as a Director of the Company since May 1997. Since 1982, Mr. Harris has served as Pastor and President of Tacoma Christian Center Inc. Mr. Harris has a bachelors degree from the University of Puget Sound and attended Rhema Bible School.

         PHILIP E. LUNDQUIST has served as a Director of the Company since May 1997. He also serves as Chairman of Christopher Partners Inc. Since 1988, Mr. Lundquist has owned and operated an investment banking consulting company as a sole proprietorship. From 1985 to 1988, Mr. Lundquist was the Director of Corporate Finance for Deloitte Haskins & Sells in Atlanta, Georgia. Mr. Lundquist has a bachelors degree from Williams College and attended the Institute of Investment Banking at the Wharton School, University of Pennsylvania.

COMMITTEES OF THE BOARD


         The Company's Board of Directors recently established Executive, Audit and Compensation Committees. The Executive Committee may, within certain limitations, during the interval between Board meetings, exercise all of the powers of the Company's Board of Directors. The Audit Committee reviews, with the Company's independent public accountants, the annual financial statements of the Company, reviews the work of such independent public accountants and makes annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year. The Audit Committee also reviews the effectiveness of the financial and accounting functions, organization, operations and management of the Company. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company and administers the issuance of stock options to the Company's officers, employees, consultants and advisors. The Compensation Committee also reviews general policy matters relating to compensation and benefits of employees of the Company.

DIRECTOR COMPENSATION

         Members of the Board of Directors are reimbursed for their out-of-pocket expenses for each meeting attended, but otherwise serve without compensation.

EXECUTIVE COMPENSATION


         The following Summary Compensation Table sets forth the compensation earned by the Company's Chief Executive Officer for the year ended June 30, 1998 and the Inception Period. No other executive officers of the Company received a combined salary and bonus in excess of $100,000 for the year ended June 30, 1998.


                           SUMMARY COMPENSATION TABLE


                                                                                           ANNUAL COMPENSATION
                                                                                        -------------------------
NAME AND PRINCIPAL POSITION                             PERIOD                           SALARY         OTHER(1)
---------------------------                         --------------                      ---------      ----------

Thomas O. Cordy...............................      Fiscal 1998                         $  41,600      $   83,400
   Chief Executive Officer and President            Inception Period                        5,250              --



---------------
(1) Represents amounts accrued as deferred compensation for the periods presented.

OPTION GRANTS DURING 1998

         As of June 30, 1998, no options had been granted to the Chief Executive Officer of the Company.


EMPLOYMENT AGREEMENTS


         In May 1997, the Company entered into an employment agreement with Mr. Cordy, and in September 1997, the Company entered into employment agreements with Mr. Alvin Curry and Mr. Shawn Dinwiddie, and in October 1998, the Company memorialized an employment agreement with Mr. Daniel McDonough (collectively, the "Employment Agreements"). Generally, the Employment Agreements provide for a minimum weekly salary. In addition, the employee may participate in a bonus program and is eligible to receive quarterly or annual payments of a performance bonus based upon the achievement of targeted levels of performance and such other criteria as the Board of Directors shall establish from time to time. Each employee may participate in insurance and other benefit plans of similarly situated employees, including any stock option plans of the Company.


         Each of the Employment Agreements has a term of one year, and the term renews daily until either party fixes the remaining term at one year by giving written notice. The Company can terminate each employee upon death or disability (as defined in the Employment Agreements) or with or without cause upon delivery to the employee of a notice of termination. If the employee is terminated because of death, disability or cause, the employee will receive any accrued compensation through the termination date and any accrued performance bonus, unless the employee is terminated for cause. If the employee is terminated without cause, the Company must pay the employee severance payments equal to his minimum base salary for each week during the six-month period following the termination date. If the employee is a director or officer of the Company or any of its affiliates, the employee must tender his resignation to such positions effective as of the termination date.

         Under the Employment Agreements, each employee agrees to maintain the confidentiality of the Company's trade secrets and confidential business information. The employee also agrees for a period of one year following the termination date, if he is terminated or resigns for any reason, not to compete with or solicit employees or customers of the Company or any of its affiliates within a 30-mile radius of the Company's corporate offices; provided, that if the employee is terminated without cause, the non-compete period will be six months.

SALES REPRESENTATIVE AGREEMENTS


         In September 1997, the Company entered into independent sales representative agreements (collectively, the "Sales Representative Agreements") with ten independent sales representatives, including Messrs. Stokes, Gates and Glover. The Sales Representative Agreements provide for minimum weekly payments, which the Executive Committee establishes from time to time. Each sales representative shall also be eligible to receive quarterly payments of a performance bonus which shall be a percentage of total revenue from Maxxis 2000. The Board of Directors determines the amount of the bonus from time to time. Each sales representative is an independent contractor, and the Company does not exercise control over the activities of the sales representatives other than as set forth in the Sales Representative Agreements.


         Each of the Sales Representative Agreements has a term of one year, and the term renews daily until either party fixes the remaining term at one year by giving written notice. The Company can terminate each sales representative upon death or disability (as defined in the Sales Representative Agreements) or with or without cause upon delivery to the sales representative of a notice of termination. If a sales representative is terminated, the sales representative will receive any accrued fees through the termination date and any accrued performance bonus, unless the sales representative is terminated for cause. If the sales representative is a director or officer of the Company or any of its affiliates, the sales representative shall tender his resignation to such positions effective as of the termination date. Under the Sales Representative Agreements, each sales representative agrees to maintain the confidentiality of the Company's trade secrets and confidential business information.

CONSULTING AGREEMENT

         In September 1997, the Company entered into a consulting agreement with Mr. Robert P. Kelly. The consulting agreement provides for a minimum weekly salary, and the consultant may participate in a bonus program and will be eligible to receive quarterly or annual payments of a performance bonus based upon the achievement of targeted levels of performance and such other criteria as the Board of Directors shall establish from time to time. The consultant is an independent contractor, and the Company does not exercise control over the activities of the consultant other than as set forth in the consulting agreement.

         The consulting agreement has a term of one year, and the term renews daily until either party fixes the remaining term at one year by giving written notice. The Company can terminate the consultant upon death or disability (as defined in the consulting agreement) or with or without cause upon delivery to the consultant of a notice of termination. If the consultant is terminated because of death, disability or cause, the consultant will receive any accrued fees through the termination date and any accrued performance bonus, unless the consultant is terminated for cause. If the consultant is terminated without cause, the Company must pay the consultant severance payments equal to his minimum base salary for each week during the six-month period following the termination date.

         Under the consulting agreement, the consultant agrees to maintain the confidentiality of the Company's trade secrets and confidential business information. The consultant also agrees for a period of one year following the termination date, if he is terminated or resigns for any reason, not to compete with or solicit employees or customers of the Company or any of its affiliates within a 30-mile radius of the Company's corporate offices; provided, that if the consultant is terminated without cause, the non-compete period will be six months.

INDEMNIFICATION OF DIRECTOR AND OFFICERS

         Pursuant to the Articles, the Company is obligated to indemnify each of its directors and officers to the fullest extent permitted by Georgia Law with respect to all liability and loss suffered and reasonable expenses incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company. The Company is obligated to pay the reasonable expenses of the directors or officers incurred in defending such proceedings if the indemnified party agrees to repay all amounts advanced by the Company if it is ultimately determined that such indemnified party is not entitled to indemnification. See "Description of Capital Stock -- Limitations on Liability of Officers and Directors."

STOCK OPTION PLAN


         The Board of Directors adopted on September 16, 1998, and the shareholders approved on October 1, 1998, the Maxxis Group, Inc. 1998 Stock Option Plan (the "Option Plan"), which permits the Company to grant options to purchase shares of Common Stock to officers, directors, key employees, advisors and consultants of the Company. The purpose of the Option Plan is to advance the interests of the Company, its subsidiaries and its shareholders by affording certain employees and Directors of the Company and its subsidiaries, as well as key consultants and advisors to the Company or any subsidiary, an opportunity to acquire or increase an interest in the Company. Options granted under the Option Plan are intended to promote the growth and profitability of the Company and its subsidiaries by providing the optionees with an additional incentive to achieve the Company's objectives through participation in its success and growth and by encouraging optionees to continue their association with or service to the Company.

         Generally, options granted under the Option Plan may be Incentive Stock Options ("ISOs"), which are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options, which are not intended to meet such requirements ("Non-Qualified Options"). ISOs must have terms of ten years or less from the date of grant and the fair market value of grants of ISOs during any year on the date of grant may not exceed $100,000. The Option Plan will be administered by a committee (the "Committee"), having the duties and authorities set forth in such Option Plan in addition to any other authority granted by the Board. The Committee will have the full power and authority, in its discretion, subject to the provisions of the Option Plan, to interpret the Option Plan, to prescribe, amend, and rescind rules and regulations relating to them, to determine the details and provisions of each stock option agreement and restriction agreement, and to make all other determinations necessary or advisable for the administration of the Option Plan, including, without limitation, the amending or altering of such Plan and any options or restricted stock awards granted thereunder, as may be required to comply with or to conform to any federal, state, or local laws or regulations. The Committee, in its discretion, will select the recipients of awards and the number of options granted thereunder and determine other matters such as (i) vesting schedules, (ii) the exercise price of options (which cannot be less than 100% of the fair market value of the Common Stock on the date of grant for ISOs) and (iii) the duration of awards (which cannot exceed ten years from the date of grant or modification of the option).

         Subject to shareholder approval, the aggregate number of shares of Common Stock reserved for the issuance of options under the Option Plan will be 300,000 shares, subject to adjustment in accordance with the Option Plan. Any or all shares of Common Stock subject to the Option Plan may be issued in any combination of ISOs or Non-Qualified Options, and the amount of Common Stock subject to the Option Plan may be increased from time to time, subject to shareholder approval. Shares subject to an option may be either authorized and unissued shares or shares issued and later reacquired by the Company. The shares covered by any unexercised portion of an option that has terminated for any reason may again be optioned or awarded under the Option Plan, and such shares shall not be considered as having been optioned in computing the number of shares of Common Stock remaining available for options under the Option Plan.

         The class of persons eligible to participate in the Option Plan consists of all persons whose participation in the Option Plan the Committee determines to be in the best interests of the Company which includes, but is not limited to, all employees and directors of the Company or any subsidiary, as well as key consultants and advisors to the Company or any subsidiary. The Committee will have the power to specify, with respect to the Options granted to a particular Optionee, the effect of the termination of such Optionee's employment or service under various circumstances on such Optionee's right to exercise an Option, which effect may include immediate or deferred termination of such Optionee's rights under an Option, or acceleration of the date at which an Option may be exercised in full. As of December 1, 1998, options to purchase 6,818 shares of Common Stock were outstanding.

                              CERTAIN TRANSACTIONS

         On February 16, 1997, Glover Enterprises, Inc., an affiliate of Robert
J. Glover, a director of the Company, loaned the Company $50,000 to fund initial start-up costs of the Company. The Company has repaid this loan.

         During the Inception Period, the Company paid a fee of $184,000 to IS 14, Inc. ("IS 14"), a former Delaware corporation which was controlled by certain of the directors and officers of the Company. The IS 14 fee was comprised of compensation for managerial, marketing and administrative services performed by certain of the Company's officers and sales representatives prior to the establishment of the Company's payroll. IS 14 has been dissolved, and the Company will not make any additional payments to IS 14.

         Pursuant to Mr. Cordy's employment agreement, The Anchora Company, an affiliate of Mr. Cordy, purchased 800,000 shares of Class A Common Stock, at a price of $0.15 per share. In exchange, The Anchora Company gave the Company a $120,000 full recourse promissory note which bears interest at an annual rate of 8.75%. Mr. Cordy guaranteed the promissory note. The principal and interest on the promissory note are due and payable on the earlier of May 1, 2002 or the closing of an underwritten public offering where the Company receives aggregate net proceeds of at least $5,000,000.


         In December 1997, the Company borrowed approximately $53,000 from Mr. Cordy to fund certain operational expenses. In February 1998, the Company entered into the Cordy Note to memorialize such borrowing. The Cordy Note bore interest at a fixed rate of 6% per year. The Company repaid the Cordy Note in full with aggregate payments of approximately $54,700 in principal and interest on or before June 30, 1998.


         Certain of the transactions described above may be on terms more favorable to officers, directors and principal shareholders than they could obtain in a transaction with an unaffiliated third party. The Company has adopted a policy requiring that all material transactions between the Company and its officers, directors or other affiliates must: (i) be approved by a majority of the disinterested members of the Board of Directors of the Company; and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. See "Risk Factors -- Transactions with Related Parties."

                             PRINCIPAL SHAREHOLDERS


         The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of December 8, 1998, and as adjusted to reflect the sale of 450,000 shares of Common Stock offered hereby, by: (i) each person known by the Company beneficially to own more than 5% of the outstanding shares of the Common Stock; (ii) each director of the Company; and
(iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, all persons listed have sole voting and investment power with respect to their shares.




                                                           SHARES BENEFICIALLY OWNED   SHARES BENEFICIALLY OWNED
                                                            PRIOR TO THE OFFERING(B)       AFTER THE OFFERING
                                                           -------------------------   -------------------------
NAME AND ADDRESS(A) OF A BENEFICIAL OWNER                    NUMBER      PERCENTAGE      NUMBER      PERCENTAGE
-----------------------------------------                  ----------   ------------   ----------   ------------

Alvin Curry(c)............................................    636,363           40.5%     636,363           31.5%
King David Trust(d).......................................    454,545           28.9      454,545           22.5
Cynthia Glover, trustee(e)................................    181,818           11.6      181,818            9.0
The Anchora Company(f)....................................     72,727            4.6       72,727            3.6
Charles P. Bernstein......................................         --             --           --             --
Thomas O. Cordy(g)........................................         --             --           --             --
Larry W. Gates, II........................................     45,454            2.9       45,454            2.3
Robert J. Glover(h).......................................         --             --           --             --
Terry Harris..............................................      3,636              *        3,636              *
Philip E. Lundquist.......................................         --             --           --             --
Ivey J. Stokes(i).........................................         --             --           --             --
All directors and executive officers as a group
   (9 persons) (c) - (j)..................................    994,088           63.0      994,088           49.0



------------------
*        Less than one percent
(a) The address of the King David Trust and Alvin Curry is c/o Maxxis Group, Inc., 1901 Montreal Road, Suite 108, Tucker, Georgia 30084. The address of Cynthia Glover, trustee, U/A Louise Glover dated January 10, 1997 is 7839 Taylor Circle, Riverdale, Georgia 30274. The address of the Anchora Company is c/o Salem Management Company, Ltd., Design House, Leeward Highway, P.O. Box 150, Providenciales Turks & Caicos Island, B.W.I.
(b) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if such person has or shares voting power or investment power with respect to such security, or has the right to acquire beneficial ownership at any time within 60 days from June 10, 1998. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.
(c) Includes 454,545 shares owned by the King David Trust of which Mr. Curry, a director of the Company, is the trustee. Mr. Curry disclaims beneficial ownership of such shares.
(d) All such shares are owned by the King David Trust of which Mr. Curry is the trustee and Mr. Stokes' minor children are the beneficiaries. Mr. Stokes, the Chairman of the Board, disclaims beneficial ownership of such shares.
(e) All such shares are owned by Cynthia Glover, trustee, U/A Louise Glover dated January 10, 1997. Ms. Glover is the wife of Robert J. Glover, a director of the Company. Mr. Glover is the sole beneficiary and disclaims beneficial ownership of such shares. In addition, Ms. Glover disclaims beneficial ownership of such shares.
(f) All such shares are owned by The Anchora Company of which Mr. Cordy, Chief Executive Officer and President of the Company, is the protector. Mr. Cordy disclaims beneficial ownership of such shares.
(g) Excludes 72,727 shares owned by The Anchora Company, of which Mr. Cordy is the protector. Mr. Cordy disclaims beneficial ownership of such shares.
(h) Excludes 181,818 shares owned by Cynthia Glover, trustee, U/A Louise Glover dated January 10, 1997 of which Mr. Glover is the sole beneficiary. Mr. Glover disclaims beneficial ownership of such shares.
(i) Excludes 454,545 shares owned by the King David Trust of which Mr. Stokes' minor children are the beneficiaries. Mr. Stokes disclaims beneficial ownership of such shares.
(j) Includes options to acquire 6,818 shares of Common Stock held by Daniel McDonough.

                          DESCRIPTION OF CAPITAL STOCK


         The following description of the capital stock is only a summary and is subject to the provisions of the Amended and Restated Articles of Incorporation (the "Articles") and the Amended and Restated Bylaws (the "Bylaws"), which are included as exhibits to the Registration Statement of which this Prospectus forms a part, and the applicable provisions of Georgia Law.


GENERAL


         The Articles authorize the Company to issue up to 20,000,000 shares of Common Stock. As of the date hereof, 1,571,187 shares of Common Stock are issued and outstanding and are held of record by 56 shareholders. In addition, the Articles authorize the Company to issue up to 10,000,000 shares of preferred stock, no par value per share, with such rights and preferences as the Board of Directors shall determine. 100,000 shares of the preferred stock has been designated as Series A Convertible Preferred Stock (the "Series A Preferred").


COMMON STOCK

         Each holder of shares of Common Stock is entitled to one vote at shareholders' meetings for each share held. Subject to the prior rights of any series of preferred stock that may be issued, holders of shares of Common Stock are entitled to receive, pro rata, such dividends as may be declared by the Board of Directors out of funds legally available therefor, and are also entitled to share, pro rata, in any other distributions to the shareholders. The Company anticipates that for the foreseeable future its earnings, if any, will be retained for the operation and expansion of its business and that it will not pay cash dividends. See "Dividend Policy." There are no redemption or sinking fund provisions applicable to the Common Stock. Holders of shares of Common Stock do not have any preemptive rights or other rights to subscribe for additional shares. The outstanding shares of Common Stock are, and the shares sold by the Company pursuant to this Offering will be, when issued and paid for, fully paid and non-assessable.

PREFERRED STOCK AND WARRANTS

         The Articles provide that the Board of Directors shall be authorized, without further action by the holders of the Common Stock, to provide for the issuance of shares of the preferred stock in one or more classes or series and to fix the designations, powers, preferences and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference; and to fix the number of shares to be included in any such classes or series. Any preferred stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights. Issuances of preferred stock, while providing the Company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Common Stock and, in certain circumstances, could have the effect of making it more difficult for a third party to acquire control of the Company or the effect of decreasing the market price of the Common Stock.


         In November 1997, the Company entered into a demand promissory note to fund expenses incurred in connection with the launch of the Company's nutritional product line. On March 23, 1998, the Company converted the $200,000 principal amount of the promissory note into 36,359 units (the "Units") at a price of $5.50 per Unit with each Unit consisting of one share of Series A Preferred and one warrant (a "Warrant") to purchase one share of Common Stock at a price of $5.50 per share. The Series A Preferred is: (i) non-voting; (ii) entitled to an antidilution adjustment only upon a stock split, recapitalization or similar event; (iii) entitled to a liquidation preference over the Common Stock; and (iv) convertible into Common Stock at the option of the holder at any time commencing 14 months following the date of the issuance of the Series A Preferred and automatically upon the closing of a public offering that occurs at least 14 months following the issuance of the Series A Preferred and that provides gross proceeds to the Company of at least $7,500,000. The Warrants are entitled to an antidilution adjustment only upon a stock split, recapitalization or similar event and are not exercisable until 14 months following their date of issuance and remain exercisable at the option of the holder until the seventh anniversary of their issuance.

CERTAIN PROVISIONS OF THE ARTICLES, BYLAWS AND GEORGIA LAW

Certain provisions of the Articles and Bylaws and the Georgia Law, summarized in the following paragraphs, may be considered to have anti-takeover effects and may hinder, delay, deter or prevent a tender offer, proxy contest or other attempted takeover that a shareholder may deem to be in such shareholder's best interest, including such an attempted transaction as might result in payment of a premium over the market price for shares held by such shareholder.


         Classified Board of Directors. The Articles divide the Board of Directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors are elected at each annual meeting of shareholders. Currently, the terms of Class I directors expire in 2001, the terms of Class II directors expire in 1999 and the terms of Class III directors expire in 2000.


         Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals; Actions by Written Consent of Shareholders. The Bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before any meeting of shareholders of the Company. Any shareholder nomination or proposal for action at an upcoming shareholder meeting must be delivered to the Company no later than the deadline for submitting shareholder proposals pursuant to Rule 14a-8 under the Exchange Act. The presiding officer at any shareholder meeting is not required to recognize any proposal or nomination which did not comply with such deadline.

         The purpose of requiring shareholders to give the Company advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although the Bylaws do not give the Board of Directors any power to disapprove timely shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal.

         Actions required to be taken at a shareholder meeting may be taken without a meeting only if the unanimous written consent of the shareholders entitled to vote at such meeting is obtained and delivered to the Company for inclusion in its minute book or other corporate records.

         Georgia Business Combination Statute. Pursuant to its Bylaws, the Company is subject to the provisions of the Georgia Law, including provisions prohibiting various "business combinations" involving "interested shareholders" for a period of five years after the shareholder becomes an interested shareholder of the Company. Such provisions prohibit any business combination with an interested shareholder unless either (i) prior to such time, the Board of Directors approves either the business combination or the transaction by which such shareholder became an interested shareholder; (ii) in the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of the outstanding voting stock of the Company which was not held by directors, officers, affiliates thereof, subsidiaries or certain employee option plans of the Company, or (iii) subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in such shareholder owning at least 90% of the outstanding voting stock of the Company and the business combination is approved by a majority of the disinterested shareholders' shares not held by directors, officers, affiliates thereof, subsidiaries or certain employee stock option plans of the Company. Under the relevant provisions of the Georgia Law, a "business combination" is defined to include, among other things,
(i) any merger, consolidation, share exchange or any sale, transfer or other disposition (or series of related sales or transfers) of assets of the Company having an aggregate book value of 10% or more of the Company's net assets (measured as of the end of the most recent fiscal quarter), with an interested shareholder of the Company or any other corporation which is or, after giving effect to such business combination, becomes an affiliate of any such interested shareholder, (ii) the liquidation or dissolution of the Company, (iii) the receipt by an interested shareholder of any benefit from any loan, advance, guarantee, pledge, tax credit or other financial benefit from the Company, other than in the ordinary course of business and (iv) certain other transactions involving the issuance or reclassification of securities of the Company which produce the result that 5% or more of the total equity shares of the Company, or of any class or series thereof, is owned by an interested shareholder. An "interested shareholder" is defined by the Georgia Law to include any person or entity that, together with affiliates, beneficially owns or has the right to own 10% or more of the outstanding voting shares of the Company, or any person that is an affiliate of the Company and has, at any time within the preceding two-year period, been the beneficial owner of 10% or more of the outstanding voting shares of the Company. The restrictions on business combinations shall not apply to any person who was an interested shareholder before the adoption of the Bylaws which made the provisions applicable to the Company nor to any persons who subsequently become interested shareholders inadvertently, subsequently divest sufficient shares so that the shareholder ceases to be an interested shareholder and would not, at any time within the five-year period immediately before a business combination involving the shareholder have been an interested shareholder but for the inadvertent acquisition.

         Constituency Provisions. In addition to considering the effects of any action on the Company and its shareholders, the Articles permit the Board of Directors and the committees and individual members thereof to consider the interests of various constituencies, including employees, customers, suppliers, and creditors of the Company, communities in which the Company maintains offices or operations, and other factors which such directors deem pertinent, in carrying out and discharging the duties and responsibilities of such positions and in determining what is believed to be in the best interests of the Company.

LIMITATIONS ON LIABILITY OF OFFICERS AND DIRECTORS

         The Articles provide that no director shall be personally liable to the Company or any of its shareholders for any breach of the duties of such position, except that such elimination of liability does not apply to: (i) appropriations of business opportunities from the Company in violation of such director's duties; (ii) knowing or intentional misconduct or violation of law;
(iii) liability for assent to distributions which are illegal or improper under the Georgia Law or the Articles; and (iv) liability for any transaction in which an improper personal benefit is derived. In addition, the Articles state that if the Georgia Law is ever amended to allow for greater exculpation of directors than presently permitted, the directors shall be relieved from liabilities to the fullest extent provided by the Georgia Law, as so amended, without further action by the Board or the shareholders of the Company, unless the Georgia Law provides otherwise. No modification or repeal of this provision will adversely affect the elimination or reduction in liability provided thereby with respect to any alleged act occurring before the effective date of such modification or repeal.

         The Company intends to enter into agreements with each of its current directors and executive officers pursuant to which it is obligated to indemnify those persons to the fullest extent authorized by law and to advance payments to cover defense costs against an unsecured obligation to repay such advances if it is ultimately determined that the recipient of the advance is not entitled to indemnification. The indemnification agreements will provide that no indemnification or advancement of expenses shall be made (a) if a final adjudication establishes that his actions or omissions to act were material to the cause of action so adjudicated and constitute: (i) a violation of criminal law (unless the indemnitee had reasonable cause to believe that his actions were lawful); (ii) a transaction from which the indemnitee derived an improper personal benefit; (iii) an unlawful distribution or dividend under the Georgia Law; or (iv) willful misconduct or a conscious disregard for the just interests of the Company in a derivative or shareholder action; (b) for liability under
Section 16(b) of the Exchange Act, or (c) if a final decision by a court having jurisdiction in the matter determines that indemnification is not lawful.

         At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted under the Bylaws or the Georgia Law.

SHAREHOLDER'S AGREEMENT

         The Company and certain of its officers, directors and major shareholders have entered into a Shareholders' Agreement whereby the shareholders agreed to certain restrictions on the transfer or other disposition of the shares of Common Stock held by each holder. In the event a shareholder intends to transfer his or her Common Stock to a non-permitted transferee, the Company and the remaining shareholders have a right of first refusal to purchase the transferring shareholder's Common Stock at fair market value. In addition, if the Company terminates a shareholder's employment or engagement (or the employment or engagement of certain persons associated with a shareholder) as a sales representative or consultant for cause, the Company shall have the right to repurchase, at fair market value, an amount of the shareholder's Common Stock which begins at 100% and declines 20% per year for each completed year of service with the Company. If either the right of first refusal or the Company's right to purchase is exercised, either provision could have the effect of further concentrating the stock ownership and voting power of the Company. See "Risk Factors -- Shares Eligible for Future Sale."


                         SHARES ELIGIBLE FOR FUTURE SALE


         Upon completion of the offering, Maxxis will have a minimum of 1,863,687 shares and a maximum of 2,021,187 shares of Common Stock outstanding, and 36,359 shares of Preferred Stock outstanding. Maxxis will also have Warrants to purchase 36,359 shares of Common Stock and options to purchase 6,818 shares of Common Stock outstanding. Of these shares, the shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. However, such shares will be subject to certain restrictions on transfer including the restrictions set forth in the subscription agreement. See "The Offering -- Transfer Restrictions." The remaining shares of Common Stock outstanding upon completion of the Offering and issuable upon the conversion of outstanding Preferred Stock and the exercise of outstanding Warrants and options are "Restricted Securities" under Rule 144 of the Securities Act in that they were originally issued and sold by the Company in private transactions in reliance upon exemptions from the registration provisions of the Securities Act.


         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons deemed to be affiliates, whose Restricted Securities have been fully paid for and held for at least one year from the date of issuance by the Company may sell such securities in brokers' transactions or directly to market makers, provided the number of shares sold in any three-month period does not exceed the greater of 1% of the then outstanding shares of the Common Stock (approximately 20,000 shares based on the number of shares to be outstanding after this offering if the maximum number of shares are sold) or the average weekly trading volume in the public market during the four calendar weeks preceding the filing of the Seller's Form 144. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information concerning the Company. After two years have elapsed from the issuance of Restricted Securities by the Company, such shares generally may be sold without limitation by persons who have not been affiliates of the Company for at least quarter. Rule 144 also provides that affiliates who are selling shares which are not Restricted Securities must nonetheless comply with the same restrictions applicable to Restricted Securities with the exception of the holding period requirements.

         Prior to the offering, there has been no public market for the Common Stock of the Company, and any sale of substantial amounts of Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby.


                                  LEGAL MATTERS


         The validity of the Common Stock offered hereby will be passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P. ("Nelson Mullins"), Atlanta, Georgia. Attorneys at Nelson Mullins beneficially own in the aggregate 28,633 Units, consisting of 28,633 shares of the Company's Series A Preferred Stock and Warrants to purchase 28,633 shares of the Company's Common Stock.

                                     EXPERTS


         The audited consolidated financial statements of Maxxis Group, Inc. as of June 30, 1997 and 1998 and for the period from inception (January 24, 1997) to June 30, 1997 and the year ended June 30, 1998, included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving said report.


                             ADDITIONAL INFORMATION

         The Company has not previously been subject to the reporting requirements of the Exchange Act. The Company has filed with the Commission a Registration Statement (which term shall include any amendments thereto) on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares to be offered pursuant hereto. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the shares, reference is made to the Registration Statement, including the exhibits and schedules thereto, copies of which may be examined without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York, and Chicago, Illinois, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statement and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


         The Company is not a reporting company as defined by the Commission. The Company intends to furnish holders of the shares with annual reports containing financial statements audited by an independent public accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                               MAXXIS GROUP, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                                               Page
Report of Independent Public Accountants................................................................       F-2

Consolidated Balance Sheets as of June 30, 1998 and 1997................................................       F-3

Consolidated Statements of Operations for the Year Ended June 30, 1998 and
     for the Period from Inception (January 24, 1997) to June 30, 1997..................................       F-4

Consolidated Statements of Changes in Shareholders' Equity for the Year Ended
     June 30, 1998 and for the Period from Inception (January 24, 1997) to June 30, 1997................       F-5

Consolidated Statements of Cash Flows for the Year Ended June 30, 1998 and
     for the Period from Inception (January 24, 1997) to June 30, 1997..................................       F-6

Notes to Consolidated Financial Statements..............................................................       F-7

Condensed Consolidated Balance Sheets as of September 30, 1998 (Unaudited)
     and June 30, 1998..................................................................................       F-15

Condensed Consolidated Statements of Operations for the Three Months ended
     September 30, 1998 and 1997 (Unaudited)............................................................       F-16

Condensed Consolidated Statements of Cash Flows for the Three Months ended
     September 30, 1998 and 1997 (Unaudited)............................................................       F-17

Notes to Condensed Consolidated Financial Statements (Unaudited)........................................       F-18

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS








To Maxxis Group, Inc. and Subsidiaries:


We have audited the accompanying consolidated balance sheets of MAXXIS GROUP, INC. (a Georgia corporation) AND SUBSIDIARIES as of June 30, 1998 and 1997 and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended June 30, 1998 and for the period from inception (January 24, 1997) to June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Maxxis Group, Inc. and subsidiaries as of June 30, 1998 and 1997 and the results of their operations and their cash flows for the year ended June 30, 1998 and for the period from inception (January 24, 1997) to June 30, 1997 in conformity with generally accepted accounting principles.




/s/ ARTHUR ANDERSEN LLP


Atlanta, Georgia
September 4, 1998

                       MAXXIS GROUP, INC. AND SUBSIDIARIES



                           CONSOLIDATED BALANCE SHEETS

                             JUNE 30, 1998 AND 1997




                                     ASSETS


                                                                                             1998                        1997
                                                                                          ----------                   -------
CURRENT ASSETS:
   Cash                                                                                   $  372,000                   $ 35,000
   Short-term investment                                                                      10,000                     10,000
   Communications receivables, net of allowance for doubtful accounts of $40,000 and
      $0, respectively                                                                       316,000                     25,000

   Inventories, net                                                                          218,000                    185,000
   Prepaid expenses                                                                           43,000                     12,000
   Other current assets                                                                            0                     23,000
                                                                                          ----------                   --------
                                                                                             959,000                    290,000

PROPERTY AND EQUIPMENT, NET                                                                  169,000                     92,000

ORGANIZATIONAL COSTS, NET                                                                          0                     76,000

CAPITALIZED SOFTWARE DEVELOPMENT COSTS, NET                                                  126,000                    118,000

OTHER ASSETS                                                                                   9,000                     20,000
                                                                                          ----------                   --------
                                                                                          $1,263,000                   $596,000
                                                                                          ==========                   ========



                                       LIABILITIES AND SHAREHOLDERS' EQUITY


CURRENT LIABILITIES:
   Accounts payable                                                                      $   211,000                  $ 158,000
   Commissions payable                                                                       101,000                     42,000
   Accrued compensation                                                                      154,000                          0
   Provision for sales returns                                                                45,000                          0
   Sales taxes payable                                                                       130,000                          0
   Accrued expenses                                                                           83,000                    103,000
   Deferred revenue                                                                           55,000                          0
                                                                                         -----------                  ---------
                                                                                             779,000                    303,000
                                                                                         -----------                  ---------
COMMITMENTS AND CONTINGENCIES (Note 7)

SHAREHOLDERS' EQUITY:
   Stock subscription deposits                                                                     0                    360,000
   Preferred stock, no par value; 10,000,000 shares authorized; 100,000 shares designated as Series A; 36,359 and 0 Series A shares issued and outstanding,
      respectively                                                                           200,000                          0
   Common stock, no par value; 20,000,000 shares authorized, 1,571,187 and 1,299,992
      shares issued and outstanding, respectively                                            574,000                    127,000
   Shareholder note receivable                                                              (120,000)                  (120,000)
   Accumulated deficit                                                                      (170,000)                   (74,000)
                                                                                         -----------                  ---------
            Total shareholders' equity                                                       484,000                    293,000
                                                                                         -----------                  ---------
                                                                                         $ 1,263,000                  $ 596,000
                                                                                         ===========                  =========





        The accompanying notes are an integral part of these consolidated balance sheets.

                       MAXXIS GROUP, INC. AND SUBSIDIARIES



                      CONSOLIDATED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED JUNE 30, 1998 AND

        FOR THE PERIOD FROM INCEPTION (JANUARY 24, 1997) TO JUNE 30, 1997






                                                                             1998              1997
                                                                         -----------       -----------
NET REVENUES:
    Communications services                                              $ 5,293,000       $ 2,322,000
    Nutritional products                                                     526,000                 0
    Marketing services                                                     1,172,000           369,000
                                                                         -----------       -----------
              Total net revenues                                           6,991,000         2,691,000
                                                                         -----------       -----------
COST OF SERVICES:
    Communications services                                                1,351,000           761,000
    Nutritional products                                                     294,000                 0
    Marketing services                                                       431,000           255,000
              Total cost of services                                       2,076,000         1,016,000
                                                                         -----------       -----------
GROSS MARGIN                                                               4,915,000         1,675,000
                                                                         -----------       -----------
OPERATING EXPENSES:
    Selling and marketing                                                  2,665,000         1,089,000
    General and administrative                                             2,344,000           660,000
                                                                         -----------       -----------
              Total operating expenses                                     5,009,000         1,749,000
                                                                         -----------       -----------
INTEREST EXPENSE                                                               2,000                 0
                                                                         -----------       -----------
LOSS BEFORE INCOME TAX BENEFIT                                               (96,000)          (74,000)
                                                                         -----------       -----------

INCOME TAX BENEFIT                                                                 0                 0
                                                                         -----------       -----------
NET LOSS                                                                 $   (96,000)      $   (74,000)
                                                                         ===========       ===========
BASIC AND DILUTED LOSS PER SHARE                                         $     (0.06)      $     (0.05)
                                                                         ===========       ===========
WEIGHTED AVERAGE NUMBER OF SHARES AND SHARE EQUIVALENTS OUTSTANDING        1,571,187         1,571,187
                                                                         ===========       ===========




              The accompanying notes are an integral part of these
                            consolidated statements.

                       MAXXIS GROUP, INC. AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                    FOR THE YEAR ENDED JUNE 30, 1998 AND FOR

          THE PERIOD FROM INCEPTION (JANUARY 24, 1997) TO JUNE 30, 1997





                                              PREFERRED STOCK            COMMON STOCK              STOCK         SHAREHOLDER
                                           --------------------      ----------------------     SUBSCRIPTION         NOTE
                                           SHARES       AMOUNT        SHARES        AMOUNT        DEPOSITS        RECEIVABLE
                                           -------     --------      --------       -------     -------------    ------------
BALANCE, JANUARY 24, 1997 (INCEPTION)           0      $      0              0      $      0      $       0       $       0

    Issuance of common stock                    0             0      1,299,992       127,000              0        (120,000)
    Stock subscription deposits                 0             0              0             0        360,000               0
    Net loss                                    0             0              0             0              0               0
                                          -------      --------     ----------      --------      ---------       ---------
BALANCE, JUNE 30, 1997                          0             0      1,299,992       127,000        360,000        (120,000)

    Issuance of preferred stock            36,359       200,000              0             0              0               0
    Issuance of common stock                    0             0        271,195       447,000              0               0
    Stock subscription deposits                 0             0              0             0       (360,000)              0
    Net loss                                    0             0              0             0              0               0
                                          -------      --------     ----------      --------      ---------       ---------
BALANCE, JUNE 30, 1998                     36,359      $200,000      1,571,187      $574,000      $       0       $(120,000)
                                          =======      ========     ==========      ========      =========       =========



                                           ACCUMULATED
                                             DEFICIT         TOTAL
                                           -----------     ---------
BALANCE, JANUARY 24, 1997 (INCEPTION)      $       0       $       0

    Issuance of common stock                       0           7,000
    Stock subscription deposits                    0         360,000
    Net loss                                 (74,000)        (74,000)
                                           ---------       ---------
BALANCE, JUNE 30, 1997                       (74,000)        293,000

    Issuance of preferred stock                    0         200,000
    Issuance of common stock                       0         447,000
    Stock subscription deposits                    0        (360,000)
    Net loss                                 (96,000)        (96,000)
                                           ---------       ---------
BALANCE, JUNE 30, 1998                     $(170,000)      $ 484,000
                                           =========       =========




              The accompanying notes are an integral part of these
                            consolidated statements.

                       MAXXIS GROUP, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                    FOR THE YEAR ENDED JUNE 30, 1998 AND FOR

          THE PERIOD FROM INCEPTION (JANUARY 24, 1997) TO JUNE 30, 1997





                                                                              1998            1997
                                                                            ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                 $ (96,000)      $ (74,000)
                                                                            ---------       ---------
   Adjustments to reconcile net loss to net cash provided by operating activities:
      Depreciation and amortization                                           176,000          54,000
      Changes in assets and liabilities:
      Communications receivables                                             (291,000)        (25,000)
      Inventories                                                             (33,000)       (185,000)
      Prepaid expenses                                                        (31,000)        (12,000)
      Other assets                                                             34,000         (43,000)
      Commissions payable                                                      59,000          42,000
      Accounts payable                                                         53,000         158,000
      Accrued compensation                                                    154,000               0
      Provision for sales returns                                              45,000               0
      Sales taxes payable                                                     130,000               0
      Accrued expenses                                                        (20,000)        103,000
      Deferred revenue                                                         55,000               0
                                                                            ---------       ---------
            Total adjustments                                                 331,000          92,000
                                                                            ---------       ---------
            Net cash provided by operating activities                         235,000          18,000
                                                                            ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                                                      (115,000)        (99,000)
   Purchase of short-term investment                                                0         (10,000)
   Software development and organizational costs                              (70,000)       (241,000)
                                                                            ---------       ---------
            Net cash used in investing activities                            (185,000)       (350,000)
                                                                            ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from stock subscriptions                                                0         360,000
   Proceeds from issuance of common stock                                      87,000           7,000
   Proceeds from issuance of preferred stock                                  200,000               0
                                                                            ---------       ---------
            Net cash provided by financing activities                         287,000         367,000
                                                                            ---------       ---------
NET INCREASE IN CASH                                                          337,000          35,000

CASH, BEGINNING OF YEAR                                                        35,000               0
                                                                            ---------       ---------
CASH, END OF YEAR                                                           $ 372,000       $  35,000
                                                                            =========       =========

SUPPLEMENTAL CASH FLOW DISCLOSURES:
   cash paid for interest                                                   $   2,000       $       0
                                                                            =========       =========
   Cash paid for income taxes                                               $       0       $       0
                                                                            =========       =========

   Stock issued for note receivable                                         $       0       $ 120,000
                                                                            =========       =========




              The accompanying notes are an integral part of these
                            consolidated statements.

                       MAXXIS GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                             JUNE 30, 1998 AND 1997



  1.  ORGANIZATION AND PRESENTATION

      DESCRIPTION OF BUSINESS AND OPERATIONS


      Maxxis Group, Inc., a Georgia corporation, was incorporated on January 24, 1997 ("Inception") and is headquartered in Tucker, Georgia. Maxxis Group, Inc.'s principal business operations are carried out through its wholly owned subsidiaries, Maxxis 2000, Inc. and Maxxis Telecom, Inc., which began operations in March 1997, and Maxxis Nutritional, Inc., which began operations in December 1997. Maxxis Group, Inc., together with its wholly owned subsidiaries (collectively referred to as the "Company"), was founded for the purpose of providing long-distance services, private label nutritional products, and other consumable products and services through a multilevel marketing system of independent associates ("IAs") to subscribers throughout the United States. The Company currently markets both long-distance services and value-added communications services, such as travel cards, prepaid phone cards, 800 service, and international telecommunications service, as well as private label nutritional products.

      The Company has a limited operating history, and its operations are subject to the risks inherent in the establishment of any new business. Since the Company has only recently made the transition to an operating company, the Company's ability to manage its growth and expansion will require it to implement and continually expand its operational and financial systems, recruit additional employees, and train and manage both current and new employees. Growth may place a significant strain on the Company's operational resources and systems, and failure to effectively manage this projected growth would have a material adverse effect on the Company's business.


  2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      PRINCIPLES OF CONSOLIDATION

      All significant intercompany balances and transactions have been eliminated in consolidation.




      REVENUE RECOGNITION


      Communications services revenues consist of prepaid phone card sales to IAs. The Company purchases prepaid phone cards from an independent tariffed long-distance reseller (the "Reseller"). IAs purchase these prepaid phone cards from the Company. Revenues from the sale of these prepaid phone cards are recognized when the cards are sold to IAs, net of an estimate of sales returns for defective or unused cards. Active IAs have the right of return for defective or unused cards for up to 30 days after the date of purchase. IAs that terminate their relationship with the Company also have up to one year from the date of purchase to return cards that are unused and sealed in the original packaging, net of a restocking fee, for a refund.

      Communications services also consist of revenues generated from the Company's agreement with the Reseller that provides for the Company to receive a percentage of the gross long-distance revenues generated by the Company's customers, less billing adjustments. The Company recognizes long-distance revenues when services are provided by the Reseller, net of an estimate for billing adjustments. The Reseller assumes the risk of all bad debts. Amounts due to the Company related to this agreement are included in communications receivables in the accompanying consolidated balance sheets.

      Nutritional services revenues consist of sales of private label nutritional products manufactured by various suppliers and are recorded as products are shipped.

      Marketing services revenues primarily consist of receipts from IAs for application fees and purchases of distributor kits and sales aids, which include starter kits of forms, promotional brochures, marketing materials, and presentation materials.

      DEFERRED REVENUE

      Deferred revenue relates to an annual nonrefundable renewal fee assessed to IAs after their first year with the Company that provides IAs with the right to sell the Company's products and services. The Company recognizes this revenue on a straight-line basis over the IAs' renewal period.


      COST OF SERVICES


      Communications services costs primarily include the costs of purchasing prepaid phone cards from the Reseller.

      Nutritional services costs include the costs of purchasing nutritional products from third-party suppliers.

      Marketing services costs include the costs for printing and designing of associate applications, starter kits, and other sales aids.


      SELLING AND MARKETING EXPENSES


      Selling and marketing expenses primarily consist of commissions paid to IAs based on the sponsoring of new IAs and the sale of communication services and nutritional products.

      GENERAL AND ADMINISTRATIVE EXPENSES

      General and administrative expenses primarily consist of salary expense for the Company's customer service personnel, office staff, and executive personnel in addition to the cost of IAs support services and information systems services.


      CONCENTRATIONS OF CREDIT RISK


      The Company's customers are primarily residential and are not concentrated in any specific geographic region of the United States. The Company purchases its prepaid phone card services from the Reseller. Failure of the Reseller to provide quality services and customer support could have a material adverse effect on the Company's results of operations. The Company has an additional agreement with the Reseller to provide long-distance services, which if terminated or canceled may significantly impact the results of operations of the Company. While the Company believes it could contract with another long-distance reseller, the loss of revenues or potential disruption of services to customers may have a material effect on the Company's results of operations.

      The Company's success will depend heavily on its ability to attract, maintain, and motivate a large base of IAs who, in turn, sponsor customers and other IAs. The Company anticipates a significant turnover among IAs, which the Company believes is typical of direct selling. The Company has begun establishing its network of IAs; however, there can be no assurance that the Company will be successful in establishing a viable network of IAs.

      USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


      COMMUNICATIONS RECEIVABLES

      A summary of changes in the allowance for doubtful accounts for the year ended June 30, 1998 and the period from Inception to June 30, 1997 is as follows:




                                                                                 1998             1997
                                                                              ----------       ---------
              Balance, beginning of period                                    $         0      $       0
                  Provisions                                                       40,000              0
                  Recoveries                                                            0              0
                  Write-offs                                                            0              0
                                                                              -----------      ---------
              Balance, end of period                                          $    $0,000      $       0
                                                                              ===========      =========



      INVENTORIES


      Inventories consist of the following as of June 30, 1998 and 1997:

                                                                                 1998             1997
                                                                               ---------       ---------
              Prepaid phone cards                                              $  10,000       $  25,000
              Sales aids                                                         158,000         160,000
              Nutritional products                                                76,000               0
                                                                              ----------       ---------
                                                                                 244,000         185,000
              Less reserve                                                       (26,000)              0
                                                                              ----------       ---------
              Inventory, net                                                  $  218,000       $ 185,000
                                                                              ==========       =========




      Inventories are valued at the lower of purchased cost (determined on a first-in, first-out basis) or market.

      PROPERTY AND EQUIPMENT


      Property and equipment consist primarily of furniture and fixtures, office equipment, computer equipment, and leasehold improvements which are stated at cost and are depreciated using the straight-line method over the estimated useful lives of three to five years.


      INCOME TAXES

      The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires that deferred income taxes be provided based on estimated future tax effects of differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes calculated based on provisions of enacted tax laws (Note 4).

      ORGANIZATIONAL COSTS


      The Company capitalized certain organizational costs related to start-up activities and the legal formation of the Company. These costs were amortized over one year, and amortization expenses were $76,000 and $25,000 for the year ended June 30, 1998 and the period from Inception to June 30, 1997, respectively.


      CAPITALIZED SOFTWARE DEVELOPMENT COSTS


      Certain software development costs pertaining to a software application which is used internally for processing applications and customer service have been capitalized as incurred. Capitalization of software development costs begins upon the establishment of technological feasibility. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgement by management with respect to certain external factors, including but not limited to, anticipated future revenues, estimated economic life, and changes in software and hardware technologies. These software development costs are amortized over an estimated useful life of three years, and amortization expenses were $62,000 and $21,000 for the year ended June 30, 1998 and the period from Inception to June 30, 1997, respectively.


      OTHER ASSETS


      Other assets include security deposits for lease obligations.

      SHORT-TERM INVESTMENT

      The short-term investment is a certificate of deposit recorded at cost, which approximates the estimated fair value and matures in May 1999.

      LOSS PER SHARE

      In March 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share," which specifies the computation, presentation, and disclosure requirements for earnings per share ("EPS") which the Company adopted for the year ended June 30, 1998. Basic net EPS is computed by dividing reported earnings available to common shareholders by weighted average shares outstanding as computed under the requirements of Staff Accounting Bulletin 83. As a result, all shares issued prior to the Company's completion of its registration statement have been included as outstanding since Inception (Note 6). No dilution for any potentially dilutive securities is included in basic EPS. Diluted EPS is computed by dividing reported earnings available to common shareholders by weighted average shares and common equivalent shares outstanding.

      All prior period EPS amounts have been restated to conform to the provisions of SFAS No. 128.


      FAIR VALUE OF FINANCIAL INSTRUMENTS

      The Company's financial instruments consist primarily of cash, accounts receivable, and accounts payable. The carrying amounts of cash, accounts receivable, and accounts payable approximate their fair values because of the short-term maturity of such instruments.

  3.  PROPERTY AND EQUIPMENT

      Property and equipment consisted of the following at June 30, 1998 and 1997:



                                                                                  1998            1997
                                                                               -----------      --------
              Computer equipment                                               $   154,000      $ 67,000
              Furniture and fixtures                                                42,000        28,000
              Leasehold improvements                                                13,000             0
              Office equipment                                                       5,000         4,000
                                                                               -----------      --------
                                                                                   214,000        99,000
              Less accumulated depreciation                                        (45,000)       (7,000)
                                                                               -----------      --------
              Property and equipment, net                                      $   169,000      $ 92,000
                                                                               ===========      ========


  4.  INCOME TAXES


      Significant components of the Company's deferred tax assets and liabilities are as follows at June 30, 1998 and 1997:



                                                                                 1998           1997
                                                                              -----------    -----------
              Property and equipment                                          $     2,000    $         0
              Organizational costs                                                 23,000              0
              Net operating losses                                                 35,000         27,000
              Valuation allowance                                                 (60,000)       (27,000)
                                                                              -----------    -----------
              Net deferred tax assets                                         $         0    $         0
                                                                              ===========    ===========



      Based on uncertainties associated with the future realization of deferred tax assets, the Company established a valuation allowance of $60,000 and $27,000 at June 30, 1998 and 1997, respectively. At June 30, 1998 and 1997, the Company had net operating loss carryforwards of approximately $90,000 and $70,000, respectively, which will begin expiring in the year 2012 unless previously utilized.

      A reconciliation of the benefit for income taxes at the statutory federal income tax rate to the Company's tax benefit as reported in the accompanying statements of operations is stated below:



                                                                                  1998          1997
                                                                              -----------     ----------
              Tax benefit computed at statutory rate                          $    33,000)    $  (25,000)
              State income taxes                                                   (4,000)        (3,000)
              Nondeductible expenses                                                4,000          1,000
              Change in valuation allowance                                        33,000         27,000
                                                                              -----------     ----------
              Income tax benefit                                              $         0     $        0
                                                                              ===========     ==========


  5.  TRANSACTIONS WITH AFFILIATES

      The Company had significant transactions with IS 14, Inc. ("IS 14"), which was affiliated through common ownership during 1997. IS 14 provided funding for certain expenses incurred by the Company, and all amounts have been repaid as of June 30, 1997. In addition, the Company paid to IS 14, in consideration for marketing support, a fee equivalent to a percentage of revenues totaling $184,000 for the period from Inception to June 30, 1997 which is included in selling and marketing expense in the accompanying consolidated statements of operations. Amounts due to IS 14 related to this fee and included in commissions payable in the accompanying consolidated balance sheets totaled $9,000 at June 30, 1997.

  6.  SHAREHOLDERS' EQUITY


      Effective February 17, 1998, the Company declared a 1 for 11 reverse stock split for all classes of common stock. The Company also effected a plan of reorganization pursuant to which each outstanding share of Class A common stock and Class B common stock was converted into one share of common stock ("Common Stock"). All share, per share, and weighted average share information in the financial statements has been restated for this stock split and reorganization.

      In February 1997, the Company sold 1,227,265 shares of Common Stock to the founders of the Company at $.006 per share. In May 1997, the Company sold 72,727 shares of Common Stock to an executive officer for $1.65 per share and accepted as payment a $120,000 note receivable from an affiliate of that individual due on the earlier of (i) May 1, 2002 or (ii) the closing of an underwritten initial public offering with aggregate net proceeds of at least $5 million. The note is guaranteed by the executive officer, bears interest at 8.75% per year, compounded annually, and is classified as a shareholder note receivable in the shareholders' equity section of the consolidated balance sheets.

      The Company and certain of its shareholders have entered into a shareholders' agreement whereby the shareholders agreed to certain restrictions on the transfer or other disposition of the shares of Common Stock held by each holder. In the event a shareholder intends to transfer his or her Common Stock to a nonpermitted transferee, the Company and the remaining shareholders have a right of first refusal to purchase the transferring shareholder's Common Stock at fair market value. In addition, if the Company terminates a shareholder's employment or engagement as a sales representative or consultant for cause, the Company shall have the right to repurchase, at fair market value, an amount of the shareholder's Common Stock which starts at 100% and declines 20% per year for each completed year of service with the Company. If the right of first refusal or the Company's right to purchase is exercised, these provisions could have the effect of further concentrating the stock ownership and voting power of the Company.

      Additionally, in August 1997, the Company completed a private placement offering for shares of Common Stock at a price of $1.65 per share. Potential investors were required to complete subscription agreements for the Common Stock and submit cash at the date of subscription. The Company reserved the right to reject a subscription and refund amounts to a subscriber at any time prior to the acceptance of the subscription. At June 30, 1997, the Company had received paid subscriptions for 218,181 shares of Common Stock. However, since these subscriptions had not yet been accepted by the Company and no shares had been issued as of June 30, 1997, amounts received from subscribers are included in stock subscription deposits in the accompanying balance sheet at June 30, 1997. Subsequent to June 30, 1997, the Company accepted these subscriptions and additional subscriptions for 53,014 shares of the Common Stock.

      On November 26, 1997, the Company entered into a promissory note (the "Note") agreement with various lenders for an aggregate principal amount up to $200,000, which was secured primarily by the assets of the Company. The Note accrued interest at 10%, payable monthly beginning on January 1, 1998, and the principal was due on demand. On March 23, 1998, the Note was exchanged for 36,359 shares of the Company's Series A nonvoting convertible preferred stock ("Series A Preferred Stock" or "Series A") and warrants (the "Warrants") to purchase 36,359 shares of the Company's Common Stock. The Warrants are exercisable 14 months after the issuance date and provide the right to purchase Common Stock at $5.50 per share. The Warrants expire seven years after the date of issuance.

      In February 1998, the Company amended and restated its articles of incorporation such that the Company is authorized to issue 20,000,000 and 10,000,000 shares of no par value Common Stock and nonvoting preferred stock (the "Preferred Stock"), respectively. 100,000 shares of the Company's Preferred Stock have been designated as Series A. The Series A Preferred Stock has a liquidation preference of $5.50 per share (as adjusted for any combinations, consolidations, stock distributions, or stock dividends with respect to such shares) plus all declared or accumulated but unpaid dividends. The Series A shareholders have the right to convert each share into shares of Common Stock, pursuant to the articles of incorporation, at any time beginning 14 months after the date of issuance. As of June 30, 1998, all outstanding shares of the Preferred Stock were Series A.


7.    COMMITMENTS AND CONTINGENCIES

      OPERATING LEASES


      The Company leases certain office equipment and office space under operating leases. Total rental expenses for the year ended June 30, 1998 and the period from Inception to June 30, 1997 were approximately $84,000 and $45,000, respectively.

      Minimum lease payments under noncancelable leases for the years subsequent to June 30, 1998 are as follows:




                       1999                                    $123,000
                       2000                                     101,000
                       2001                                     111,000
                       2002                                           0
                       2003 and thereafter                            0
                                                               --------
                                                               $335,000
                                                               ========


      LITIGATION

      The Company is subject to various claims and legal actions which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will not have a material adverse effect on the Company's financial position, liquidity, or results of operations.

      EMPLOYMENT AGREEMENTS


      The Company has entered into employment agreements with certain executive officers (the "Employment Agreements"). Generally, the Employment Agreements provide for a minimum weekly salary. In addition, the employee may participate in a bonus program and shall be eligible to receive quarterly or annual payments of a performance bonus based on the achievement of targeted levels of performance and such other criteria as the board of directors shall establish from time to time. The chief executive officer's Employment Agreement provided for an additional bonus payment on July 1, 1998. All unpaid bonuses are included in accrued compensation in the accompanying consolidated balance sheets.


      Each of the Employment Agreements has a term of one year, and the term renews daily until either party fixes the remaining term at one year by giving written notice. The Company can terminate each employee upon death or disability (as defined in the Employee Agreements) or with or without cause upon delivery of a notice of termination. If the employee is terminated because of death, disability, or cause, the employee will receive any accrued compensation through the termination date and any accrued performance bonus, unless the employee is terminated for cause. If the employee is terminated without cause, the Company shall pay the employee severance payments equal to his/her minimum base salary for each week during the six-month period following the termination date. If the employee is a director or officer of the Company or any of its affiliates, the employee shall tender his/her resignation to such positions effective as of the termination date.

      Under the Employment Agreements, each employee agrees to maintain the confidentiality of the Company's trade secrets and confidential business information. The employee also agrees for a period of one year following the termination date if he/she is terminated or resigns for any reason not to compete with or solicit employees or customers of the Company or any of its affiliates within a 30-mile radius of the Company's corporate offices, provided that if the employee is terminated without cause, the noncompete period shall be six months.


      RELATIONSHIP WITH IAS

      Because IAs are classified as independent contractors and not as employees of the Company, the Company is unable to provide them with the same level of direction and oversight as company employees. While the Company has policies and rules in place governing the business conduct of IAs and intends to review periodically the sales tactics of the IAs, it may be difficult to enforce such policies and rules. Violation of these policies and rules might reflect negatively on the Company and may lead to complaints to or by various federal and state regulatory authorities. Violation of the Company's policies and rules could subject the Company and its long-distance provider to complaints regarding the unauthorized switching of subscribers' long-distance carriers (also known in the industry as "slamming"). Such complaints could have a material adverse effect on the Company's business, financial condition, and results of operations.


      REGULATION OF NETWORK MARKETING; EFFECT OF STATE LAWS

      The Company's network marketing system is subject to or affected by extensive government regulation, including, without limitation, federal and state regulations governing the offer and sale of business franchises, business opportunities, and securities. Various governmental agencies monitor direct selling activities, and the Company could be required to supply information regarding its marketing plan to such agencies. Although the Company believes that its network marketing system is in material compliance with the laws and regulations relating to direct selling activities, there can be no assurance that legislation and regulations adopted in particular jurisdictions in the future will not adversely affect the Company's business, financial condition, and results of operations. The Company could also be found to be in noncompliance with existing statutes or regulations as a result of, among other things, misconduct by IAs, who are considered independent contractors over whom the Company has limited control; the ambiguous nature of certain of the regulations; and the considerable interpretive and enforcement discretion given to regulators. Any assertion or determination that the Company or the IAs are not in compliance with existing statutes or regulations could have a material adverse effect on the Company's business, financial condition, and results of operations. An adverse determination by any one state on any regulatory matter could influence the decisions of regulatory authorities in other jurisdictions.


  8.  SALES REPRESENTATIVE AGREEMENTS

      The Company has entered into sales representative agreements (collectively, the "Sales Representative Agreements") with ten independent sales representatives. The Sales Representative Agreements provide for a minimum weekly salary, and each sales representative shall be eligible to receive quarterly payments of a performance bonus based on the achievement of targeted levels of performance. Unpaid bonuses are included in accrued compensation in the accompanying consolidated balance sheets. Each sales representative is an independent contractor, and the Company does not exercise control over the activities of the sales representatives other than as set forth in the Sales Representative Agreements.


      Each of the Sales Representative Agreements has a term of one year, and the term renews daily until either party fixes the remaining term at one year by giving written notice. The Company can terminate each sales representative upon death or disability (as defined in the Sales Representative Agreements) or with or without cause upon delivery to the sales representative of a notice of termination. If a sales representative is terminated, the sales representative will receive any accrued fees through the termination date and any accrued performance bonus, unless the sales representative is terminated for cause. If the sales representative is a director or officer of the Company or any of its affiliates, the sales representative shall tender his resignation to such positions effective as of the termination date. Under the Sales Representative Agreements, each sales representative agrees to maintain the confidentiality of the Company's trade secrets and confidential business information.

                       MAXXIS GROUP, INC. AND SUBSIDIARIES


                      CONDENSED CONSOLIDATED BALANCE SHEETS

                      SEPTEMBER 30, 1998 AND JUNE 30, 1998




                                                                          SEPTEMBER 30, 1998        JUNE 30, 1998
                                                                         -------------------        -------------
                                                                            (UNAUDITED)
                               ASSETS
Current assets:
   Cash............................................................      $     803,000               $    372,000
   Short-term investments..........................................             10,000                     10,000
   Communications receivable, net of allowance for
     doubtful accounts of $40,000..................................            475,000                    316,000
   Inventories, net................................................            725,000                    218,000
   Prepaid expenses................................................            214,000                     43,000
   Other current assets............................................             26,000                         --
                                                                         -------------               ------------
     Total current assets..........................................          2,253,000                    959,000

Property and equipment, net........................................          5,950,000                    169,000
Capitalized software development costs, net........................            191,000                    126,000
Other assets.......................................................            237,000                      9,000
                                                                         -------------               ------------
         Total assets..............................................      $   8,631,000               $  1,263,000
                                                                         =============               ============


                            LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable................................................      $     691,000               $    211,000
   Commissions payable.............................................            154,000                    101,000
   Taxes payable...................................................            572,000                    130,000
   Current maturities of long-term capital lease obligations.......            392,000                         --
   Accrued liabilities.............................................            403,000                    282,000
   Deferred revenue................................................            489,000                     55,000
                                                                         -------------               ------------
     Total current liabilities.....................................          2,701,000                    779,000

Long-term capital lease obligations................................          4,866,000                         --

Shareholders' equity:
   Preferred Stock, no par value; 10,000,000 shares authorized;
     100,000 shares designated as Series A Convertible Preferred
     Stock of which 36,359 shares are issued and outstanding.......            200,000                    200,000
   Common Stock, no par value; 20,000,000 shares authorized;
     1,571,187 shares issued and outstanding.......................            574,000                    574,000
   Shareholder note receivable.....................................           (120,000)                  (120,000)
   Accumulated earnings (deficit)..................................            410,000                   (170,000)
                                                                         -------------               ------------
     Total shareholders' equity....................................          1,064,000                    484,000
                                                                         -------------               ------------
         Total liabilities and shareholders' equity................      $   8,631,000               $  1,263,000
                                                                         =============               ============









              The accompanying notes are an integral part of these
                            consolidated statements.

                       MAXXIS GROUP, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                   (UNAUDITED)




                                                                              THREE MONTHS ENDED
                                                                                 SEPTEMBER 30,
                                                                          ---------------------------
                                                                             1998            1997
                                                                          ----------     ------------
Net revenues:
   Communications services ............................                   $3,686,000     $ 1,465,000
   Nutritional products ...............................                      375,000              --
   Marketing services .................................                    1,042,000         353,000
                                                                          ----------     -----------
     Total net revenues ...............................                    5,103,000       1,818,000
                                                                          ----------     -----------

Cost of services:
   Communications services ............................                      706,000         438,000
   Nutritional products ...............................                      202,000              --
   Marketing services .................................                      552,000         101,000
                                                                          ----------     -----------
     Total cost of services ...........................                    1,460,000         539,000
                                                                          ----------     -----------
Gross margin ..........................................                    3,643,000       1,279,000
                                                                          ----------     -----------
Operating expenses:
   Selling and marketing ..............................                    2,005,000         716,000
   General and administrative .........................                      778,000         597,000
                                                                          ----------     -----------
     Total operating expenses .........................                    2,783,000       1,313,000
                                                                          ----------     -----------
Income (loss) before income taxes .....................                      860,000         (34,000)
Provision for income taxes ............................                      280,000              --
                                                                          ----------     -----------
Net income (loss) .....................................                   $  580,000     $   (34,000)
                                                                          ==========     ===========

Income (loss) per share:
   Basic ..............................................                   $     0.37     $     (0.02)
                                                                          ==========     ===========
   Diluted ............................................                   $     0.36     $     (0.02)
                                                                          ==========     ===========

Weighted average number of shares outstanding:
   Basic ..............................................                    1,571,187       1,571,187
                                                                          ==========     ===========
   Diluted ............................................                    1,607,546       1,571,187
                                                                          ==========     ===========





              The accompanying notes are an integral part of these
                            consolidated statements.

                       MAXXIS GROUP, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                   (UNAUDITED)




                                                                                         THREE MONTHS ENDED
                                                                                             SEPTEMBER 30,
                                                                                    -------------------------------
                                                                                       1998                1997
                                                                                    ----------          -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss) ......................................................         $  580,000          $   (34,000)
   Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation and amortization ........................................            107,000               50,000
     Changes in assets and liabilities:
       Communications receivables .........................................           (159,000)            (100,000)
       Inventories ........................................................           (507,000)             (49,000)
       Prepaid expenses ...................................................           (171,000)             (10,000)
       Other assets .......................................................            (26,000)              23,000
       Accounts payable ...................................................            480,000              133,000
       Commissions payable ................................................             53,000               15,000
       Taxes payable ......................................................            442,000                   --
       Accrued liabilities ................................................            121,000               42,000
       Deferred revenue ...................................................            434,000                   --
                                                                                    ----------          -----------
         Total adjustments ................................................            774,000              104,000
                                                                                    ----------          -----------
              Net cash provided by operating activities ...................          1,354,000               70,000
                                                                                    ----------          -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures ...................................................            (41,000)             (75,000)
   Software development costs .............................................           (153,000)             (48,000)
                                                                                    ----------          -----------
              Net cash used by investing activities .......................           (194,000)            (123,000)
                                                                                    ----------          -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds (payments) from (for) issuance of common stock ................           (228,000)              87,000
   Payments on capital lease obligations ..................................           (501,000)                  --
                                                                                    ----------          -----------
              Net cash provided (used) by financing activities ............           (729,000)              87,000
                                                                                    ----------          -----------

NET INCREASE IN CASH EQUIVALENTS ..........................................            431,000               34,000
CASH AND CASH EQUIVALENTS, beginning of the period ........................            372,000               35,000
                                                                                    ----------          -----------
CASH AND CASH EQUIVALENTS, end of the period ..............................         $  803,000          $    69,000
                                                                                    ==========          ===========

SUPPLEMENTAL CASH FLOW DISCLOSURES:
   Capital lease obligations incurred .....................................         $5,759,000          $        --
                                                                                    ==========          ===========










              The accompanying notes are an integral part of these
                            consolidated statements.

                               MAXXIS GROUP, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                   (UNAUDITED)


1.       ORGANIZATION AND PRESENTATION

         Maxxis Group, Inc., a Georgia corporation (the "Company"), was incorporated on January 24, 1997 and is headquartered in Tucker, Georgia. The Company's principal business operations are carried out through its wholly owned subsidiaries, Maxxis 2000, Inc. and Maxxis Communications, Inc., each of which began operations in March 1997, and Maxxis Nutritionals, Inc., which began operations in November 1997. The Company was founded for the purpose of providing long-distance services, private label nutritional products, and other services and consumable products through a multilevel marketing system of independent associates ("IAs"). The Company's IAs currently market communications and Internet services and nutritional and health enhancement products.

         The Company has a limited operating history, and its operations are subject to the risks inherent in the establishment of any new business. Since the Company has only recently made the transition to an operating company, the Company's ability to manage its growth and expansion will require it to implement and continually expand its operational and financial systems, recruit additional IAs, and train and manage both current and new IAs. Continued growth would place a significant strain on the Company's operational resources and systems, and failure to effectively manage any such growth would have a material adverse effect on the Company's business, financial condition and results of operations.

2.       UNAUDITED INTERIM FINANCIAL STATEMENTS

         In the opinion of management, the unaudited financial statements contain all the normal and recurring adjustments necessary to present fairly the financial position of the Company as of September 30, 1998 and the results of the Company's operations and its cash flows for the three-month periods ended September 30, 1998 and 1997 in conformity with generally accepted accounting principles. The results of operations are not necessarily indicative of the results to be expected for the full fiscal year.

3.       INVENTORIES

         Inventories consist of the following:



                                                                SEPTEMBER 30,             JUNE 30,
                                                                     1998                   1998
                                                                -------------          -------------

                Prepaid phone cards                             $     74,000           $      10,000
                Sales aids                                           263,000                 158,000
                Nutritional products                                 388,000                  76,000
                                                                ------------           -------------
                                                                $    725,000           $     218,000
                                                                ============           =============



4.       CAPITAL LEASE OBLIGATIONS

         On September 29, 1998, the Company entered into certain leases for telephone switching equipment, which are classified as capital lease obligations. These leases expire within five years and have purchase options at the end of the original lease term. Assets under capital leases are included in property and equipment in the September 30, 1998 consolidated balance sheet at a fair market value of approximately $5,759,000.

                                                                 APPENDIX A



                    MAXXIS GROUP, INC. SUBSCRIPTION AGREEMENT


MAXXIS GROUP, INC.
1901 Montreal Road, Suite 108
Tucker, Georgia  30084

Ladies and Gentlemen:

         You have informed me that Maxxis Group, Inc., a Georgia corporation (the "Company"), is offering up to 450,000 shares of its Common Stock, no par value per share (the "Common Stock"), at a price of $5.50 per share payable as provided herein and as described in the Prospectus furnished with this Subscription Agreement to the undersigned (the "Prospectus").

         1. SUBSCRIPTION. Subject to the terms and conditions hereof, the undersigned subscriber hereby tenders this subscription, together with payment in United States currency by check, bank draft or money order payable to "Maxxis Group, Inc." in the amount indicted below (the "Funds"), representing the payment of $5.50 per share for the number of shares of Common Stock indicated below. The total subscription price must be paid at the time the Subscription Agreement is executed. Tender of this Subscription Agreement by the undersigned subscriber constitutes the undersigned subscriber's offer to purchase the number of shares of Common Stock indicated below.

         2. ACCEPTANCE OF SUBSCRIPTION. It is understood and agreed that the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company may reduce the number of shares for which the undersigned subscriber has subscribed for any reason whatsoever by indicating acceptance of less than all of the shares subscribed on its written form of acceptance. This Subscription Agreement shall not be deemed accepted by the Company until it is countersigned by a duly authorized officer of the Company. Acceptance and/or deposit of the Funds by the Company shall not constitute acceptance of this Subscription Agreement. However, if the Company determines not to accept this Subscription Agreement, it shall return any Funds received to the undersigned subscriber promptly following such determination.

         3.       LIMITATION ON DISPOSITIONS.

         (a) To induce the Company to sell shares of Common Stock to the undersigned subscriber, the undersigned subscriber:

         (i) agrees not to sell or transfer the shares of Common Stock purchased pursuant to this Subscription Agreement or any securities issued in respect or on account thereof, whether by stock split, stock dividend or otherwise (collectively, the "Shares") in any jurisdiction where the offer or sale of such Shares would be unlawful prior to the registration or qualification of such offer and sale under the laws of such jurisdiction unless: (i) such registration or qualification is then effective in such jurisdiction and sets forth such information as is in the Company's sole judgment then required to be disclosed pursuant to the laws and regulations of such jurisdiction; or (ii) registration and qualification are not required in such jurisdiction and, in such case, as a condition to effecting the transfer of the Shares, agrees to provide to the Company at the subscriber's expense a legal opinion, which must be satisfactory to the Company and the Company's legal counsel in their sole discretion, stating that the offer and sale of such Shares in such jurisdiction may be accomplished without registration or qualification under the laws of such jurisdiction;

         (ii) agrees during the Lock-up Period (as defined in Section 3(c) below) not to (x) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares or (y) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Shares (regardless of whether any of the transactions described in clause (x) or (y) is to be settled by the delivery of Shares, or such other securities, in cash or otherwise);

         (iii) authorizes the Company to cause the transfer agent during the Lock-up Period (as defined in Section 3(c) below) to decline to transfer any Shares and/or to note stop transfer restrictions on the transfer books and records of the Company with respect to any Shares;

         (iv) agrees that any attempted or purported transfer not made in accordance with the terms of this Subscription Agreement shall be void and of no force or effect, and the Company shall have no obligation whatsoever to recognize any such attempted or purported transfer; and

         (v) agrees that a legend in substantially the following form will be placed on certificates representing the Shares:

         THE SHARES REPRESENTED BY THIS CERTIFICATE (THE "SHARES") ARE SUBJECT TO CONDITIONS THAT MAY LIMIT THEIR TRANSFERABILITY. SUCH CONDITIONS ARE SET FORTH IN A SUBSCRIPTION AGREEMENT (THE "SUBSCRIPTION AGREEMENT") BY AND BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES. ANY TRANSFEREE OF THESE SHARES TAKES SUCH SHARES SUBJECT TO THE CONDITIONS SET FORTH IN THE SUBSCRIPTION AGREEMENT. ANY ATTEMPTED OR PURPORTED TRANSFER OF THESE SHARES THAT IS NOT MADE IN ACCORDANCE WITH THE TERMS OF THE SUBSCRIPTION AGREEMENT SHALL BE VOID AND OF NO FORCE OR EFFECT, AND THE ISSUER SHALL HAVE NO OBLIGATION WHATSOEVER TO RECOGNIZE ANY SUCH ATTEMPTED OR PURPORTED TRANSFER.

         IN SUMMARY, THESE CONDITIONS PROVIDE THAT THESE SHARES MAY NOT BE SOLD OR TRANSFERRED IN ANY JURISDICTION WHERE THE OFFER OR SALE OF SUCH SHARES WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION OF SUCH OFFER AND SALE UNDER THE LAWS OF SUCH JURISDICTION UNLESS: (I) SUCH REGISTRATION OR QUALIFICATION IS THEN EFFECTIVE IN SUCH JURISDICTION AND SETS FORTH SUCH INFORMATION AS IS IN THE COMPANY'S SOLE JUDGMENT THEN REQUIRED TO BE DISCLOSED PURSUANT TO THE LAWS AND REGULATIONS OF SUCH JURISDICTION; OR (II) REGISTRATION AND QUALIFICATION ARE NOT REQUIRED IN SUCH JURISDICTION AND, IN SUCH CASE, THE PROSPECTIVE TRANSFEROR, AS A CONDITION TO EFFECTING THE TRANSFER OF THE SHARES, PROVIDES TO THE COMPANY AT SUCH TRANSFEROR'S EXPENSE A LEGAL OPINION, WHICH MUST BE SATISFACTORY TO THE COMPANY AND THE COMPANY'S LEGAL COUNSEL IN THEIR SOLE DISCRETION, STATING THAT THE OFFER AND SALE OF SUCH SHARES IN SUCH JURISDICTION MAY BE ACCOMPLISHED WITHOUT REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH JURISDICTION.

         IN ADDITION, THE ISSUER MAY ELECT TO IMPOSE A PROHIBITION ON THE SALE OR TRANSFER OF THESE SHARES IN THE EVENT THE ISSUER DETERMINES TO FILE A REGISTRATION STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION THAT SEEKS TO REGISTER SECURITIES OF THE ISSUER IN AN INITIAL PUBLIC OFFERING THAT IS FIRMLY UNDERWRITTEN. SUCH RESTRICTION MAY REMAIN IN EFFECT FOR A PERIOD ENDING 180 DAYS FOLLOWING THE EFFECTIVENESS OF SUCH REGISTRATION STATEMENT. THE ISSUER MAY IMPOSE THESE CONDITIONS BY GIVING WRITTEN NOTICE TO THE HOLDER OF RECORD OF THESE SHARES. THE FOREGOING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE SUBSCRIPTION AGREEMENT, A COPY OF WHICH WILL BE PROVIDED FREE OF CHARGE BY THE ISSUER TO ANY HOLDER, PROSPECTIVE PURCHASER OR TRANSFEREE OF THESE SHARES UPON THEIR REQUEST.

         (b) The restriction set forth in Section 3(a)(ii) may be imposed and terminated by the Company by giving notice of the imposition or termination of such restriction (the "Lock-up Notice") to holders of record of the Shares by first class mail, postage prepaid (or, at the Company's option, certified mail, return receipt requested), at the address of the holders of record of the Shares on a date chosen by the Company that is at least one but no more than fifteen days prior to such mailing. The restrictions set forth herein and the termination of such restrictions shall be effective upon receipt of such notice, which date of receipt shall be deemed to be three days following such mailing. The Lock-up Notice may be given by the Company such that it is received during the period beginning fifteen days prior to the filing by the Company of a registration statement with the U.S. Securities and Exchange Commission (the "SEC") whereby the Company first seeks to register its securities for sale to the public in a firmly underwritten public offering (the "IPO Registration Statement"), and ending upon the date that the IPO Registration Statement is declared effective by the SEC (the "Effective Date").

         (c) The restrictions set forth in Section 3(a)(ii) hereof shall be effective on the date of receipt of the Lock-up Notice and shall remain in force and effect until 180 days following the Effective Date (such period being referred to as the "Lock-up Period") at which time such Lock-up Period shall automatically terminate; provided, however, that the Company in its sole discretion may elect to terminate the Lock-up Period from time to time prior to the expiration of such 180-day period with respect to an identical specified percentage of the Shares held as of the date of the Lock-up Notice by each person who holds Shares. The Lock-up Period shall terminate if the Company files an IPO Registration Statement but such registration statement is subsequently withdrawn or is not declared effective within 180 days of filing with the SEC, or if the Company transmits a Lock-up Notice prior to the filing of an IPO Registration Statement but the IPO Registration Statement is not filed within 15 days of receipt of such notice; provided, however, that in any such event the restrictions set forth in Section 3(a)(ii) shall survive and shall be applicable to each subsequent filing of an IPO Registration Statement by the Company until an IPO Registration Statement is first declared effective by the SEC.

         (d) All obligations of the undersigned subscriber set forth herein shall be binding upon the undersigned subscriber's heirs, personal representatives, successors, transferees and assigns. As a condition to allowing any transfer of Shares, the Company may require the proposed transferee to agree in writing to the restrictions set forth in this Subscription Agreement.

         4. ACKNOWLEDGMENTS. The undersigned subscriber hereby acknowledges that he or she has received and reviewed a copy of the Prospectus and all amendments thereto. This Subscription Agreement creates a legally binding obligation, and the undersigned subscriber agrees to be bound by the terms of this Agreement.

         5. REVOCATION. The undersigned subscriber agrees that once this Subscription Agreement is tendered to the Company, it may not be withdrawn and that this Agreement shall survive the death or disability of the undersigned subscriber.

         6. GOVERNING LAW. This Subscription Agreement shall be governed by the laws of the State of Georgia without reference to the principles or rules governing conflicts of laws. The undersigned subscriber and the Company hereby consent to the jurisdiction of the state and federal courts sitting in the State of Georgia.

         7. ENTIRE AGREEMENT. This Subscription Agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements and undertakings, both written and oral, between the undersigned and the Company with respect to the subject matter hereof.

         8. ASSIGNMENT. This Subscription Agreement may not be assigned by operation of law or otherwise without the express written consent of the Company.

         9. AMENDMENT. This Subscription Agreement may not be amended or modified, except by an instrument in writing signed by, or on behalf of, the undersigned and the Company.

         BY EXECUTING THIS AGREEMENT, THE UNDERSIGNED SUBSCRIBER IS NOT WAIVING ANY RIGHTS HE OR SHE MAY HAVE UNDER FEDERAL SECURITIES LAWS, INCLUDING THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934.

         Please indicate in the space provided below the exact name or names and addresses in which the stock certificate representing shares subscribed for hereunder should be registered.

-----------------------------------------    -------------------------------------------------------------
      Number of Shares Subscribed            Name or Names of Subscribers (please print)
      for (minimum 20 shares)

$
 ----------------------------------------    -------------------------------------------------------------
      Total Subscription Price at            Please indicate form of ownership desired (individual, joint
      $5.50 per share                        tenants with right of survivorship, tenants in common, trust,
      (funds must be enclosed)               corporation, partnership, custodian, etc.)

Date:
      -----------------------------------    -------------------------------------------------------------
                                             Signature of Subscriber(s)*                                  (L.S.)



-----------------------------------------    -------------------------------------------------------------
    Social Security Number or Federal        Signature of Subscriber(s)*                                  (L.S.)
    Taxpayer Identification Number



STATE OF LEGAL RESIDENCE:                    STREET (RESIDENCE) ADDRESS:

-----------------------------------------    -------------------------------------------------------------

                                             -------------------------------------------------------------

                                             -------------------------------------------------------------
                                             City, State and Zip Code



* When signed as attorney, trustee, administrator or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In the case of joint tenants or tenants in common, each owner must sign.

                      FEDERAL INCOME TAX BACKUP WITHHOLDING

         In order to prevent the application of federal income tax backup withholding, each subscriber must provide the Escrow Agent with a correct Taxpayer Identification Number ("TIN"). An individual's social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9, which is set forth below.

         Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the IRS.

         Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

         If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, "Applied For" should be written in the space provided for the TIN on the Substitute Form W-9.

                               SUBSTITUTE FORM W-9

         Under penalties of perjury, I certify that: (i) the number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (ii) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

         You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (ii).

         Each subscriber should complete this section.


----------------------------------------------                ------------------------------------------------
Signature of Subscriber                                       Signature of Subscriber


----------------------------------------------                ------------------------------------------------
Printed Name                                                  Printed Name


----------------------------------------------                ------------------------------------------------
Social Security or Employer Identification No.                Social Security or Employer Identification No.


TO BE COMPLETED BY THE COMPANY:

         Accepted as of ____________________, 199___, as to ______________
shares.


                                            MAXXIS GROUP, INC.


                                            By:
                                               -------------------------------
                                               Name:
                                               Title:

===========================================================        ==========================================================

         YOU SHOULD RELY ONLY ON THE INFORMATION                                        450,000 SHARES
CONTAINED IN THIS PROSPECTUS.  WE HAVE NOT AUTHORIZED
ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM
THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO
SELL, OR SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK
ONLY IN JURISDICTIONS WHERE OFFERS  OR SALES ARE
PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS
IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS,
REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR
ANY SALE OF OUR COMMON STOCK.
                                                                                            [LOGO]

         UNTIL , 1999, ALL DEALERS THAT BUY, SELL OR
TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN
THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS.
THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION
TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND
WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                                                                         COMMON STOCK
                    ------------------


                    TABLE OF CONTENTS

                                                    Page
                                                    ----

Prospectus Summary................................    3
Risk Factors......................................    7
The Offering......................................   19
Use of Proceeds...................................   22
Dividend Policy...................................   22
Capitalization....................................   23
Dilution..........................................   23                               P R O S P E C T U S
Selected Consolidated Financial Data..............   24
Management's Discussion and Analysis
   of Financial Condition and Results
    of Operations.................................   25
Business..........................................   32
Management........................................   42
Certain Transactions..............................   47
Principal Shareholders............................   48
Description of Capital Stock......................   49
Shares Eligible for Future Sale...................   52
Legal Matters.....................................   52
Experts...........................................   53
Additional Information............................   53
Index to Financial Statements.....................  F-1                                               , 1999
Subscription Agreement............................  A-1

===========================================================        ==========================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby:



                SEC Registration Fee..........................................       $        758
                Blue Sky Fees and Expenses....................................             50,000*
                Printing and Engraving........................................             80,000*
                Legal Fees and Expenses.......................................            200,000*
                Accounting Fees and Expenses..................................            150,000*
                Miscellaneous.................................................                242*
                                                                                     -------------
                      Total...................................................       $    481,000*
                                                                                     =============


--------------------

*      Estimated for filing purposes.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Georgia Business Corporation Code, as amended, (the "Georgia Law"), permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of duty, provided that no provision shall eliminate or limit the liability of a director for: an appropriation of any business opportunity of the corporation; any act or omission which involves an intentional misconduct or a knowing violation of law; any transaction from which the director derives an improper personal benefit; or any distribution that is illegal under Section 14-2-832 of the Georgia Law. The Company's Amended and Restated Articles of Incorporation (the "Articles") contain a provision which limits the liability of a director to the Company or its shareholders for any breach of duty as a director except for a breach of duty for which the Georgia Law prohibits such limitation of liability. This provision does not limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

         The Company's Articles and Amended and Restated Bylaws (the "Bylaws") contain certain provisions which provide indemnification to directors of the Company that is broader than the protection expressly mandated in Sections 14-2-852 and 14-2-857 of the Georgia Law. If a director or officer of the Company has been wholly successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer of the Company, Sections 14-2-852 and 14-2-857 of the Georgia Law would require the Company to indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. The Georgia Law expressly allows the Company to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

         The indemnification provisions in the Company's Articles and Bylaws require the Company to indemnify and hold harmless each of its directors, officers, employees and agents to the extent that he or she is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of the Company, against expenses (including, but not limited to, attorneys' fees and disbursements, court costs and expert witness fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the board of directors, the shareholders or otherwise. Indemnified persons would also be entitled to have the Company advance expenses prior to the final disposition of the proceeding. If it is ultimately determined that they are not entitled to indemnification, however, such amounts must be repaid.

         The Company has the power, under its Bylaws, to obtain insurance on behalf of any director, officer, employee or agent of the Company against any liability asserted against or incurred by such person in any such capacity, whether or not the Company has the power to indemnify such person against such liability at that time under the Articles, Bylaws or the Georgia Law.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         The following information relates to securities of the Company issued or sold since the inception of the Company which were not registered under the Securities Act:

         (i) in February 1997, the Company sold 1,227,265 shares of Common Stock to the founders of the Company for $0.006 per share;

         (ii) in May 1997, in connection with Mr. Thomas O. Cordy's employment as President and Chief Executive Officer of the Company, the Company sold 72,727 shares of Common Stock to The Anchora Company, an entity of which Mr. Cordy serves as protector, for $1.65 per share;

         (iii) in August 1997, the Company sold 271,195 shares of Common Stock to 42 purchasers in a private placement for $1.65 per share; and

         (iv) in March 1998, the Company converted the principal amount of a demand promissory note, pursuant to which nine persons had loaned the Company an aggregate amount of $200,000, into Units at a price of $5.50 per Unit with each Unit consisting of one share of Preferred Stock and one Warrant.

         Each of these transactions was completed without registration of the respective securities under the Securities Act in reliance upon the exemptions provided by Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder on the basis that such transactions did not involve a public offering. All share data has been adjusted to reflect a one-for-five reverse stock split effective October 8, 1997, a one-for-11 reverse stock split effective February 17, 1998 and the conversion of each outstanding share of Class A Common Stock and Class B Common Stock for one share of Common Stock effective February 17, 1998.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The exhibits filed as part of this Registration Statement are as follows:


EXHIBIT NO.           EXHIBIT DESCRIPTION
-----------           -------------------
      2.1*            Plan of Reorganization of the Company effective as of February 17, 1998.
      3.1*            Amended and Restated Articles of Incorporation of the Company, as amended to date.
      3.2*            Amended and Restated Bylaws of the Company, as amended to date.
      4.1*            See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Articles of Incorporation
                      and Amended and Restated Bylaws defining the rights of holders of Common Stock of the Company.
      4.2*            Specimen Common Stock certificate.
      4.3*            Shareholders Agreement, dated as of September 1, 1997 among the Company and the holders of
                      Class A Common Stock.
      4.4*            Amended and Restated Shareholders Agreement, dated as of February 18, 1998 among the Company and certain holders of its Common Stock.
      5.1*            Opinion of Nelson Mullins Riley & Scarborough, L.L.P., counsel to the Company, as to the legality of the shares being registered.
     10.1*            Form of Employment Agreement by and between the Company and certain of its officers.

EXHIBIT NO.           EXHIBIT DESCRIPTION
     10.2*            Employment Agreement by and between the Company and Thomas O. Cordy dated May 1, 1997.
     10.3*            Promissory Note by The Anchora Company in favor of the Company dated as of May 1, 1997 in the original principal amount of $120,000.
     10.4*            Guarantee by Thomas O. Cordy in favor of the Company dated May 1, 1997.
     10.5*            Form of Independent Sales Representative  Agreement by and between the Company and certain of its sales representatives.
     10.6*            Consulting Agreement by and between the Company and Robert P. Kelly dated as of September 1, 1997.
     10.7*            Software License Agreement between Summit V. Inc., a subsidiary of Jenkon International, Inc. and the
                      Company dated February 2, 1997.
     10.8*            Software Service Agreement between Summit V. Inc., a subsidiary of Jenkon International, Inc. and the
                      Company dated February 2, 1997.
     10.9R*           Equipment Purchase Agreement between Summit V. Inc., a subsidiary of Jenkon International, Inc. and the
                      Company dated February 2, 1997.
     10.10*           Agreement for 1-Plus Services between Colorado River Communications Corporation and the Company dated
                      February 20, 1997.+
     10.11R*          Sublease Agreement between DowElanco and the Company dated February 14, 1997.
     10.12*           Warehouse lease between Malon D. Mimms and the Company dated March 17, 1997.
     10.13*           Warehouse lease between Malon D. Mimms and the Company dated June 23, 1997.
     10.14*           Demand Secured Promissory Note dated November 26, 1997 by the Company in favor of the lenders named on Schedule I thereto.
     10.15R*          Sub-Sublease Agreement between the Company and Simons Engineering, Inc. dated September 1, 1997.
     10.16*           Demand Promissory Note dated February 28, 1998 by the Company in favor of Thomas O. Cordy.
     10.17*           Form of Stock Purchase Warrant.
     10.18**          Maxxis Group, Inc. 1998 Stock Option Plan.
     10.19**          Lease Amendment Agreement dated June 5, 1998 among Malon D. Mimms, the Company and Richard
                      Bowers & Co.
     10.20**          Lease Amendment Agreement dated August 14, 1998 among Malon D. Mimms, the Company and
                      Richard Bowers & Co.
     10.21#           Software Purchase Agreement between UsefulWare Incorporated and the Company dated as of
                      August 13, 1998.+
     10.22#           Asset Purchase Agreement by and among Cherry Communications Incorporated ("Cherry"), World
                      Access, Inc. ("World Access") and the Company dated as of September 29, 1998.
     10.23#           Promissory Note by the Company in favor of Cherry dated September 29, 1998.
     10.24#           Security Agreement between the Company and World Access dated as of September 29, 1998.
     10.25#           Software License Agreement between Alcatel USA Marketing, Inc. and the Company dated as of
                      September 29, 1998.
     10.26#           Sublease between Cherry and the Company dated as of September 30, 1998.
     10.27#           Master Lease Agreement between Rockford Industries, Inc. and the Company dated as of
                      September 29, 1998 (World Access).
     10.28#           Master Lease Agreement between Rockford Industries, Inc. and the Company dated as of
                      September 29, 1998 (NACT Telecommunications, Inc.).
     10.29#           Employment Agreement between Daniel McDonough and the Company dated as of October 13, 1998.
     21.1             Subsidiaries of the Company.
     23.1             Consent of Arthur Andersen LLP.
     23.2*            Consent of Nelson Mullins Riley & Scarborough, L.L.P. (included in Exhibit 5.1).

     24.1*            Power of Attorney.
     27.1**           Financial Data Schedule for period ended June 30, 1998.
     27.2#            Financial Data Schedule for period ended September 30, 1998.


-------------------


* Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-38623).
** Incorporated by reference to the Company's Form 10-K for the year ended June 30, 1998 as filed with the Commission on September 25, 1998.
# Incorporated by reference to the Company's Form 10-Q for the quarter ended September 30, 1998 as filed with the Commission on November 11, 1998.
+ Confidential treatment has been requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been omitted from this exhibit and filed separately with the Commission.

     (b)  Financial Statement Schedules.

          All schedules have been omitted as they were not required or not applicable or because the information required to be presented is included in the Consolidated Financial Statements and the related Notes thereto.


ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       The registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 8th day of December, 1998.


                              MAXXIS GROUP, INC.


                              By:    /s/ Thomas O. Cordy
                                     --------------------------------------
                                     Thomas O. Cordy
                                     Chief Executive Officer and President


       Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




Signatures                                            Title                                         Date
----------                                            -----                                         ----

*                                                     Chairman of the Board                         December 8, 1998
--------------------------------------------------
Ivey J. Stokes


/s/ Thomas O. Cordy                                   Chief Executive Officer, President           December 8, 1998
--------------------------------------------------    and Director (Principal executive
Thomas O. Cordy                                       officer)






*                                                     Chief Operating Officer and Director          December 8, 1998
--------------------------------------------------
Alvin Curry


/s/ Daniel McDonough                                  Chief Financial Officer and                   December 8, 1998
--------------------------------------------------    Secretary (Principal financial and
Daniel McDonough                                      accounting officer)




*                                                     Director                                      December 8, 1998
--------------------------------------------------
Charles P. Bernstein


*                                                     Director                                      December 8, 1998
--------------------------------------------------
Larry W. Gates, II


*                                                     Director                                      December 8, 1998
--------------------------------------------------
Robert J. Glover, Jr.


*                                                     Director                                      December 8, 1998
--------------------------------------------------
Terry Harris


*                                                     Director                                      December 8, 1998
--------------------------------------------------
Phil Lundquist


*By: /s/ Thomas O. Cordy
     ---------------------------------------------
         Thomas O. Cordy
         Attorney-in-Fact pursuant to the power
         of attorney granted in Registration
         Statement (No. 333-38623 as filed on
         October 24, 1997)